UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Terayon Communication Systems, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
May 24, 2007
Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Terayon Communication Systems, Inc., to be held on June 28, 2007, at 11:00 a.m., local time, at our corporate headquarters located at 2450 Walsh Avenue, Santa Clara, California 95051.

At the special meeting, we will ask you to consider and vote upon (i) a proposal to adopt the merger agreement among our company, Motorola, Inc. and a wholly owned subsidiary of Motorola, and approve the merger of this subsidiary with us, and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. If the merger is completed, you will be entitled to receive $1.80 in cash, without interest, for each share of our common stock that you own, unless you have properly exercised your appraisal rights.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors has determined that the merger agreement is fair, advisable to, and in the best interests of, our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

Your vote is important. We cannot complete the merger unless the merger agreement is adopted and the merger is approved by the affirmative vote of the holders of a majority of our shares of common stock outstanding at the close of business on May 18, 2007, the record date for the special meeting. The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. The obligations of Terayon and Motorola to complete the merger are also subject to the satisfaction or waiver of certain conditions, including receiving clearance from regulatory agencies. Failure to submit a signed proxy or vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger and it will have no effect on the proposal to adjourn the special meeting for the purpose of soliciting additional proxies. Only stockholders who owned shares of our common stock at the close of business on May 18, 2007 will be entitled to vote at the special meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and the approval of the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

This proxy statement explains the proposed merger and merger agreement and provides specific information concerning the special meeting. Please review this document carefully.

Sincerely,

Jerry D. Chase
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 24, 2007, and is first being mailed to stockholders of Terayon on or about May 24, 2007.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on June 28, 2007
11:00 a.m.

To the Stockholders of Terayon Communication Systems, Inc.:

Notice is hereby given that a special meeting of the stockholders of Terayon Communication Systems, Inc. will be held at our corporate headquarters located at 2450 Walsh Avenue, Santa Clara, California 95051 on June 28, 2007, at 11:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the merger agreement among Motorola, Inc., Motorola GTG Subsidiary VI Corp., a wholly owned subsidiary of Motorola, and us, and to approve the merger of Motorola GTG Subsidiary VI Corp. with and into us, in connection with which we will become a wholly owned subsidiary of Motorola, and each outstanding share of our common stock will be converted into the right to receive $1.80 in cash, without interest;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3. To transact such other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Holders of record of shares of our common stock at the close of business on May 18, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

We cannot complete the merger unless the merger agreement is adopted and the merger is approved by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on May 18, 2007.

Under Delaware law, holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and approval of the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and if they comply with the Delaware law procedures explained in the accompanying proxy statement. See “The Merger — Appraisal Rights” beginning on page 36 and Annex C of the accompanying proxy statement, which contains the text of Section 262 of the Delaware General Corporation Law.

Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. You can vote your shares prior to the special meeting (1) by mail with the enclosed proxy card, in accordance with the instructions on the proxy card, (2) by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given, or (3) by means of the Internet, by following the Internet voting instructions provided on the enclosed proxy card. Executed proxy cards with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will have the same effect as voting against the adoption of the merger agreement and approval of the merger and will have no effect on the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

Please do not send any stock certificates at this time.

By order of the Board of Directors,

/s/  Zaki Rakib

Zaki Rakib
Secretary

Santa Clara, California
May 24, 2007

i

ANNEXES
ANNEX A	Agreement and Plan of Merger, dated as of April 21, 2007, by and among Motorola, Inc., Motorola GTG Subsidiary VI Corp. and Terayon Communication Systems, Inc.	A-1
ANNEX B	Opinion of Goldman, Sachs & Co.	B-1
ANNEX C	Section 262 of the Delaware General Corporation Law	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Terayon Communication Systems, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Terayon,” “Company,” “we,” “our,” “ours,” and “us” refer to Terayon Communication Systems, Inc. and references to subsidiaries of the Company includes all wholly owned subsidiaries of the Company.

Q:	Why am I receiving this proxy statement?

A:	We have agreed to be acquired by Motorola under the terms of a merger agreement that is described in this proxy statement. A copy of the merger agreement is included as Annex A to this proxy statement. In order to complete the merger, our stockholders must vote to adopt the merger agreement and approve the merger. This proxy statement contains important information about the merger and our special meeting of stockholders.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at our corporate headquarters located at 2450 Walsh Avenue, Santa Clara, California 95051, on June 28, 2007, at 11:00 a.m., local time.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on a proposal to adopt the merger agreement and approve the merger and a proposal for the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.

Q:	What will happen to Terayon as a result of the merger?

A:	If the merger is completed, we will become a wholly owned subsidiary of Motorola.

Q:	Who is eligible to vote at the special meeting?

A:	Holders of our common stock at the close of business on May 18, 2007 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	What will happen to my shares of Terayon common stock after the merger?

A:	At the effective time of the merger, each outstanding share of our common stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $1.80 in cash, without interest.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible. You can vote your shares prior to the special meeting (1) by mail with the enclosed proxy card, in accordance with the instructions on the proxy card, (2) by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given, or (3) by means of the Internet, by following the Internet voting instructions provided on the enclosed proxy card. If you hold your shares in “street name” (which means that you hold your shares through a bank, brokerage firm or other nominee), you should vote in accordance with the directions on the voting instruction card that your bank, brokerage firm or other nominee provides to you.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $1.80 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss as a result of the merger measured by the difference, if any, between $1.80 per share and your adjusted tax basis in that share.

You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 34 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	How does the Terayon board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger, and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary. You should read “The Merger — Reasons for the Merger” beginning on page 24 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement and approval of the merger.

Q:	What vote of our stockholders is required to adopt the merger agreement and approve the merger?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on May 18, 2007 must vote “FOR” the adoption of the merger agreement and approval of the merger.

Q:	What vote of our stockholders is required to approve the adjournment of the special meeting?

A:	The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of our common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adoption of the merger agreement and approval of the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and approval of the merger, vote against, or abstain from voting for, the proposal to adopt the merger agreement and approve the merger, and otherwise comply with the Delaware law procedures explained in this proxy statement.

Q:	How do I cast my vote?

A:	If you are the holder of record of shares of our common stock, you can vote by any of the following methods:

• you may indicate your vote on the enclosed proxy card and complete, sign, date and return the proxy card in the accompanying pre-addressed, postage paid envelope;

• you may vote by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given;

• you may vote electronically via the Internet by going to the website that appears on the enclosed proxy card and following the instructions given; or

• you may attend the special meeting and vote in person.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and the approval of the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	If my Terayon shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A:	Your broker or bank will vote your Terayon shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement and approval of the merger.

Q:	What happens if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:	If you abstain from voting, fail to cast your vote in person, by proxy, or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger, and it will have no effect on the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

Q:	Can I change my vote after I have returned my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of four ways:

• by providing a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy;

• by completing and submitting to our corporate secretary a proxy in writing via mail dated later than your original proxy relating to the same shares;

• by voting via the Internet or by telephone following the date of your original proxy relating to the same shares; or

• by attending the special meeting and voting in person, which will automatically cancel any proxy previously given; your attendance at the special meeting alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of certificates formerly representing shares of our common stock. Please do not send in your stock certificates with your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the second or third quarter of 2007. However, we cannot predict the exact timing of the merger because the merger is subject to regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the special meeting.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or voting your shares or have questions regarding the special meeting, please contact MacKenzie Partners, which is assisting us in the solicitation of proxies, at 800-322-2885 (toll-free) or 212-929-5500 (collect), or write to the following address:
MacKenzie Partners
105 Madison Avenue
New York, NY 10016

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we have referred you. See also “Where You Can Find Additional Information” on page 58. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies (Page 14)

Terayon Communication Systems, Inc.
2450 Walsh Avenue
Santa Clara, California 95051
(408) 235-5500

Terayon currently develops, markets and sells digital video equipment to network operators and content aggregators who offer video services. Terayon’s primary products include the Network CherryPicker® line of digital video processing systems and the CP 7600 line of digital-to-analog decoders. Its products are used for multiple digital video applications, including the rate shaping of video content to maximize the bandwidth for standard definition (SD) and high definition (HD) programming, grooming customized channel line-ups, carrying local ads for local and national advertisers and branding by inserting corporate logos into programming. Terayon’s products are sold primarily to cable operators, television broadcasters, telecom carriers and satellite providers in the United States, Europe and Asia.

Terayon was incorporated in California in 1993 and reincorporated in Delaware in 1998.

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
(847) 576-5000

Motorola builds, markets and sells products, services and applications that make simple and seamless connections to people, information and entertainment possible through broadband, embedded systems and wireless networks. Motorola’s vision is to provide cutting-edge technologies that empower mobile consumers to go anywhere and do anything without sacrificing connectivity. This is seamless mobility.

Business Segments

Motorola reports financial results for the following three operating business segments:

Mobile Devices Segment

The Mobile Devices segment designs, manufactures, sells and services wireless handsets with integrated software and accessory products, and licenses intellectual property. In 2006, the segment’s net sales represented 66% of Motorola’s consolidated net sales.

Networks and Enterprise Segment

The Networks and Enterprise segment designs, manufactures, sells, installs and services: (i) cellular infrastructure systems and wireless broadband systems to public carriers and other wireless service providers (referred to as the “public networks” market), and (ii) analog and digital two-way radio, voice and data communications products and systems, as well as wireless broadband systems, to a wide range of public safety, government, utility, transportation and other worldwide enterprise markets (referred to as the “private networks” market). In January 2007, the segment completed the acquisition of Symbol Technologies, Inc. (“Symbol”), a leader in providing products and systems used in end-to-end enterprise mobility solutions. Symbol will become the cornerstone of the segment’s enterprise mobility strategy. In 2006, the segment’s net sales represented 26% of Motorola’s consolidated net sales.

Connected Home Solutions Segment

The Connected Home Solutions segment designs, manufactures, sells and services: (i) cable television, Internet Protocol (“IP”) video and broadcast network set-top boxes (“digital entertainment devices”), (ii) end-to-end digital video system solutions, (iii) broadband access networks, and (iv) IP-based data and voice products (including modems). In 2006, the segment’s net sales represented 8% of Motorola’s consolidated net sales.

Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola’s principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196.

Motorola GTG Subsidiary VI Corp.
1303 East Algonquin Road
Schaumburg, Illinois 60196
(847) 576-5000

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was organized solely for the purpose of completing a merger. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger

Structure of the Merger (see page 39).  This proxy statement relates to the proposed acquisition of our company by Motorola pursuant to an agreement and plan of merger, dated as of April 21, 2007, among Motorola, Merger Sub and us. We have attached a copy of this agreement, which we refer to as the merger agreement, as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety.

Under the terms of the merger agreement, Merger Sub will merge with and into Terayon, with Terayon surviving the merger as a wholly owned subsidiary of Motorola.

Merger Consideration (see page 39).  At the effective time of the merger, each share of our common stock (other than shares owned by us, Motorola, or Merger Sub, and other than shares for which appraisal rights have been validly exercised under Delaware law) will be converted into the right to receive $1.80 in cash, without interest. Based on the number of shares of our common stock outstanding on April 21, 2007, the aggregate consideration paid by Motorola to our stockholders will be approximately $140 million.

Completion.  We expect to complete the merger as soon as practicable after the adoption of the merger agreement and approval of the merger by our stockholders and after all other conditions to the merger have been satisfied or waived.

Conditions to the Completion of the Merger (Page 48)

The obligations of each of Motorola and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver of, on or prior to the effective time of the merger, a number of conditions, including:

•	receipt of the required vote to adopt the merger agreement and approve the merger by our stockholders at the special meeting;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under other applicable antitrust laws;

•	absence of legal restraints making illegal or prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

•	performance in all material respects of the other party’s obligations under the merger agreement; and

•	the representations and warranties of the other party set forth in the merger agreement being true and correct without regard to materiality and “material adverse effect” qualifiers, as of the date of the merger agreement and as of the completion date (except when made as of an earlier date, in which case as of that date), except to the extent that the aggregate of all inaccuracies with respect to such representations and warranties would not have a material adverse effect on such party, and, solely with respect to us, except for capitalization, corporate authority and takeover statute representations, which must be true and accurate in all material respects.

The obligations of Motorola and Merger Sub to complete the merger are subject to the following additional conditions:

•	the absence of any pending or threatened governmental actions, investigations or proceedings, or issuance of a related order, challenging the merger, seeking to prohibit Motorola’s ability to own or operate either of our or its businesses or assets, or those of our respective subsidiaries, or to exercise ownership rights over the stock of the surviving corporation after the merger;

•	the absence of any pending or threatened governmental actions, investigations or proceedings that may reasonably be expected to result in (1) criminal sanctions on us or our subsidiaries, or (2) material fines to a governmental entity or restitution to a third party, in each case resulting from the conviction of us or any of our subsidiaries of a crime, or the settlement with a governmental entity for purposes of closing an investigation, being imposed on Motorola or any of its affiliates;

•	all governmental authorizations, consents, approvals, declarations, notices, filings and waiting period expirations shall have been made or obtained, except those, the failure of which to make or obtain could not reasonably be expected to have a material adverse effect on us or Motorola, or provide a reasonable basis to conclude the parties or any of their affiliates would be subject to the risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or material civil sanctions;

•	the continued enforceability of specified contracts of ours;

•	no occurrence since the date of the merger agreement that has had, or could reasonably be expected to have, a material adverse effect (as defined in the merger agreement) on us;

•	our receipt of all necessary certifications under Sections 302 and 906 of the Sarbanes-Oxley Act on our reports filed with the SEC;

•	our having filed all required documents with the SEC, and all required amendments to such documents, and the absence of any information in any amendments that is materially and adversely different from the information in the documents amended by such amendments;

•	the absence of any pending or threatened action, suit, investigation or proceeding challenging the validity and ownership of the intellectual property owned by us, except those that are not expected to have a material adverse effect on us;

•	the SEC shall not have recommended any charges or enforcement action against us or our officers or directors, authorized such recommendation or issued a “Wells Notice” to us or our officers or directors, in connection with the SEC investigation relating to certain accounting matters that was commenced in December 2005 and recently discontinued, and there shall not be any pending governmental action, suit, proceeding or investigation against any of our or our subsidiaries’ directors or officers, or certain key employees, relating to the SEC investigation;

•	our having at least $15 million of cash and cash equivalents ($13 million if the merger is completed after July 31, 2007, and, in either case, reduced by the amount of all reasonable merger-related expenses (including payments required on or prior to, or as a result of, completion of the merger) paid after April 21, 2007), net of indebtedness;

•	three-quarters of a small group of key employees, and 80% of a larger group of employees, still being employed by us and performing their usual and customary duties immediately prior to completion of the merger; and

•	our having filed specified tax returns and other tax returns, if any, that are identified as being delinquent prior to completion of the merger.

The merger is not conditioned upon Motorola or Merger Sub obtaining financing.

No Solicitation of Other Acquisition Proposals by Terayon (see page 50)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in our company. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if prior to our stockholder vote to adopt the merger agreement and approve the merger we receive an acquisition proposal from a third party that our board of directors determines in good faith, after consultation with outside legal counsel, is a superior proposal, or is more favorable from a financial point of view than the merger and is reasonably likely to lead to a superior proposal, we may, if our board of directors also determines in good faith (after consultation with outside legal counsel) that such action is required to discharge our board of directors’ fiduciary duties to our stockholders, furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party. Our board of directors may change or withdraw its recommendation of the merger agreement or approve or recommend any superior proposal, if a superior proposal is pending, our board of directors has determined in good faith, after receipt of advice of outside legal counsel, that such action is required to discharge its fiduciary duties to our stockholders, and we have given Motorola three business days to match the superior proposal. We may also terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, as described under “Termination of the Merger Agreement” below.

Termination of the Merger Agreement (see page 52)

The merger agreement may be terminated at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement and approve the merger:

•	by mutual written consent of Motorola and us;

•	by either Motorola or us, by written notice if:

•	the merger has not been completed on or before September 21, 2007, or a later date as extended by mutual written consent of Motorola and us, unless the party that seeks to terminate has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that has been the principal cause of, or has primarily resulted in, the merger not being completed by that date;

•	our stockholders do not adopt the merger agreement and approve the merger at the special meeting, or at any adjournment or postponement thereof, unless the party that seeks to terminate has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that has been the principal cause of, or has primarily resulted in, the merger not being completed by that date; or

•	any order permanently restraining, enjoining or otherwise prohibiting completion of the merger becomes final and nonappealable (provided that the party that seeks to terminate used commercially reasonable efforts to have the order lifted).

•	by Motorola if:

•	our board fails to recommend approval of the merger agreement and the merger in this proxy statement, changes, or resolves to change, its recommendation to adopt the merger agreement and approve the merger, recommends to the stockholders a competing transaction or publicly announces that it intends to do so, or enters into any alternative acquisition agreement accepting any competing transaction;

•	a tender offer or exchange offer for our outstanding shares of capital stock is commenced, and our board fails to recommend to our stockholders against accepting the offer;

•	our board, upon request of Motorola following receipt of a proposal or offer for a competing transaction, fails to reaffirm to Motorola the approval or recommendation of the merger and the merger agreement within five business days of the request;

•	we or any of our officers, directors, representatives or agents knowingly and materially breaches our obligations under the non-solicitation provisions or specified provisions relating to the special meeting of our stockholders in the merger agreement; or

•	we breach any of our representations, warranties, covenants or agreements in the merger agreement, or any of our representations or warranties becomes untrue after the date of the merger agreement, so that the related closing condition would not be satisfied, and we do not cure the breach within 20 days after we receive written notice of it from Motorola (although Motorola may not terminate the merger agreement if Motorola or Merger Sub is in material breach of the merger agreement);

•	by us if:

•	prior to the stockholder vote with respect to the adoption of the merger agreement and approval of the merger, our board of directors, in compliance with the nonsolicitation provisions of the merger agreement, approves or recommends to our stockholders a superior proposal, Motorola fails to match the superior proposal within three business days after we notify Motorola of the superior proposal, and we pay Motorola the termination fee described below; or

•	Motorola or Merger Sub breaches any of their representations, warranties, covenants or agreements in the merger agreement, or any of their representations or warranties becomes untrue after the date of the merger agreement, so that the related closing condition would not be satisfied, and they do not cure the breach within 20 days after they receive written notice of it from us (although we may not terminate the merger agreement if we are in material breach of the merger agreement).

Termination Fee (see page 52). The merger agreement provides that, in specified circumstances, we may be required to pay Motorola a termination fee of $5.25 million.

The Special Meeting

Date, Time and Place (see page 16).  The special meeting of our stockholders will be held at our corporate headquarters located at 2450 Walsh Avenue, Santa Clara, California 95051, at 11:00 a.m., local time, on June 28, 2007. At the special meeting, our stockholders will be asked to vote on the proposal to adopt the merger agreement and approve the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

Record Date, Voting Power (see page 16).  Our stockholders are entitled to vote at the special meeting if they owned shares of our common stock as of the close of business on May 18, 2007, the record date. On the record date, there were 77,637,177 shares of our common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of our common stock that they owned on the record date.

Voting (see page 17).  Holders of record of shares of our common stock can vote by any of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope;

•	by calling the toll-free number that appears on the enclosed proxy card and following the instructions given;

•	by going to the Internet website that appears on the enclosed proxy card and following the instructions given; or

•	by appearing and voting in person by ballot at the special meeting.

Brokers or banks holding shares of our common stock in “street name” may vote the shares only if the underlying stockholders provide instructions on how to vote. Brokers or banks will provide stockholders with directions on how to instruct the broker or bank to vote the shares. All properly completed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly completed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

Revocability of Proxies (see page 18).  You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways:

•	by providing a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy;

•	by completing and submitting to our corporate secretary a proxy in writing via mail dated later than your original proxy relating to the same shares;

•	by voting via the Internet or by telephone following the date of your original proxy relating to the same shares; or

•	by attending the special meeting and voting in person, which will automatically cancel any proxy previously given; your attendance at the special meeting alone, however, will not revoke any proxy that you have previously given.

If you instructed your broker to vote your shares, you must follow directions from your broker to change these instructions.

Vote Required (see page 16).  Approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on May 18, 2007. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares voted on such proposal.

Shares Owned by Our Directors and Executive Officers (see page 17).  On May 18, 2007, the record date, our directors and executive officers beneficially owned and were entitled to vote approximately 7.8% percent of the shares of our common stock outstanding on that date.

Recommendation of Our Board of Directors (see page 16)

Our board of directors has unanimously determined that the merger agreement is advisable, fair to and in the best interests of, our stockholders. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

Opinion of Our Financial Advisor (see page 26)

Goldman, Sachs & Co. rendered its opinion to our board of directors that, as of April 21, 2007, and based upon and subject to the factors and assumptions set forth therein, the $1.80 per share of common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 21, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We urge you to read the opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction. Pursuant to the amended letter agreement between Goldman Sachs and us, we have agreed to pay Goldman Sachs a transaction fee of approximately $4.0 million in connection with the transaction. $1.0 million of the transaction fee, net of retainer fees paid by us to Goldman Sachs through the end of December 2006, became due upon the signing of the merger agreement based on our request that Goldman Sachs undertake a study in order to enable it to render its opinion as to the fairness from a financial point of view of the $1.80 per share of common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement. The remaining $3.0 million of the transaction fee is due upon the consummation of the transaction. In addition, retainer fees in the amount of $50,000 per month from January 2007 onwards have been deferred under the amended letter agreement, and will become due upon the earlier of the consummation of the transaction or the termination of Goldman Sachs’ engagement under the amended letter agreement. Our board of directors was aware that Goldman Sachs is providing and has provided certain investment banking services to Motorola.

Interests of Our Directors and Executive Officers in the Merger (see page 32)

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement and approve the merger, you should be aware that all of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, our stockholders’ interests. Our executive officers (including Jerry Chase, who is also a member of our board of directors) are entitled to benefits under their employment agreements pursuant to which they will receive severance benefits if their employment is terminated following the completion of the merger under specified circumstances. Additionally, all options held by our directors and executive officers to purchase shares of our common stock granted under our 1995 Stock Option Plan, 1997 Equity Incentive Plan, 1998 Non-Employee Directors’ Stock Option Plan, and 1999 Non-Officer Equity Incentive Plan, including any unvested portion of such options, will be cashed out in the merger, as described under “Treatment of Our Stock Options” below. In addition, the terms of the merger agreement provide for the continued indemnification of our directors and officers following the effective time of the merger.

Our board of directors was aware of these interests and considered them, among other matters, when approving the merger.

Treatment of Our Stock Options (see page 40)

All options to purchase shares of our common stock granted under our 1995 Stock Option Plan, 1997 Equity Incentive Plan, 1998 Non-Employee Directors’ Stock Option Plan, and 1999 Non-Officer Equity Incentive Plan, as well as all options granted outside of any plan, including any unvested portion of such options, will be cashed out in the merger. For these purposes, “cashed out in the merger” means that the option, whether vested or unvested, will be cancelled in the merger in exchange for a cash payment equal to the product of (i) the excess, if any, of $1.80 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to the option at such time, without interest and less any applicable withholding taxes. The aggregate “cash-out” value of all of our options that are in-the-money is approximately $188,000.

Material United States Federal Income Tax Consequences (see page 34)

The receipt of $1.80 in cash in exchange for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss as a result of the merger measured by the difference, if any, between $1.80 per share of common stock and your adjusted tax basis in that share.

You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 34 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Appraisal Rights (see page 36)

Holders of record of shares of our common stock who do not wish to accept the cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration for our common stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement and approve the merger;

•	you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement and approve the merger at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against adoption of the merger agreement and approval of the merger will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement and approve the merger, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Regulatory Approvals (see page 36)

The merger is subject to discretionary review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder prohibit us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has ended. Both Motorola and we filed the required notification and report forms on May 18, 2007. The waiting period will expire at 11:59 p.m., Eastern time, on June 18, 2007, unless extended by a request for more information or shortened by an early termination notice. In addition, filings are required to be made with, and regulatory approvals are required to be obtained from, antitrust or competition authorities in other nations, including Germany, Israel and the Ukraine. All of these filings have been made or will be made shortly. Until approvals have been received from antitrust or competition authorities, or required waiting periods have ended, in each of those jurisdictions, we are prohibited from completing the merger. Neither we nor Motorola has yet obtained any of the governmental or regulatory approvals required to complete the merger. The completion of the merger also is subject to compliance with the General Corporation Law of the State of Delaware.

While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger that would have a materially adverse effect on the combined company. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and could result in the conditions to Motorola’s obligation to complete the merger not being satisfied.

Paying Agent

Computershare Shareholder Services or another comparable institution will act as the paying agent in connection with the merger.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, please contact MacKenzie Partners, which is assisting us in the solicitation of proxies, at 800-322-2885 (toll-free) or 212-929-5500 (collect), or write to the following address:

MacKenzie Partners
105 Madison Avenue
New York, NY 10016

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact, including the expected timetable for completing the proposed merger between us and Motorola, and any other statements regarding our future expectations, beliefs, goals or prospects, are forward-looking statements for the purposes of federal and state securities laws. Forward-looking statements are commonly identified by words such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “future,” “intends,” “contemplates,” “anticipates” and other terms with similar meanings. These forward-looking statements, including without limitation statements relating to our projected financial and operating results under the heading “Financial Projections,” reflect our management’s current expectations, estimates, forecasts and projections, and are subject to a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed in, or implied by, such statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results or events to differ materially from those indicated by such forward-looking statements:

•	we may be unable to complete the merger due to failure to obtain stockholder approval or required regulatory clearances, to satisfy other conditions to completion of the merger, or for other reasons;

•	the retention of certain of our key employees;

•	the impact or outcome of any legal proceeding that may be instituted against us and others relating to the merger, and other uncertainties relating to the proposed merger;

•	unexpected costs or liabilities resulting from the proposed transaction;

•	diversion of management’s attention from the operations of the business as a result of preparations for the proposed merger;

•	the risk that announcement of the proposed merger may negatively affect our relationship with our customers, suppliers, and employees;

•	the risk that we are unable to achieve the financial projections set forth under “Financial Projections” below, for the reasons set forth in that section;

•	risks associated with any failure to obtain intellectual property licenses that may be required and to pay associated royalties, including our recent failure to do so with respect to Dolby Laboratories, as identified in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

•	other factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our most recent Quarterly Report on Form 10-Q filed with the SEC.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

THE COMPANIES

Terayon Communication Systems, Inc.
2450 Walsh Avenue
Santa Clara, California 95051
(408) 235-5500

Terayon currently develops, markets and sells digital video equipment to network operators and content aggregators who offer video services. Terayon’s primary products include the Network CherryPicker® line of digital video processing systems and the CP 7600 line of digital-to-analog decoders. Its products are used for multiple digital video applications, including the rate shaping of video content to maximize the bandwidth for standard definition (SD) and high definition (HD) programming, grooming customized channel line-ups, carrying local ads for local and national advertisers and branding by inserting corporate logos into programming. Terayon’s products are sold primarily to cable operators, television broadcasters, telecom carriers and satellite providers in the United States, Europe and Asia.

Terayon was incorporated in California in 1993 and reincorporated in Delaware in 1998.

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
(847) 576-5000

Motorola builds, markets and sells products, services and applications that make simple and seamless connections to people, information and entertainment possible through broadband, embedded systems and wireless networks. Motorola’s vision is to provide cutting-edge technologies that empower mobile consumers to go anywhere and do anything without sacrificing connectivity. This is seamless mobility.

Business Segments

Motorola reports financial results for the following three operating business segments:

Mobile Devices Segment

The Mobile Devices segment designs, manufactures, sells and services wireless handsets with integrated software and accessory products, and licenses intellectual property. In 2006, the segment’s net sales represented 66% of Motorola’s consolidated net sales.

Networks and Enterprise Segment

The Networks and Enterprise segment designs, manufactures, sells, installs and services: (i) cellular infrastructure systems and wireless broadband systems to public carriers and other wireless service providers (referred to as the “public networks” market), and (ii) analog and digital two-way radio, voice and data communications products and systems, as well as wireless broadband systems, to a wide range of public safety, government, utility, transportation and other worldwide enterprise markets (referred to as the “private networks” market). In January 2007, the segment completed the acquisition of Symbol Technologies, Inc. (“Symbol”), a leader in providing products and systems used in end-to-end enterprise mobility solutions. Symbol will become the cornerstone of the segment’s enterprise mobility strategy. In 2006, the segment’s net sales represented 26% of Motorola’s consolidated net sales.

Connected Home Solutions Segment

The Connected Home Solutions segment designs, manufactures, sells and services: (i) cable television, Internet Protocol (“IP”) video and broadcast network set-top boxes (“digital entertainment devices”), (ii) end-to-end digital video system solutions, (iii) broadband access networks, and (iv) IP-based data and voice products (including modems). In 2006, the segment’s net sales represented 8% of Motorola’s consolidated net sales.

Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola’s principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196.

Motorola GTG Subsidiary VI Corp.
1303 East Algonquin Road
Schaumburg, Illinois 60196
(847) 576-5000

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was organized solely for the purpose of completing a merger. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders, as of May 18, 2007, the record date, as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our stockholders will be held at our corporate headquarters located at 2450 Walsh Avenue, Santa Clara, California 95051, at 11:00 a.m., local time, on June 28, 2007.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on May 18, 2007 to consider and vote on the following proposals:

1.	The adoption of the Agreement and Plan of Merger, dated as of April 21, 2007, by and among Terayon Communication Systems, Inc., Motorola, Inc. and Motorola GTG Subsidiary VI Corp., and the approval of the merger of Motorola GTG Subsidiary VI Corp. with and into Terayon Communication Systems, Inc., in connection with which Terayon Communication Systems, Inc. will become a wholly owned subsidiary of Motorola, Inc. and each outstanding share of the common stock of Terayon Communication Systems, Inc. will be converted into the right to receive an amount equal to $1.80 in cash, without interest;

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3.	The transaction of any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Recommendation of our Board of Directors

Our board of directors has unanimously approved the merger agreement and determined that it is advisable, fair to and in the best interests of, our stockholders, and unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any proposal to adjourn the special meeting to solicit additional proxies, if necessary.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of shares of our common stock at the close of business on May 18, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 77,637,177 shares of our common stock were issued and outstanding and held by approximately 501 holders of record. A quorum is present at the special meeting if a majority of all the shares of our common stock issued and outstanding on the record date are represented at the special meeting in person or by a duly authorized and properly completed proxy. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum. Holders of record of shares of our common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.

Vote Required

The adoption of the merger agreement and approval of the merger requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding on the record date. Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote via telephone or the Internet or in person at the special meeting, including abstentions and broker non-votes (described under “Voting of Proxies” below), will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of our common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. The failure to submit a proxy or to vote, including abstentions and broker non-votes, will have no effect on the proposal to adjourn the special meeting.

Shares Owned by Our Directors and Executive Officers

At the close of business on May 18, 2007, the record date, our directors and executive officers beneficially owned and were entitled to vote approximately 7.8% percent of the shares of our common stock outstanding on that date.

Voting of Proxies

We are offering you four methods of voting:

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope;

•	by calling the toll-free number that appears on the enclosed proxy card and following the instructions given;

•	by going to the Internet website that appears on the enclosed proxy card and following the instructions given; or

•	by appearing and voting in person by ballot at the special meeting.

Brokers or banks who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not submit a proxy to vote those customers’ shares in the absence of specific instructions from those customers. The brokers and banks will provide their customers with directions on how to instruct the broker or bank to vote their shares. In addition, a large number of brokers and banks participate in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. If your broker or bank participates in ADP’s program, your broker or bank will provide instructions.

If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement and approve the merger, then, in either case, a “broker non-vote” will generally occur and the shares will be counted as present for purposes of determining whether a quorum exists, but will not be voted on the proposal to adopt the merger agreement and approve the merger and will therefore have the same effect as voting against the adoption of the merger agreement and approval of the merger. Similarly, broker non-votes will not be voted on the proposal to adjourn the special meeting to solicit additional proxies, but will have no effect on that proposal. Brokers and other nominees will not have discretionary authority to vote on the proposal to adopt the merger agreement and approve the merger or the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

All shares represented by properly completed proxies received prior to the special meeting will be voted at the special meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which holders have abstained, will be treated as present at the special meeting for purposes of determining whether a quorum exists, but will not be voted on the proposal to adopt the merger agreement and approve the merger, and will effectively count as votes against the adoption of the merger agreement and the approval of the merger. Similarly, shares of our common stock for which proxies have been received but with respect to which holders have abstained will not be voted on the proposal to adjourn the special meeting to solicit additional proxies, but will have no effect on that proposal.

Although it is not currently expected, if the proposal to adjourn the special meeting to solicit additional proxies is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the merger. Other than for the purposes of adjournment to solicit additional proxies, if a quorum exists, then the chairman or a vote by a majority of the shares casting votes, excluding abstentions, at the special meeting may adjourn the meeting. Alternatively, if no quorum exists, then the chairman or a majority of the shares represented at the special meeting may adjourn the meeting.

Any adjournment may be made without notice, other than by an announcement made at the special meeting, unless the adjournment is for more than thirty days or a new record date is fixed for the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide at least ten days’ notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purposes of soliciting additional proxies if it concludes that by the meeting date it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes to approve the proposal to adopt the merger agreement and approve the merger. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use. If the special meeting is adjourned or postponed and the record date remains unchanged, unrevoked proxies will continue to be effective for purposes of voting on the new meeting date.

Revocability of Proxies

You can change your vote or revoke your proxy at any time before the proxy is voted at the special meeting. You may accomplish this in one of four ways:

•	by providing a written instrument or transmission to our corporate secretary at our corporate headquarters prior to the special meeting stating that you revoke your proxy;

•	by completing and submitting to our corporate secretary a proxy in writing via mail dated later than your original proxy relating to the same shares;

•	by voting via the Internet or by telephone following the date of your original proxy relating to the same shares; or

•	by attending the special meeting and voting in person, which will automatically cancel any proxy previously given; your attendance at the special meeting alone, however, will not revoke any proxy that you have previously given.

If you instructed your broker to vote your shares, you must follow directions from your broker to change these instructions.

Solicitation of Proxies

We will pay the costs of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person. These persons will not receive additional or special compensation for such solicitation services. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will, upon request, reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. MacKenzie Partners, Inc. will assist in our solicitation of proxies. We will pay MacKenzie Partners a fee of $20,000 plus reimbursement of certain out-of-pocket expenses, and will indemnify MacKenzie Partners against any losses arising out of its proxy solicitation services on our behalf.

Other Business

We do not expect that any matter other than the proposal to adopt the merger agreement and approve the merger and, if necessary, the proposal to adjourn the meeting will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters unless otherwise indicated on the proxy.

Assistance

If you need assistance in completing your proxy card or voting your shares, or have questions regarding the special meeting, please contact MacKenzie Partners, which is assisting us in the solicitation of proxies, at 800-322-2885 (toll-free) or 212-929-5500 (collect), or write to the following address:
MacKenzie Partners
105 Madison Avenue
New York, NY 10016

YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXIES.  If the merger is approved by our stockholders and ultimately consummated, a transmittal form with instructions for the surrender of certificates formerly representing shares of our common stock will be mailed to you shortly after the effective time of the merger.

THE MERGER

While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents we refer to for a more complete understanding of the merger and the related transactions.

Background of the Merger

In early 2005, we were nearing completion of our transition to a video company and believed there was a large market opportunity for our video products if we successfully executed on our business plan over the following few years. However, other companies were also starting to develop technology similar to ours with remultiplexing, splicing and ad insertion capabilities. We were faced with the decision between trying to execute on our business plan as a stand-alone company in an industry that would become increasingly competitive, or seeking to maximize value for our stockholders through a strategic transaction, including a potential sale of the company. As a result, towards the middle of 2005, our board of directors began exploring the possibility of a strategic transaction, and engaged Goldman Sachs as financial advisor with respect to the process. Between May 2005 and September 2005, Goldman Sachs contacted 15 parties, including both strategic and financial parties, with respect to a potential strategic transaction, and we entered into confidentiality agreements with seven of them. While Motorola was one of the parties contacted, Motorola declined to pursue a strategic transaction with us at that time based on strategic and valuation considerations. By October 2005, we were in substantive discussions with two of the interested parties, and the other five parties with whom we entered into confidentiality agreements had declined to pursue a strategic transaction further. During the negotiation process, we became aware of potential revenue recognition issues relating to our financial statements, and on November 7, 2005, we issued a press release announcing that our Audit Committee would conduct an investigation into these matters. At a regular meeting of our board of directors held on November 30, 2005, our board decided to place the strategic transaction process on hold until the Audit Committee completed its investigation.

During the first quarter of 2006, our Audit Committee concluded its investigation. On March 1, 2006, the Audit Committee concluded that certain previously issued financial statements should no longer be relied upon and would be restated. At meetings of our board of directors in March and May 2006, after considering the advice of Goldman Sachs and our legal advisors, Latham & Watkins LLP, our board of directors instructed management not to reinitiate discussions with the two interested parties, or any other potential parties, with respect to a strategic transaction at that time.

At a special meeting of our board of directors on October 9, 2006, our board reviewed with representatives of Goldman Sachs our strategic options upon the completion of the restatement process, including remaining as a stand-alone company, and reviewed potential interested parties, including Motorola, and a revised strategy and timing for the strategic transaction process. At the special meeting, representatives of Goldman Sachs advised our board of directors that it is providing and has provided certain investment banking services to some of the potential interested parties, including Motorola. Following discussion, the board directed management to reengage in the strategic transaction process.

During October and November 2006, management and Goldman Sachs contacted the two parties with which we had been engaged in substantive discussions in October 2005, four other parties which we had contacted in 2005, including Motorola, and one additional party. Two of the parties subsequently stated they were not interested in pursuing a strategic transaction. After we had entered into any necessary confidentiality agreements, members of our management gave presentations to the remaining five parties, including Motorola in Santa Clara, California on October 26, 2006, and including the two parties with which we were in substantive discussions in October 2005. The parties that had agreed to standstill provisions in their confidentiality agreements were also provided access to our online data room at that time.

On November 10, 2006, Goldman Sachs sent bid procedures letters on our behalf to the five remaining prospective bidders indicating that initial non-binding proposals would be due on December 1, 2006. The deadline was based on the assumption that we would have filed restated financial statements prior to that time.

On November 29, 2006, Darren Marino, Vice President of Business Development of the Connected Home Solutions Business of Motorola, contacted representatives of Goldman Sachs to request an extension of the bid deadline and to convey a list of financial and technical due diligence questions for us. Mr. Marino was informed that an extension was possible, but that due diligence materials would not be made available unless Motorola agreed to an amendment to its confidentiality agreement with us that contained standstill and non-solicitation of employee provisions. Following negotiations, we entered into the amendment with Motorola on December 4th, and then made the requested information available to it. Given that we had not filed restated financial statements, the other potential bidders were also informed that they should not view December 1st as a hard deadline for submitting non-binding proposals. None of the parties submitted a proposal prior to the deadline.

At a December 4th board meeting, representatives from Goldman Sachs updated our board on the status of discussions with interested parties, and the fact that none of the interested parties had submitted a proposal as of that date.

During early December, Mr. Marino informed representatives of Goldman Sachs that Motorola expected to deliver a non-binding proposal around the middle of December. At the request of our management, following discussions with individual members of our board of directors, Goldman Sachs contacted three of the other four interested parties and informed them that we might be receiving a preemptive offer from one of the interested parties and requesting that they forward a non-binding proposal as soon as possible in order to be considered in the process. The fourth party was not contacted because it had communicated to Goldman Sachs by that time that it was not interested in pursuing a transaction.

On December 21, 2006, Motorola submitted, in writing, a non-binding all cash proposal to acquire us at a price per share of between $1.60 and $1.75, subject to due diligence, negotiation of key employee arrangements and the negotiation of a definitive merger agreement. Motorola also requested a 30-day exclusivity period. At a special meeting of our board of directors the next day, Goldman Sachs updated our board on the status of discussions with interested parties, including Motorola’s proposal and the fact that none of the other bidders had submitted a proposal, as well as other strategic alternatives available to the company. With regard to the absence of other bidders, Goldman Sachs informed our board that some of the bidders had expressed concern about bidding because their valuation of the company was significantly below one that was likely to be acceptable to our board, given the current trading price of our shares, which was $1.63 as of the close of market on December 21st. The board directed Goldman Sachs to inform Motorola that it was prepared to continue discussions with Motorola, but that if Motorola wanted exclusivity, it would have to increase its proposed transaction price above $1.75 per share. Motorola subsequently rescinded its request for exclusivity and confirmed orally a non-binding all cash proposal to acquire us at a price per share no greater than $1.75, subject to the conditions described above.

On December 29th, we filed our Form 10-K for the year ended December 31, 2005, which included the restatement of our financial statements for various prior periods. We filed our Forms 10-Q for each of the first three quarters of 2006 on January 10, 2007.

On December 29, 2006, representatives of Winston & Strawn LLP, Motorola’s legal counsel, forwarded us an initial draft merger agreement. Management and the legal and financial advisors of the two companies were in communication regarding the terms of a definitive merger agreement from this time through the signing of the merger agreement, and conducted extensive negotiations regarding the terms through a series of telephonic conference calls and email exchanges during that period. Motorola also continued its due diligence investigation throughout this time.

During January 2007, representatives of Latham & Watkins had several calls with representatives of Winston & Strawn to discuss issues regarding the draft merger agreement. Winston & Strawn circulated a revised draft of the merger agreement on January 19, 2007. During the course of January, several due diligence meetings and conference calls took place between members of our management and advisors and members of Motorola’s deal team to discuss due diligence and transaction planning matters.

At a regularly scheduled meeting of our board of directors held on January 31, 2007, members of management and Goldman Sachs updated the board on the status of discussions with Motorola and the lack of developments with any other party. Representatives of Goldman Sachs discussed with the board financial aspects of Motorola’s proposal. Members of management also updated the board on fourth quarter financial information. The board directed management to continue negotiations with Motorola.

Throughout February, we and our advisors held a number of conference calls with Motorola and its advisors regarding due diligence matters. Further drafts of the merger agreement were exchanged towards the middle of the month and at the beginning of March.

At a special meeting of our board of directors on March 2, 2007, representatives of Goldman Sachs and members of our management updated the board on the status of negotiations with Motorola, including Motorola’s due diligence review, and the expected timing of completing a strategic transaction. Representatives of Goldman Sachs discussed with the board financial aspects of the proposed transaction, the status of discussions with other parties and whether, given the passage of time since reengagement in the strategic transaction process and the possibility of changed circumstances, there might be any parties who had previously informed us they were not interested in acquiring us or whom we previously considered unlikely to have an interest, but who now might be interested in acquiring us. One of the companies with which we had been in substantive discussions in 2005 had experienced a setback with regard to a major strategic initiative, and as a result Goldman Sachs stated that in its view it was worth going back to that company to see whether it had a renewed interest in acquiring us. In addition, a company that we had not previously contacted had recently publicly expressed interest in our sector, and Goldman Sachs stated that in its view it was worth approaching that company. After discussing these views, the belief of members of the board and representatives of Goldman Sachs that a broad search for potential acquirers had already been undertaken, and the potential impact that expanding that search would have on discussions with Motorola, our board of directors directed management and Goldman Sachs to approach these two companies and one additional company with which we had been in substantive discussions in 2005.

During March, Motorola sought a number of internal approvals to move forward with the transaction. Motorola had substantially completed its due diligence by that time, although it remained focused on a few areas of potential risk to Motorola, including with respect to outstanding litigation matters that we face. We and our legal and other advisors had a few calls with Motorola and its legal and other advisors regarding these matters. In addition, Motorola was waiting to receive our financial statements as of December 31, 2006. For the foregoing reasons, negotiation of the merger agreement slowed down.

At informal meetings during early March, our board of directors received an update from management and representatives of Latham & Watkins as to the status of discussions with Motorola, including material outstanding issues, as well as our alternatives as a stand-alone company. Members of the board directed management to continue negotiations with Motorola.

During the middle of March, Jerry Chase, our Chief Executive Officer, and representatives of Goldman Sachs contacted two of the additional companies, as directed by the board, and requested that they submit an expression of interest by the middle of the following week if they were interested in pursuing a potential transaction. Representatives of Goldman Sachs contacted the third additional company, as directed by the board, requesting that it submit an expression of interest in the same timeframe. None of the companies forwarded an expression of interest.

Towards the end of the month, representatives of Latham & Watkins discussed the material outstanding issues on the merger agreement with representatives of Winston & Strawn. Among the issues that remained outstanding after the call were the merger consideration, the amount of the break-up fee, the existence of a condition relating to the maximum percentage of shares for which appraisal rights could be exercised, a condition relating to the status of a pending investigation by the SEC, various covenants and conditions relating to employees and various representations, covenants and conditions relating to intellectual property and tax matters.

At a special meeting of our board of directors held on April 5th, management and representatives of Goldman Sachs updated the board on the status of discussions with Motorola and other parties. Representatives of Goldman Sachs stated that Motorola indicated that it had received some, but not yet all, of its required internal approvals. Management and Goldman Sachs advised the board that none of the three companies contacted in March had expressed an interest in acquiring us. A representative of Latham & Watkins provided a detailed summary of the material terms of the merger agreement and material open issues, including Motorola’s request for a break-up fee of 3.5% of equity value plus unlimited expense reimbursement. Following consideration by the board of information relating to break-up fees in other transactions, including transactions where a third party had publicly announced a higher competing offer after the transaction was announced, the board directed Latham & Watkins not to agree to a break-up fee in excess of 3.75% of equity value with no expense reimbursement, and to continue negotiating the other outstanding issues along the lines outlined. Representatives of Goldman Sachs then discussed with the board financial aspects of the proposed transaction, including the possibility of Motorola increasing its offer price above $1.75 per share. The board directed Goldman Sachs to continue attempts to negotiate a price per share in excess of $1.75.

Later that day, a representative of Goldman Sachs spoke with Motorola’s Senior Vice President of Mergers and Acquisitions. Motorola’s officer indicated that he was reviewing the proposed strategic transaction, but had not yet approved it. The Goldman Sachs representative informed him that our board of directors had expressed significant reservations as to whether it would agree to a transaction unless the price per share were above $1.75. The parties also discussed various due diligence matters, including litigation matters, of continued concern to Motorola.

From April 10th through the signing date, the parties and their advisors held numerous calls to resolve outstanding issues. On April 17th, Mr. Marino of Motorola informed a representative of Goldman Sachs that all internal Motorola approvals had been obtained to acquire us at a price no greater than $1.80 per share, which Motorola informed us they viewed as a significant concession given the litigation risk and other risks it would be assuming in the transaction. During the afternoon of April 19th, Motorola provided us with a list of the remaining open items with respect to the merger agreement, and outlined a proposal for resolving the remaining open issues. Among the material terms that Motorola accepted were a break-up fee equal to 3.75% of the equity value of the deal with no expense reimbursement, and the removal of a closing condition relating to appraisal rights.

From April 16th through April 19th, four of our key employees completed negotiations of their respective offer letters with Motorola, as more fully described below in “— Interests of Our Directors and Executive Officers in the Merger — Offer Letters with Motorola.”

Members of our management and representatives of Goldman Sachs and Latham & Watkins reviewed and discussed Motorola’s April 19th proposal, and responded with a counterproposal for resolving the remaining open issues early in the morning of April 20th. Motorola responded to our counterproposal shortly before noon on April 20th, and significantly narrowed the list of remaining open issues. Our board of directors met at 2:00 p.m. PDT on April 20th to discuss with management and our legal and financial advisors the status of negotiations with Motorola and provide input on the remaining outstanding issues. The board directed management and Latham & Watkins to continue to negotiate various tax and employment conditions in order to minimize the pre-closing risk to us that the transaction would not be completed. Following that meeting, our legal counsel continued to work with Motorola’s legal counsel throughout the evening to finalize the merger agreement with Motorola.

The parties continued their negotiations that evening and the following day. During the afternoon of April 21st, all outstanding terms of the merger agreement were agreed upon, subject in our case to board approval. Our board of directors met at 6:00 p.m. PDT on April 21st to consider the proposed transaction. At the meeting, members of management updated the board on the conclusion of negotiations with Motorola. A representative of Latham & Watkins provided the board with a detailed summary of material terms in the merger agreement. Representatives of Goldman Sachs reviewed with the board its financial analysis with respect to the proposed transaction with Motorola, and delivered its oral opinion, subsequently confirmed by delivery of its written opinion, that as of April 21, 2007, and based upon and subject to the factors and assumptions set forth in its written opinion, the $1.80 per share of common stock in cash to be received by the holders of shares of our common stock pursuant to the merger was fair from a financial point of view to such holders. Based on these considerations and its prior deliberations, the board of directors, by unanimous vote, approved and declared advisable the merger agreement, determined that the merger agreement and the merger were fair to, and in the best interests of, us and our stockholders, directed that the adoption of the merger agreement be submitted to a vote of our stockholders and unanimously recommended that our stockholders adopt the merger agreement and approve the merger. Shortly thereafter, the parties executed the definitive merger agreement.

Prior to the opening of the New York Stock Exchange on April 23, 2007, we issued a joint press release with Motorola publicly announcing the execution of the merger agreement.

Reasons for the Merger

Our board of directors, at a special meeting held on April 21, 2007, unanimously determined that the merger agreement is advisable, fair to and in the best interests of our stockholders and unanimously approved the merger agreement and the merger. Accordingly, the board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger at the special meeting.

In the course of determining that the merger agreement is advisable, fair to and in the best interests of our stockholders, the board of directors consulted with management, as well as its financial and legal advisors, and considered the following factors:

•	the familiarity of the members of the board of directors with, and information provided by management as to, our business, financial condition and results of operations, including the fact that we have not been profitable in any quarterly period other than the quarter ended June 30, 2006, our competitive position, and the nature of our business and the industry in which we compete;

•	the opinion of Goldman, Sachs & Co. that, as of April 21, 2007, and based upon and subject to the factors and assumptions set forth in its opinion, the $1.80 per share of common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the belief of the board of directors that $1.80 per share represented the highest consideration that Motorola was willing to pay, and the highest per share value obtainable on the date of signing;

•	the fact the price per share of our common stock had increased significantly on the day prior to announcement of the acquisition, and the closing price of $1.84 per share on that day represented a 24.3% increase over the closing price per share on the second trading day prior to announcement;

•	the familiarity of the members of the board of directors with, and information provided by management and Goldman, Sachs & Co., our financial advisor, as to, economic and market conditions, on both a historical and a prospective basis;

•	the execution risks associated with our management’s financial projections provided to the board of directors, as described in “— Financial Projections,” including the fact that the market and earnings per share growth targets were not reflective of our most recent historical results;

•	our prior discussions with respect to possible business combinations and the scope and outcome of the process conducted to identify parties having a potential interest and ability to acquire us, as described in “— Background of the Merger;”

•	the impact on us, our business and employees of our restatement and delisting from Nasdaq;

•	other strategic alternatives available to us, including the possibility of remaining an independent company if we were unable to sell ourselves;

•	the ability of our stockholders to exercise appraisal rights in connection with the merger, as described in “— Appraisal Rights;”

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders, compared to a transaction involving all stock consideration or a mixture of stock and cash; and

•	the terms and conditions of the merger agreement, including:

•	that the merger agreement does not include a financing condition and our board’s conclusion, after consultation with Goldman, Sachs & Co., our financial advisor, that Motorola has the financial ability to complete the merger;

•	our ability to furnish information to and conduct negotiations with third parties, and to terminate the merger agreement if a third party makes a superior proposal for a business combination or acquisition, as described in “The Merger Agreement — No Solicitation of Other Acquisition Proposals by Terayon;” and

•	the nature and scope of the closing conditions, including the likelihood that the merger would receive the necessary regulatory approvals and the anticipated timing of those approvals.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger, including:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth as an independent company;

•	the fact that the cash merger consideration of $1.80 per share is lower than the closing price of $1.84 per share of our common stock on April 20, 2007, the last trading day immediately prior to the public announcement that we signed the merger agreement, and represents a discount of approximately 2.2 percent;

•	that, under the terms of the merger agreement, we will be unable to solicit other acquisition proposals;

•	that, under the terms of the merger agreement, we will be required to pay Motorola a termination fee if we terminate the merger agreement to accept a superior proposal for a business combination or acquisition of us, and under a number of other circumstances associated with proposals by third parties to acquire us, and that our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, us (see “The Merger Agreement — Termination; Payment of Termination Fee”);

•	that gains from an all-cash transaction will be taxable to our stockholders for U.S. federal income tax purposes;

•	the interests of our executive officers and directors in the merger described under “— Interests of Our Directors and Executive Officers in the Merger;”

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders (see “The Merger Agreement — Conditions to the Completion of the Merger”);

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the possibility of disruption to our operations following announcement of the merger, and the resulting effect on us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

While the board of directors considered potentially negative and potentially positive factors, the board of directors concluded that overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material information and factors considered by our board of directors in its consideration of the merger. The board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the variety of factors, many of which are qualitative or difficult to quantify, and the quality and amount of information considered, the board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the board of directors may have given different weight to different factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors, by unanimous vote, has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Terayon and our stockholders, has approved the merger, the merger agreement and the transactions contemplated by the merger agreement, and recommends that Terayon’s stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Opinion of Our Financial Advisor

Goldman Sachs rendered its opinion to our board of directors that, as of April 21, 2007, and based upon and subject to the factors and assumptions set forth therein, the $1.80 per share of common stock in cash to be received by the holders of shares of our common stock in the transaction pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 21, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information of and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	our Annual Reports on Form 10-K for the five years ended December 31, 2006 and our amended Annual Report on Form 10-K/A for the year ended December 31, 2004;

•	certain of our interim reports to stockholders and Quarterly Reports on Form 10-Q;

•	certain other communications from us to our stockholders; and

•	certain internal financial analyses and forecasts for us prepared by our management. See “— Financial Projections,” below.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of our common stock, compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with the consent of our board of directors that the internal financial forecasts prepared by our management had been reasonably prepared on a basis reflecting our best currently available estimates and judgments. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of us or any of our subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs.

Goldman Sachs’ opinion does not address our underlying business decision to engage in the transactions contemplated by the merger agreement. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 21, 2007, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis.  Goldman Sachs performed a discounted cash flow analysis based on forecasts by our management to determine a range of implied present values per share of our common stock. All unlevered cash flows were discounted to March 31, 2007, and illustrative terminal values were based upon perpetuity growth rates ranging from 3.0% to 7.0% for unlevered free cash flows for years 2012 and beyond. In performing the discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 13.0% to 17.0% to our projected unlevered free cash flows for calendar years 2007 to 2011. This analysis resulted in a range of implied present values of $0.64 to $1.26 per share of our common stock.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for us to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the large capitalization communications technology infrastructure, encoding and software driven video technology and hardware driven video technology industries.

Large Capitalization
Communications	Encoding and Software Driven	Hardware Driven Video
Technology Infrastructure	Video Technology	Technology

• Alcatel-Lucent	• Harmonic, Inc.	• ARRIS Group, Inc.
• Cisco Systems, Inc.	• Kudelski SA	• C-COR Incorporated
• Harris Corporation	• Macrovision Corporation	• Pace Micro Technology plc
• Juniper Networks, Inc.		• Westell Technologies, Inc.
• Motorola, Inc.
• Thomson

Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our operations.

Goldman Sachs calculated and compared the enterprise value to estimated 2007 and 2008 revenue and the price per share to estimated 2007 earnings per share and estimated 2008 earnings per share of us and the selected companies listed above based on financial data and shares prices as of April 20, 2007, information obtained from SEC filings, estimates provided by the Institutional Brokers’ Estimate System (a data service that compiles estimates issued by securities analysts), or IBES, for the selected companies and us and information and forecasts for us provided by our management.

The results of these analyses are summarized as follows:

Company

	Estimated 2007		Estimated 2008
	Enterprise		Enterprise		Estimated 2007	Estimated 2008
	Value/Revenue		Value/Revenue		Price/Earnings	Price/Earnings
	Multiples		Multiples		Multiples	Multiples

Terayon (Management)	1.9	x(2)	1.8	x(2)	NM (1)	105.6	x
Terayon (IBES Median)	2.3	(2)	1.7	(2)	NM (1)	30.7

Large Capitalization Communications Technology Infrastructure

	Estimated 2007		Estimated 2008
	Enterprise		Enterprise		Estimated 2007		Estimated 2008
	Value/Revenue		Value/Revenue		Price/Earnings		Price/Earnings
Selected Company	Multiples		Multiples		Multiples		Multiples

Alcatel-Lucent	1.1	x	1.1	x	20.2	x	13.1	x
Cisco Systems, Inc.	4.4		3.8		19.0		16.4
Harris Corporation	1.7		1.5		17.0		15.3
Juniper Networks, Inc.	3.7		3.2		25.3		20.9
Motorola, Inc.	1.0		0.9		43.4		18.8
Thomson	0.9		0.8		14.4		11.3
Mean	2.1	x	1.9	x	23.2	x	16.0	x
Median	1.4		1.3		19.6		15.9

Encoding and Software Driven Video Technology

	Estimated 2007		Estimated 2008
	Enterprise		Enterprise		Estimated 2007		Estimated 2008
	Value/Revenue		Value/Revenue		Price/Earnings		Price/Earnings
Selected Company	Multiples		Multiples		Multiples		Multiples

Harmonic, Inc.	2.5	x	2.4	x	29.1	x	20.3	x
Kudelski SA	2.2		1.9		23.2		19.0
Macrovision Corporation	4.6		4.0		19.9		16.3
Mean	3.1	x	2.8	x	24.1	x	18.5	x
Median	2.5		2.4		23.2		19.0

Hardware Driven Video Technology

	Estimated 2007		Estimated 2008
	Enterprise		Enterprise		Estimated 2007		Estimated 2008
	Value/Revenue		Value/Revenue		Price/Earnings		Price/Earnings
Selected Company	Multiples		Multiples		Multiples		Multiples

ARRIS Group, Inc.	1.4	x	1.3	x	18.0	x	15.8	x
C-COR Incorporated	2.0		1.7		22.5		18.6
Pace Micro Technology plc	0.5		0.5		NM	(1)	17.2
Westell Technologies, Inc.	0.5		0.5		25.8		25.3
Mean	1.1	x	1.0	x	22.1	x	19.2	x
Median	1.0		0.9		22.5		17.9

(1)	Not meaningful (projected earnings negative for period).

(2)	Terayon IBES Median and Management 1-year forward revenue estimates represent video revenue estimates only.

Illustrative Present Value of Hypothetical Future Share Price Analysis.  Goldman Sachs performed an illustrative present value of hypothetical future share price analysis, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s (i) assumed future enterprise value to revenue multiple and (ii) assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the financial projections prepared by our management for 2009 and 2010 and used assumed enterprise value to revenue multiples and price to future earnings per share multiples based on 2008 enterprise value to revenue multiples and 2008 price to future earnings per share multiples of the selected companies listed above.

Goldman Sachs first calculated the implied values per share of common stock for each of 2009 and 2010 by applying illustrative enterprise value to revenue multiples of 1.0x to 2.0x to estimated revenue for each of 2009 and

2010, adding our net cash balance as of March 31, 2007, discounting the 2009 and 2010 values back to March 31, 2007, using an illustrative discount rate of 15%. This analysis resulted in a range of implied present values of $1.04 to $2.00 per share of our common stock.

Goldman Sachs then calculated the implied values per share of common stock for each of 2009 and 2010 by applying illustrative price to earnings per share multiples of 15.0x to 25.0x to earnings per share estimates for each of 2009 and 2010 and discounting the 2009 and 2010 values back to March 31, 2007, using an illustrative discount rate of 15%. This analysis resulted in a range of implied present values of $0.91 to $1.86 per share of our common stock.

Selected Transactions Analysis.  Goldman Sachs reviewed certain publicly available information relating to the following selected transactions in the communications technology industry:

Announcement Date	Acquiror/Target

• February 26, 2007	LM Ericsson Telephone Company / Tandberg Television ASA
• January 15, 2007	ARRIS Group, Inc. / Tandberg Television ASA
• December 22, 2006	Motorola, Inc. / Tut Systems, Inc.
• August 22, 2006	Harmonic, Inc. / Entone Technologies, Inc. (Video Networking Software Business)
• August 21, 2006	Cisco Systems, Inc. / Arroyo Video Solutions, Inc.
• July 25, 2006	Motorola, Inc. / Broadbus Technologies, Inc.
• February 8, 2006	Tandberg Television ASA / SkyStream Networks, Inc.
• November 18, 2005	Cisco Systems, Inc. / Scientific-Atlanta, Inc.
• October 17, 2005	Tandberg Television ASA / GoldPocket Interactive, Inc.
• August 31, 2005	Harris Corporation / Leitch Technology Corporation
• July 28, 2005	Thomson / PRN Corporation
• January 6, 2005	Tandberg Television ASA / N2 Broadband, Inc.
• October 20, 2004	C-COR Incorporated / nCUBE Corporation

While none of the companies that participated in the selected transactions are directly comparable to us, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of our operations.

For each of the selected transactions, Goldman Sachs calculated and compared (i) total enterprise value as a multiple of the target company’s IBES estimated one year forward revenue; and (ii) equity value as a multiple of the target company’s IBES estimated one year forward net income.

The following table presents the results of this analysis:

	Mean		Median

Enterprise Value/1-Year Forward Revenue	2.3	x	2.5x
Equity Value/1-Year Forward Net Income	21.9	x	22.7x

Multiple

Terayon (IBES Median)
Enterprise Value/1-Year Forward Revenue	2.4x(2)
Equity Value/1-Year Forward Net Income	NM(1)
Equity Value/2-Year Forward Net Income	30.0x
Terayon (Management)
Enterprise Value/1-Year Forward Revenue	2.0x(2)
Equity Value/1-Year Forward Net Income	NM(1)
Equity Value/2-Year Forward Net Income	103.3x

(1)	Not meaningful (projected net income negative for period).

(2)	Terayon IBES Median and Management 1-year forward revenue estimates represent video revenue estimates only.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to our board of directors as to the fairness from a financial point of view to the holders of the outstanding shares of common stock of the $1.80 per share of common stock in cash to be received by holders of shares of our common stock in the transaction pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between us and Motorola and was approved by our board of directors. Goldman Sachs provided advice to us during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs is providing and has provided certain investment banking services to Motorola from time to time, including having acted as remarketing agent in connection with the remarketing of $1,200,000,000 in principal amount of Motorola’s 4.608% notes due 2007 in August 2004, as dealer-manager in connection with the sale of Motorola’s 16.4% stake in Pantech Co. in November 2004, as dealer-manager in September 2005 in connection with the tender offer for up to a total of $1,000,000,000 in principal amount of Motorola’s outstanding debt securities including Motorola’s 6.5% notes due 2008, Motorola’s 5.8% notes due 2008, Motorola’s 7.625% notes due 2010 and Motorola’s 8.0% notes due 2011, as exclusive financial advisor in connection with Motorola’s investment in Clearwire Corporation and associated acquisition of NextNet Wireless, Inc. announced in July 2006, as exclusive financial advisor in connection with Motorola’s acquisition of Symbol Technologies, Inc. announced in September 2006 and as exclusive financial advisor in connection with a proxy contest relating to Motorola’s 2007 Annual Meeting of Stockholders. Goldman Sachs has also acted for Motorola in various stock repurchase activities from time to time. In addition, Goldman Sachs is providing and has provided certain investment banking services to Freescale Semiconductor, Inc. (“Freescale”), a former subsidiary of Motorola, including having acted as global coordinator and joint bookrunning manager in connection with the initial public offering of 121,621,622 shares of Freescale’s class A common stock in July 2004, as lead manager in connection with the offering of $400,000,000 in principal amount of Freescale’s floating rate notes due 2009 in July 2004, and as co-manager in connection with the offering of $350,000,000 of Freescale’s 6.875% notes due 2011 and $500,000,000 in principal amount of Freescale’s 7.125% notes due July 2014 in July 2004.

Goldman Sachs also may provide investment banking services to us and Motorola in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such service to us, Motorola and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of us and Motorola for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated May 30, 2005, as amended by a letter agreement dated April 19, 2007, we engaged Goldman Sachs to act as our financial advisor in connection with the contemplated transactions. Pursuant to the amended letter agreement between Goldman Sachs and us, we have agreed to pay Goldman Sachs a transaction fee of approximately $4.0 million in connection with the transaction. $1.0 million of the transaction fee, net of retainer fees paid by us to Goldman Sachs through the end of December 2006, became due upon the signing of the merger agreement based on our request that Goldman Sachs undertake a study in order to enable it to render its opinion as to the fairness from a financial point of view of the $1.80 per share of common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement. The remaining $3.0 million of the transaction fee is due upon the consummation of the transaction. In addition, retainer fees in the amount of $50,000 per month from January 2007 onwards have been deferred under the amended letter agreement, and will become due upon the earlier of the consummation of the transaction or the termination of Goldman Sachs’ engagement under the amended letter agreement. In addition, we have agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Projections

Our management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial projections prepared by management were made available to Motorola, the other potential acquirors that signed confidentiality agreements with us, our board of directors and Goldman Sachs in connection with a potential transaction. We have included below the material financial projections (on a consolidated basis) to provide our stockholders access to certain nonpublic information that was provided to Motorola, the other potential acquirors that signed confidentiality agreements with us, our board of directors and Goldman Sachs in connection with a potential transaction. The inclusion of this information should not be regarded as an indication that Motorola, the other potential acquirors, our board of directors, Goldman Sachs or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. Our board of directors considered the execution risks associated with the financial projections below in considering and evaluating the merger, including the fact that the market and earnings per share growth targets were not reflective of our recent historical results.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. The financial projections were prepared solely for internal use and for the use of Motorola, the other potential acquirors that signed confidentiality agreements with us, our board of directors and Goldman Sachs in connection with a potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, the first assumption listed in the second footnote below relating to calculation of gross profit indicates that gross profit was not calculated in accordance with GAAP. The financial projections included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

The inclusion of financial projections in this proxy statement should not be regarded as an indication that such targets will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. See “Cautionary Statement Regarding Forward-Looking Statements.”

	Fiscal Year End(1)
	Estimated	Estimated	Estimated	Estimated
	12/31/2007(2)	12/31/2008(2)	12/31/2009(2)	12/31/2010(2)

Revenue	$63.5	$69.3	$76.9	$83.2
Cost of goods sold	19.7	21.6	23.4	26.0

Gross profit	43.8	47.7	53.3	57.2

Operating Expenses	43.4	47.1	49.0	50.8

Operating Income	0.3	0.6	4.3	6.4

Other Income	0.7	1.0	1.2	1.3

Income before taxes	1.0	1.6	5.5	7.7
Income tax expense	0.4	0.2	0.2	0.2

Net Income	0.6	1.4	5.3	7.5

Diluted EPS	$0.01	$0.02	$0.07	$0.09

(1)	Financial projections for all years were provided to our board of directors and Goldman Sachs. Financial projections for fiscal year 2007 were provided to Motorola and the other potential acquirors that signed confidentiality agreements with us. For purposes of the discounted cash flow analysis performed by Goldman Sachs, financial projections for fiscal year 2011 were derived assuming projected video revenue growth for fiscal year 2011 equal to average projected video revenue growth for fiscal years 2008 through 2010 and projected operating margins for fiscal year 2011 equal to projected operating margins for fiscal year 2010.

(2)	All dollars in the above chart are in millions, except per share data. The principal assumptions of our management preparing the projections are as follows:

•	Gross profit equals revenue for products shipped plus service recognized during the period less cost of goods sold during the period, and excludes hardware revenue and cost of goods sold from prior periods;

•	Revenue projections are based on introduction and market acceptance of new video technology products;

•	Net cash is assumed to be $21.6 million as of March 31, 2007;

•	Diluted earnings per share assumes 78 million shares outstanding; and

•	Effective tax rate is not meaningful, given availability of federal and state net operating losses.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that all of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the merger agreement and the merger.

Employment Agreements.  In July 2005, we entered into employment agreements with Jerry Chase, our Chief Executive Officer and a member of our board of directors; Mark Richman, our Chief Financial Officer and Vice President of Finance and Administration; and Matthew Aden, our Vice President of Global Sales and Customer Support, who constitute our executive officers and whom we sometimes refer to as our named executive officers. The employment agreements for each of these executive officers provide for certain severance payments and benefits if their employment terminates following a change in control under certain circumstances. The completion of the merger will constitute a “change in control” for purposes of the employment agreements. In addition, Motorola has informed us that it intends at this time to terminate the employment of Mr. Chase, Mr. Richman and Mr. Aden around the time the merger is completed.

The employment agreements, as amended as discussed below, provide for the following severance benefits in the event that the employment of these officers is involuntarily terminated (as defined in each employment agreement and set forth below), within twelve months after a change in control (as defined in each employment agreement), provided the executive officer has executed a general form of release:

•	Mr. Chase and Mr. Richman are entitled to a lump-sum cash payment of 2.5 times and two times, respectively, the sum of (1) the executive officer’s base salary (at the greater of the rate in effect at the time of termination or the rate in effect immediately prior to the change in control) and (2) the greater of the executive officer’s annual performance bonus for the most recent calendar year prior to the date of termination or the executive officer’s target performance bonus in effect for the year in which the executive officer’s employment is terminated;

•	Mr. Aden is entitled to a lump-sum cash payment of two times the sum of (1) his base salary (at the greater of the rate in effect at the time of termination or the rate in effect immediately prior to the change in control) and (2) the greater of his annual sales commission payment for the most recent calendar year prior to the date of termination or his target sales commission payment in effect for the year in which his employment is terminated;

•	Mr. Chase, Mr. Richman and Mr. Aden are entitled to continuation for up to 24 months (30 months in the case of Mr. Chase), but no longer than the expiration of the applicable continuation coverage period under COBRA, at our cost of the health care benefits that were being provided by us to each executive officer and his dependents immediately prior to the termination of employment;

•	Mr. Chase, Mr. Richman and Mr. Aden are entitled to full option vesting acceleration; and

•	In the event any payment or distribution to or for the benefit of Mr. Chase or Mr. Richman under the employment agreements or otherwise is deemed to constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments and benefits will cause Mr. Chase and Mr. Richman to incur an excise tax under Section 4999 of the Internal Revenue Code, then the executive officer will be responsible for the first $200,000 in excise tax imposed and, if the amount of excise tax exceeds $200,000, then the executive officer will be entitled to receive from the Company an additional payment equal to the amount of any excise tax in excess of $200,000.

In general “involuntary termination” (as defined in the employment agreements) means:

•	The involuntary discharge of the employee by the Company for reasons other than “cause” or “permanent disability” (each as defined in the employment agreements); or

•	the voluntary resignation of the employee within 30 days following:

•	a material adverse change to the employee’s title, authority or responsibilities with the Company;

•	a material reduction in the employee’s base salary; or

•	receipt of notice that the employee’s principal workplace will be relocated by more than 25 miles.

In addition to the severance payments and benefits that Mr. Chase, Mr. Richman and Mr. Aden are entitled to under their employment agreements, we will pay for the cost of employment outplacement counseling services upon the involuntary termination of their employment under the circumstances described for purposes of their employment agreements.

Our other non-executive officers and certain of our key employees are also entitled to severance benefits similar to the types of severance benefits to which our named executive officers are entitled to receive (as described above) in the event that their employment is involuntarily terminated within twelve months after a change in control, including the completion of the merger.

On April 21, 2007, our board of directors approved amendments to the employment agreements of certain of our employees, including our named executive officers, revising the formulation that will be applied to determine the bonus amount used for calculating the severance amount payable under the employment agreements. As previously written, the formula was based on the greater of the annual performance bonus paid in the prior year or the current year’s bonus target. As no bonus targets have been established for 2007 due to our decision to delay the implementation of our 2007 corporate bonus plans, the formulation was amended to provide that the bonus amount would be equal to the greater of (i) the annual performance bonus (or, for Mr. Aden, the annual sales commission payments) paid in 2006 or (ii) a specified percentage of the employee’s base salary in 2007. The specified percentages are the same as the bonus target percentages currently set forth in the respective employment agreements for such employees. The amendments to the employment agreements are effective immediately prior to, and are conditioned upon, the completion of the merger.

Retention Transaction Plan.  In May 2006, we adopted the Retention Transaction Plan, which provides for the payment of transaction bonuses to certain non-executive officers and key employees who remain employed with us following a change in control (as the term is defined in the plan document). The completion of the merger will constitute a change in control for purposes of the Retention Transaction Plan. Under the Retention Transaction Plan, a participant is eligible to receive a transaction bonus equal to a specified percentage of the bonus pool. The “bonus pool” is equal to 2% of the total merger consideration less $5,000,000 and less certain incurred expenses and other reductions, and subject to certain limitations, as contemplated in the plan document. None of our named executive officers participates in the Retention Transaction Plan.

Options.  All options, including options held by our executive officers and directors, to purchase shares of our common stock granted under our 1995 Stock Option Plan, 1997 Equity Incentive Plan, 1998 Non-Employee Directors’ Stock Option Plan, and 1999 Non-Officer Equity Incentive Plan, as well as all options granted outside of any plan, including any unvested portion of such options, will be cashed out in the merger. For these purposes, “cashed out in the merger” means that the option, whether vested or unvested, will be cancelled in the merger in exchange for a cash payment equal to the product of (i) the excess, if any, of $1.80 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to the option at such time, without interest and less any applicable withholding taxes. The aggregate “cash-out” value of all of our options that are in-the-money is approximately $188,000.

Offer Letters with Motorola.  Contemporaneously with the execution of the merger agreement, four of our key employees who are not executive officers entered into employment offer letters with Motorola that become effective and are conditioned upon the completion of the merger. These employment offer letters, which do not provide for employment with Motorola for any specified period, supersede any employment and compensation arrangements in effect between the employee and us, except for our Retention Transaction Plan, which is described above, and in the case of one of the key employees, an additional performance plan applicable only to him.

Motorola has informed us that it intends to enter into additional employment offer letters with other key employees prior to the completion of the merger.

Indemnification.  The terms of the merger agreement provide for the continued indemnification of our directors and officers and provision of insurance for their benefit as more fully described below under “The Merger Agreement — Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance.”

Material United States Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash at the effective time of the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

This summary is limited to United States Holders who hold shares of our common stock as capital assets. This summary also does not address tax considerations applicable to a holder’s particular circumstances or to holders who may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons subject to alternative minimum tax;

•	partnerships, S-corporations or other pass-through entities;

•	persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons who have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise in connection with the performance of services.

In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control and (b) certain other trusts considered United States Holders for U.S. federal income tax purposes.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for that cash. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at reduced rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes the holder’s correct taxpayer identification number and certifies that the holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Backup withholding is not an additional tax, but rather, is a method of tax collection. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, certain transactions, including the merger, may not be completed unless waiting period requirements have been satisfied. We and Motorola filed notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on May 18, 2007. The waiting period will expire at 11:59 p.m., Eastern time, on June 18, 2007, unless extended by a request for more information or shortened by an early termination notice. In addition, filings are required to be made with, and regulatory approvals are required to be obtained from, antitrust or competition authorities in other nations, including Germany, Israel and the Ukraine. All of these filings have been made or will be made shortly. Until approvals have been received from antitrust or competition authorities, or required waiting periods have ended, in each of those jurisdictions, we are prohibited from completing the merger. Neither we nor Motorola has yet obtained any of the governmental or regulatory approvals required to complete the merger.

While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger that would have a material adverse effect on the combined company. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and could result in the conditions to Motorola’s obligation to complete the merger not being satisfied.

In addition, at any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Motorola of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Appraisal Rights

Holders of record of shares of our common stock who do not vote in favor of the adoption of the merger agreement and approval of the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, stockholders who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement and approval of the merger by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement and approval of the merger at the special meeting, a written demand for the appraisal of the stockholder’s shares, and must not vote in favor of the adoption of the merger agreement and approval of the merger. A stockholder wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement and approval of the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the stockholder as well as the intention of the stockholder to demand an appraisal of the “fair value” of the shares held by the stockholder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement and approval of the merger at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that stockholder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificates, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to promptly consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such broker or nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to us at Terayon Communication Systems, Inc., 2450 Walsh Avenue, Santa Clara, California 95051, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each stockholder who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement and approval of the merger that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any stockholder who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the stockholder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of our stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. We do not anticipate offering more than $1.80 per share to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than $1.80. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive $1.80 in cash per share. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Stockholders are urged to read Section 262, which is included in this proxy statement as Annex C, carefully and in its entirety. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into us and the separate corporate existence of Merger Sub will thereupon cease, and we will be the surviving corporation of the merger and will be a wholly owned subsidiary of Motorola. At the effective time of the merger, all of our property, rights, privileges, powers and franchises and those of the Merger Sub will vest in the surviving corporation, and all of our debts, obligations, claims, liabilities and duties and those of the Merger Sub will become the debts, obligations, claims, liabilities and duties of the surviving corporation. We will continue as the surviving corporation and will be unaffected by the merger, except that all of our then outstanding common stock will be owned by Motorola.

Effective Time of the Merger

The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties agree to and specify in the certificate of merger, which we refer to as the effective time of the merger. Such filing will be made no later than the second business day after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, unless otherwise agreed by Motorola and us. See “The Merger Agreement — Conditions to the Completion of the Merger.”

The merger agreement also provides that:

•	our restated certificate of incorporation will be amended and restated in its entirety to be in the form of Exhibit A to the merger agreement and, as so amended, will be the restated certificate of incorporation of the surviving corporation until later amended;

•	after the effective time of the merger, the authorized capital stock of the surviving corporation will consist of 1,000 shares of common stock, par value $0.01 per share;

•	our bylaws will be amended and restated in their entirety to be in the form of the bylaws of Merger Sub at the effective time of the merger until later amended;

•	the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation; and

•	the officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the surviving corporation.

Merger Consideration

Each share of our common stock issued and outstanding immediately before the effective time of the merger, other than:

•	treasury shares or shares held by Motorola or Merger Sub or any direct or indirect subsidiary of Motorola, all of which will be cancelled in the merger, and

•	shares held by stockholders who comply with all of the provisions of the General Corporation Law of the State of Delaware concerning the right to require appraisal of their shares, whom we refer to as dissenting stockholders, will be automatically converted into and represent the right to receive $1.80 in cash, without interest. After the merger is effective, stockholders will no longer have any rights with respect to their shares, except for the right to receive the $1.80 per share merger consideration. No interest will accrue or be paid with respect to the merger consideration. At the effective time of the merger, shares of our common stock will no longer be outstanding, will automatically be cancelled and will cease to exist. Stockholders will not receive the merger consideration until they surrender their stock certificates to the paying agent for exchange (as described below).

After the merger is effective, each dissenting stockholder will also no longer have any rights as a stockholder, except for the right to receive payment of the judicially-determined fair value of his or her shares pursuant to Delaware law if the stockholder has validly perfected and not withdrawn or lost such right.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Treatment of Our Stock Options

If we complete the merger, at the effective time of the merger, each outstanding stock option to purchase our common stock, whether vested or unvested, will be cancelled, and holders of in-the-money options will be entitled to receive a cash payment for each option equal to the product of (a) the excess of $1.80 over the exercise price per share of such option, multiplied by (b) the total number of shares of our common stock underlying such option at the effective time of the merger. The cash payment will be reduced by applicable withholding taxes. The aggregate “cash-out” value of all of our options that are in-the-money is approximately $188,000.

Surrender of Stock Certificates

At or prior to the effective time of the merger, Motorola will deposit or cause to be deposited, for the benefit of our stockholders, the aggregate merger consideration into an exchange fund with Computershare Shareholder Services or another comparable institution, as paying agent.

As soon as practicable (but within five business days) after the effective time of the merger, the paying agent will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for effecting the surrender of the certificates to the paying agent in exchange for the merger consideration payable in respect of the shares formerly represented by such certificates. After the paying agent has received a stockholder’s certificate(s), together with a properly completed letter of transmittal, the paying agent will deliver to the stockholder the $1.80 per share merger consideration for shares of common stock multiplied by the number of shares formerly represented by the certificate(s) surrendered by the stockholder, subject to any required withholding taxes. In the event a transfer of ownership of our common stock is not registered in our transfer records, payment of the merger consideration will be conditioned upon:

•	the certificate being properly endorsed with signature guaranteed, or otherwise in proper form for transfer; and

•	the person requesting payment of the merger consideration paying any transfer or other taxes required as a result of the transfer or establishing to the satisfaction of Motorola that such taxes have been paid or are not applicable.

Lost Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the paying agent will deliver the merger consideration for the shares if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	if required by Motorola, the stockholder posts a bond in a reasonable amount, determined by Motorola, as indemnity against any claim that may be made against Motorola with respect to the lost certificate.

Unclaimed Amounts

Any portion of the exchange fund which remains undistributed to our stockholders on the date that is 180 days after the effective time of the merger will be delivered by the paying agent to Motorola, and any of our stockholders who have not previously surrendered their stock certificates will be entitled to receive, upon delivery of such certificates to Motorola, payment of the merger consideration from Motorola. Subject to the other terms of the merger agreement, Motorola will remain liable for the payment of the merger consideration to these stockholders.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Motorola and Merger Sub, including those relating to:

•	due organization, existence, corporate power and standing and other corporate matters of us and our subsidiaries;

•	the capital structure of us and of our subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement and the applicable stockholder voting requirements;

•	our receipt of a fairness opinion from Goldman Sachs;

•	required governmental consents, approvals, authorizations, notices and filings, the absence of conflicts under our certificate of incorporation or bylaws and the absence of breaches, violations, or defaults under any of our contracts, arrangements, permits or licenses as a result of the execution, delivery and performance of the merger agreement;

•	company material contracts, including contracts

•	relating to employment, service or consulting arrangements,

•	with major customers,

•	containing exclusivity rights, most favored customer pricing provisions, or penalties for late delivery, repairs, returns or quality performance,

•	with major or sole source suppliers,

•	relating to specified design, manufacturing and development arrangements or containing volume commitments, rights of first refusal or similar provisions,

•	limiting our rights to engage in business, make, sell or distribute products or services, or use or transfer intellectual property rights,

•	relating to the disposition or acquisition of assets, provision of source code, indebtedness or settlements,

•	outlicenses,

•	relating to the assignment of intellectual property,

•	relating to future amounts in excess of $100,000,

•	with affiliates and advisors,

•	providing for indemnification by us,

•	with vendors, resellers and distributors, and

•	other contracts material to us and our subsidiaries;

•	compliance with the reporting and filing requirements of the SEC, the accuracy of information, including financial information, contained in documents filed with the SEC and the absence of liabilities other than those set forth on the Company’s December 31, 2006 balance sheet and other specified liabilities;

•	the accuracy of the information supplied by us for inclusion in this proxy statement;

•	our disclosure controls and procedures and internal controls over financial reporting and compliance with provisions of the Sarbanes-Oxley Act;

•	the absence of material changes or events since December 31, 2006 concerning us or our subsidiaries;

•	pending or threatened litigation, investigations or proceedings;

•	indebtedness and indemnification obligations with respect to our and our subsidiaries’ directors and officers;

•	employment and employee benefits matters, matters affecting us relating to the Employee Retirement Income Security Act of 1974, as amended, and other compliance, compensation and employment matters (including employee benefit plans, collective bargaining or other labor union agreements and excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended);

•	regulatory compliance matters, compliance with applicable labor, environmental, import and export control, anti-bribery and other applicable laws, and material consent decrees;

•	completion and accuracy of our tax filings, payment or accrual of our tax obligations, absence of other tax liabilities and other tax matters;

•	insurance matters;

•	matters relating to our intellectual property;

•	our title to and interest in material tangible assets and properties, our rights to leased real property, and compliance with the terms of, and absence of disputes or defaults under, our leases and subleases;

•	contracts with governmental entities;

•	product liability and recalls;

•	the inapplicability of anti-takeover statutes with respect to the proposed merger;

•	amendment and termination of our rights plan; and

•	our engagement and payment of fees for financial advisors in connection with the merger.

The merger agreement also contains representations and warranties made by Motorola and Merger Sub to us, including those relating to:

•	due organization, existence, corporate power and standing and other corporate matters of Motorola and Merger Sub;

•	the authorization, execution, delivery and enforceability of the merger agreement and the corporate power and authority to consummate the merger;

•	required governmental consents, approvals, authorizations, notices and filings, the absence of conflicts under governing documents, the absence of breaches, violations, or defaults under any of Motorola’s or Merger Sub’s contracts, arrangements, permits or licenses and the absence of a required vote of Motorola’s securityholders as a result of the execution, delivery and performance of the merger agreement;

•	the accuracy of the information supplied by Motorola and Merger Sub for inclusion in this proxy statement;

•	Merger Sub’s operations;

•	the absence of brokers’ and finders’ fees for which we would be liable in connection with the merger; and

•	the immediate availability of Motorola funds to pay the merger consideration.

The representations and warranties of each of the parties to the merger agreement described above will expire upon completion of the merger. The representations included in the merger agreement were made by each of us and Motorola to each other. These representations and warranties were made as of specific dates, may (along with the conduct of business covenants, described below) be subject to important qualifications and limitations agreed to by us and Motorola in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between us and Motorola rather than to establish matters of fact. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement, and not to provide any other factual information regarding us or our business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this document and the information we file with the SEC, as described under “Where You Can Find Additional Information,” below.

Covenants

Under the merger agreement, we have agreed that, prior to the completion of the merger (unless Motorola provides its consent in writing, which will not be unreasonably withheld or delayed), subject to specified exceptions, we and our subsidiaries will:

•	carry on our business in the ordinary and usual course; and

•	use commercially reasonable efforts to preserve our respective current business organizations and maintain our respective existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates.

In addition, we have agreed that, among other things and subject to specified exceptions, neither we nor any of our subsidiaries may, without Motorola’s prior written consent, which will not be unreasonably withheld or delayed, take any of the following actions:

•	issue, sell, pledge, dispose of or otherwise encumber any of the capital stock of our subsidiaries;

•	amend our certificate of incorporation or bylaws or equivalent governing instruments of our subsidiaries;

•	split, combine or reclassify outstanding shares of any of our capital stock;

•	declare, set aside or pay any dividend in respect of our capital stock (other than dividends from our direct or indirect wholly owned subsidiaries);

•	purchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or securities convertible into or exchangeable or exercisable for any shares of our or our subsidiaries’ capital stock (other than the acquisition of shares of our common stock from our optionholders in payment of the exercise price payable by these optionholders pursuant to their exercise of options);

•	authorize, issue, sell, pledge, dispose of or encumber our or any of our subsidiaries’ capital stock, securities convertible into or exchangeable for, or rights of any kind to acquire, any shares of our or our subsidiaries’ capital stock, securities having the right to vote, or other property or assets (other than shares of our common stock and associated rights issuable pursuant to options and stock-based awards outstanding on the date of the merger agreement);

•	transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (other than the sale of inventory in the ordinary course of business);

•	restructure, recapitalize, reorganize, liquidate, adopt a plan of liquidation, or otherwise enter into any agreement that imposes material changes or restrictions on the operation of our or any of our subsidiaries’ assets or businesses, or adopt any resolutions for such actions;

•	acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or securities of, any business or entity or any material assets, except for purchases of inventory and raw material in the ordinary course of business;

•	incur or guarantee any indebtedness for borrowed money, issue, sell or amend any debt securities or rights to acquire debt securities, or enter into any “keep well” or similar agreement;

•	other than accounts receivable in the ordinary course of business, make any loans, advances (other than routine advances to employees in the ordinary course of business), or capital contributions to, or investments in, any other person (other than us or any of our wholly owned subsidiaries), or enter into any hedging agreements or similar arrangements other than in the ordinary course of business;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for us and our subsidiaries, other than as set forth in our budget for capital expenditures;

•	make any material changes in accounting methods, principles or practices, or change any assumption underlying, or method calculating, any bad debt, contingency or other reserve, except as required by a change in GAAP or applicable law;

•	other than in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any material contract or lease;

•	except to comply with law or existing agreements and arrangements,

•	take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement;

•	increase the compensation or fringe benefits of, or pay bonuses to, any director, officer, employee or consultant;

•	amend or accelerate the payment, right to payment or vesting of compensation or benefits;

•	pay any benefit not provided for under any company benefit plan as of the date of the merger agreement;

•	grant any awards under any bonus, incentive, performance or other compensation plan or benefit plan or arrangement, including the grant of any equity awards, or the removal of existing restrictions in any benefit plans or agreements or awards made under the aforementioned plans or arrangements; or

•	take any action to fund or in any other way secure the payment of compensation or benefits under any company benefit plan;

•	initiate, settle or compromise any intellectual property litigation or material litigation, claim, grievance, charge or proceeding;

•	make or rescind any material tax election, amend any material tax return or permit any insurance policy naming us as a beneficiary to be cancelled or terminated, except in a manner consistent with past practice or as required by law; or

•	authorize, commit, resolve or agree to do any action described above.

In addition, we have agreed that we and our subsidiaries will timely file all material tax returns required to be filed by us and such subsidiaries, as the case may be, and timely pay or accrue all material taxes due and payable by us and such subsidiaries, except with respect to matters contested in good faith.

We and Motorola have agreed to notify each other promptly after learning of the following:

•	the occurrence of various claims, communications or investigations relating to the merger or initiated by or against the notifying party or threatened against the notifying party, or its officers, directors, employees or stockholders;

•	changes or events that are reasonably likely to cause the conditions to completion of the merger not to be satisfied;

•	any claim or written inquiry by a taxing authority regarding a material deficiency to pay taxes payable by us;

•	matters relating to our disclosure controls and procedures, internal controls and other corporate governance representations; and

•	offers received by us to settle or compromise claims or proceedings.

We and Motorola have agreed to use commercially reasonable efforts to notify each other promptly of matters that relate to the accuracy of our representations and warranties or compliance with our covenants and agreements.

In addition, prior to the completion of the merger, we have agreed to provide Motorola with reasonable access to our properties, books, contracts and records, and such information concerning our business, properties and personnel as may reasonably be required by Motorola and that we are legally able to provide.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance

Motorola has agreed to cause the surviving corporation to indemnify and hold harmless, through the sixth anniversary of the merger, to the fullest extent permitted under Delaware law, each current and former director or officer of us or our subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, arising out of or incurred by any of them in connection with any claim, action, suit, proceeding, demand or investigation arising out of or pertaining to their service as an officer or director of us or any of our subsidiaries. Each director or officer will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the surviving corporation, provided that the third party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such third party is not entitled to indemnification.

Motorola has also agreed to cause the surviving corporation to purchase “tail” coverage under our current officers’ and directors’ liability insurance for a period of six years after the completion of the merger in respect of matters existing or occurring at or prior to the merger. In the event that the premium for “tail” coverage for a period of six years exceeds a specified maximum amount, Motorola will cause the surviving corporation to obtain the longest tail coverage that can be obtained for a premium not in excess of that specified amount.

Options and Employee Stock Purchase Plans; Employee Benefits Matters

All options to purchase shares of our common stock granted under our 1995 Stock Option Plan, 1997 Equity Incentive Plan, 1998 Non-Employee Directors’ Stock Option Plan, and 1999 Non-Officer Equity Incentive Plan, as well as options granted outside of any plan, including any unvested portion of such options, will be cashed out in the merger. For these purposes, “cashed out in the merger” means that the option, whether vested or unvested, will be cancelled in the merger in exchange for a cash payment equal to the product of (i) the excess, if any, of $1.80 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to the option at such time, without interest and less any applicable withholding taxes. The aggregate “cash-out” value of all of our options that are in-the-money is approximately $188,000.

Immediately prior to the completion of the merger, we have agreed to terminate our 1998 Employee Stock Purchase Plan and our 1998 Employee Stock Purchase Plan for Foreign Employees (collectively, our ESP Plans). Our ESP Plans are currently suspended and no offering is currently outstanding under our ESP Plans.

Under the merger agreement, we have agreed that, if requested by Motorola in writing, we will terminate any or all existing employee benefit programs effective immediately prior to the completion of the merger, except for certain specified arrangements.

Efforts to Complete the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, each party has agreed to use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable, to complete the merger as promptly as practicable, including using commercially reasonable efforts to accomplish the following:

•	as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations or orders that are either required or reasonably requested by Motorola in connection with the merger agreement and the merger;

•	as promptly as practicable, and on a mutually agreed date, make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under applicable law;

•	execute and deliver any additional instruments necessary to complete the merger and to carry out fully the purposes of the merger agreement; and

•	obtain any government clearances or approvals required to complete the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other applicable antitrust laws, and contest and resist any action, and have any decree or order vacated or overturned, that restricts or prohibits the merger; however, the foregoing shall not require Motorola or any of its affiliates to transfer, encumber or hold separate any assets or businesses or agree to any restriction on Motorola’s ability to own or operate any assets or businesses or exercise ownership rights with respect to the stock of the surviving corporation, or to take any other action if a governmental entity seeks a preliminary injunction or restraining order to enjoin the merger.

We and Motorola have agreed to consult and cooperate with each other in connection with obtaining all required consents, licenses, permits, waivers, approvals, authorizations or orders and to use commercially reasonable efforts to furnish one another with all information required for any application or filing made pursuant to any applicable law.

We have agreed to cooperate with Motorola to help Motorola assess the desirability of obtaining additional insurance coverage relating to specified litigation matters. In addition, if requested by Motorola at least 10 business days before completion of the merger, we have agreed to use our reasonable best efforts to apply for and to purchase, immediately prior to or concurrent with the merger, a litigation insurance policy with respect to these litigation matters, naming us and our subsidiaries as the named insureds and Motorola and its affiliates as additional insureds. In the event that Motorola unilaterally terminates the merger agreement in accordance with its terms, Motorola has agreed to reimburse us for the premium paid by us for the policy.

We have also agreed to provide to Motorola our tax apportionment schedule for 2005 and similar available apportionment information for other years as reasonably requested by Motorola, which will include jurisdictions in which we had sales, owned property, employed individuals or filed income tax returns for such relevant year. Our Chief Financial Officer must deliver a certificate to Motorola certifying that, to the best of his knowledge, the apportionment information delivered to Motorola for 2002 and each taxable year thereafter is true, correct and complete, and the apportionment information delivered to Motorola for all other years is true, correct and, to the extent available, complete. We must supplement the apportionment information if we become unable to deliver the certificate referenced below. We have also agreed to cooperate with Motorola as necessary to assist Motorola in reviewing the apportionment information. Motorola may notify us in writing within 20 days after receipt of the certificate, or five days after receipt of the supplemental information, if Motorola reasonably believes that we have been delinquent in filing any income tax return not disclosed to Motorola. To the extent that a tax return identified by Motorola is considered delinquent under the merger agreement, we are required to file that tax return unless we and Motorola agree that it does not need to be filed. If Motorola provides us with such a notice within 30 days of the outside termination date, September 21, 2007, and the delinquent tax return is the only condition to closing that is not satisfied as of the outside termination date, then the outside termination date of the merger agreement will be extended to the 30th day after we receive the notice from Motorola. At least five days before the merger, our Chief Financial Officer must deliver an additional certificate to Motorola certifying that the apportionment information previously provided to Motorola (as supplemented) remains, to the best of his knowledge, true, correct and complete, and that we have filed all U.S. federal income tax returns and all other delinquent income tax returns.

Conditions to the Completion of the Merger

The obligations of each of Motorola and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including the following:

•	the adoption of the merger agreement and the approval of the merger by the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the making of filings, receipt of approvals, and expiration or termination of applicable waiting periods under any other applicable antitrust laws;

•	no order, stay, decree, judgment or injunction or statute, rule or regulation by any governmental entity prohibits or makes illegal the completion of the merger or the other transactions contemplated by the merger agreement;

•	each of the obligations of the other party required to be performed on or prior to the closing date of the merger have been performed in all material respects; and

•	the representations and warranties of the other party set forth in the merger agreement being true and correct without regard to materiality and “material adverse effect” qualifiers, as of the date of the merger agreement and as of the completion date (except when made as of an earlier date, in which case as of that date), except to the extent that the aggregate of all inaccuracies with respect to such representations and warranties would not have a material adverse effect on such party, and solely with respect to us, except for capitalization, corporate authority and takeover statute representations, which must be true and accurate in all material respects.

The obligations of each of Motorola and Merger Sub to complete the merger depend on the satisfaction or waiver of, on or prior to the effective time of the merger, a number of additional conditions, including:

•	no action, investigation, proceeding or litigation has been instituted, commenced, pending or threatened:

•	or related order enacted or entered in which a governmental entity challenges or seeks to restrain or prohibit the completion of the merger or to prohibit or impair Motorola’s ability to own or operate any of our businesses and assets after the merger or any of the businesses or assets of Motorola or its subsidiaries, including through any divestiture, licensing, lease or hold separate arrangement, or to limit Motorola’s ability to exercise ownership rights with respect to the stock of the surviving corporation, or

•	which may reasonably be expected to result in the imposition of (1) criminal sanctions on us or our subsidiaries, or (2) material penalties or fines to a governmental entity, or restitution to a third party, in each case as a result of any conviction of us or our subsidiaries of a crime, or settlement with a governmental entity for the purpose of closing an investigation, being imposed on Motorola or the surviving corporation or any of their respective affiliates;

•	all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger having been made or obtained, except those that the failure to make or obtain could not have a material adverse effect on Motorola or a material adverse effect (as defined below) on us or provide a reasonable basis to conclude that the parties to the merger agreement or any of their affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or material civil sanctions;

•	the continued enforceability of specified contracts of ours;

•	since the date of the merger agreement, no occurrence of any change, event, circumstance or development that has had, or could reasonably be expected to have, a material adverse effect (as defined below) on us;

•	neither our principal executive officer nor our principal financial officer has failed to provide the necessary certifications required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any of our reports filed with the SEC since the date of the merger agreement;

•	we have filed all registration statements, forms, reports and other documents required to be filed by us with the SEC on or prior to the closing date, and all required amendments, and the amendments shall not contain any information that is materially and adversely different from the information in the documents amended by such amendments;

•	since the date of the merger agreement, no action has been instituted or threatened challenging the validity and ownership of our intellectual property, other than actions the outcomes of which are not reasonably expected to result in a material adverse effect (as defined below) on us;

•	the SEC shall not have recommended any charges or enforcement action against us or our officers or directors, authorized such recommendation, or issued a “Wells Notice” to us or our officers or directors in connection with the SEC investigation relating to certain accounting matters that was commenced in December 2005 and recently discontinued, and there shall not be any pending governmental action, suit, proceeding or investigation against any of our or our subsidiaries directors, officers or certain key employees relating to the SEC investigation;

•	we must have at least $15 million of cash and cash equivalents ($13 million if the merger is completed after July 31, 2007, and, in either case, reduced by the amount of all reasonable merger-related expenses (including payments required on or prior to, or as a result of, completion of the merger) paid after April 21, 2007), net of indebtedness;

•	three-quarters of a small group of key employees, each of whom entered into a retention agreement with Motorola on April 21, 2007, and 80% of a larger group of employees, still being employed by us and performing their usual and customary duties immediately prior to completion of the merger; and

•	we must have filed specified tax returns and other tax returns, if any, that are identified as being delinquent prior to completion of the merger.

The merger agreement provides that a “material adverse effect” on us means any change or effect on us that is reasonably likely to prevent us from completing the merger and other transactions contemplated by the merger agreement, or any material adverse change in, or materially adverse effect on, either individually or in the aggregate with all such other adverse changes in or effects on, the condition (financial or otherwise), results of operations, operations, business, assets (including intangible assets) or liabilities of us and our subsidiaries taken as a whole.

In determining whether a material adverse effect has occurred, none of the following, in and of themselves, will constitute a material adverse effect on us:

•	changes or effects that are primarily the result of general economic or business conditions, or conditions in financial or securities markets, in the United States;

•	changes or effects that are primarily the result of factors generally affecting the industries or markets in which we operate;

•	changes or effects that result from the public announcement or pendency of the merger on our employees or the public announcement by Motorola with respect to our or our subsidiaries’ businesses;

•	changes resulting from or arising out of actions taken pursuant to (and/or required by) the merger agreement or at the request of Motorola, or the failure to take any actions due to restrictions set forth in the merger agreement (provided that only if we (i) reasonably believe that taking any action required by the merger agreement or at the request of Motorola, or failing to take action prohibited by the agreement, could reasonably be expected to result in a material adverse effect on us, and (ii) provide timely prior written notification to Motorola of such belief and Motorola does not provide timely relief from the provisions of the merger agreement or its request, will the changes or effects resulting from such action or inaction be deemed not to constitute a material adverse effect on us);

•	changes in the price or trading volume of our common stock (provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying these changes has or has not resulted in, or contributed to, a material adverse effect on us, and no changes will be used as evidence that some other change, effect, circumstance or development has had or has not had a material adverse effect on us); or

•	adverse changes arising from or relating to any change in GAAP or any change in applicable laws, in each case proposed, adopted or enacted after the date of the merger agreement.

The merger is not conditioned upon Motorola or Merger Sub obtaining financing. The total amount of funds necessary to pay the merger consideration will be approximately $140 million. Motorola expects to fund the cash requirements for the transaction primarily from cash on hand.

No Solicitation of Other Acquisition Proposals by Terayon

The merger agreement provides that we will not, nor will we permit or authorize any of our subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of us or any of our subsidiaries, directly or indirectly, or authorize or direct any of our representatives, to:

•	solicit, initiate, facilitate, respond to or encourage any inquiries regarding or relating to, or the submission of, any takeover proposal, as defined below;

•	participate in any discussions or negotiations, furnish to any person any information or data relating to us or our subsidiaries, provide access to our properties, books, records or employees or take any other action, in each case regarding or to facilitate the making of any proposal that constitutes, or may be reasonably be expected to lead to, any takeover proposal;

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any takeover proposal, or agree to, approve, endorse or resolve to recommend any takeover proposal;

•	grant any waiver or release under any standstill or similar agreement by any third party who has made a takeover proposal; or

•	take any action to exempt any third party from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law or otherwise cause such restrictions not to apply.

Notwithstanding any of these restrictions, we may make certain disclosures to our stockholders required under applicable law, including to comply with our board of directors’ fiduciary duties, and we may provide notice of these restrictions to any person.

The merger agreement provides that we will, and will cause or representatives and our subsidiaries to, immediately terminate any existing activities, discussions, solicitations or negotiations with any person conducted up to the date of the merger agreement with respect to a takeover proposal.

However, if at any time before our stockholders vote to adopt the merger agreement and approve the merger:

•	we receive a bona fide written takeover proposal after the date of the merger agreement that our board of directors determines, after consultation with outside counsel, constitutes a superior proposal (as defined below) or is more favorable to our stockholders from a financial point of view than the merger and is reasonably likely to lead to a superior proposal; and

•	the takeover proposal was made and not solicited after the date of the merger agreement, and did not otherwise result from our breach of our nonsolicitation obligations (other than unintentional breaches that did not result in the takeover proposal and had only an immaterial impact on Motorola’s rights under the nonsolicitation provisions);

we may, if our board of directors determines in good faith, after receiving advice from outside counsel, that such action is required to discharge our board of directors’ fiduciary duties to our stockholders and, subject to providing prompt oral and written notice of our decision to do so to Motorola:

•	furnish, under a confidentiality agreement substantially similar to the one signed by Motorola, information about us and our subsidiaries that is not of greater scope, area, or detail than was provided to Motorola to the person making such takeover proposal and its representatives; and

•	negotiate and participate in discussions with the party making the bona fide, written takeover proposal.

The merger agreement provides that:

•	the term “takeover proposal” means any inquiry, proposal, offer or indication of interest from any person other than Motorola or any of its affiliates that constitutes, or that would reasonably be expected to lead to, any transaction to acquire beneficial ownership of (1) assets that constitute 15% or more of our and our subsidiaries’ consolidated revenues, net income or assets, or (2) 15% or more of any class of our or of any of our subsidiaries’ equity securities pursuant to a transaction or series of transactions, including:

•	a merger, consolidation, share exchange, or other business combination involving us or our subsidiaries;

•	a sale, issuance, exchange, transfer or other disposition of our or our subsidiaries’ shares of capital stock;

•	a sale, lease, license, exchange, transfer or other disposition of our or our subsidiaries’ assets; or

•	a tender offer or exchange offer with respect to either us or any of our subsidiaries, which is structured to permit another person to acquire beneficial ownership of assets that constitute 15% or more of our and our subsidiaries’ consolidated revenues, net income or assets or 15% or more of the equity interest in either us or any of our subsidiaries; and

•	the term “superior proposal” means an unsolicited written proposal or offer made by a third party to acquire, directly or indirectly, greater than 50% of the shares of our outstanding common stock (or would result in our stockholders beneficially owning less than 50% of the voting power of the combined or ongoing entity) or to acquire all or substantially all of our assets, in each case which our board of directors determines in good faith (after consultation with its financial advisors) to be more favorable to our stockholders from a financial point of view than the merger, taking into account all relevant terms and conditions of such proposal or offer as it deems relevant, and which, in the good faith reasonable judgment of our board of directors, is reasonably likely to be completed.

In the event that we receive any takeover proposal or a communication reasonably likely to lead to one, we must promptly (within one business day) notify Motorola orally and in writing of the terms and conditions of the proposal and the identity of the person making it, and provide Motorola with a copy of the written proposal. We must also promptly (within 24 hours) notify Motorola of any change to the material terms of any takeover proposal or of any determination by our board of directors that a takeover proposal constitutes a superior proposal.

The merger agreement further provides that our board of directors will not:

•	withdraw or modify, or propose to withdraw or modify, in any manner adverse to Motorola or Merger Sub, the board’s recommendation that our stockholders vote in favor of adoption of the merger agreement and approval of the merger, or approve, recommend or propose to approve or recommend any takeover proposal; or

•	enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other similar agreement or commitment with respect to any takeover proposal.

However, at any time when a superior proposal is pending and prior to our stockholders’ vote on the merger, if our board of directors determines in good faith (after receiving advice from outside counsel) that such action is required to discharge its fiduciary duties to our stockholders, our board of directors may change or withdraw its recommendation in a manner adverse to Motorola or Merger Sub and/or approve or recommend a superior proposal, and we may enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition or similar agreement with respect to the superior proposal. However, before doing so, our board of directors is required to give Motorola three business days prior written notice (which notice must state the material terms and conditions of the superior proposal and the identity of the person making it), and a further three business days notice in the event of any material amendment to the financial terms or any other material term of the superior proposal, and during the three business days, Motorola must not have made a matching offer. A matching offer is one that is at least as favorable to our stockholders as the superior proposal, as concluded by our board of directors in its good faith judgment, after consultation with its financial advisors and receipt of advice from outside counsel.

For a discussion of the circumstances under which we must pay a $5.25 million termination fee, see “Termination; Payment of Termination Fee” below.

Termination; Payment of Termination Fee

The merger agreement may be terminated at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement:

•	by mutual written consent of Motorola and us;

•	by either Motorola or us, by written notice if:

•	the merger has not been completed on or before September 21, 2007, or a later date as extended by mutual written consent of Motorola and us, unless the party that seeks to terminate has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that has been the principal cause of, or has primarily resulted in, the merger not being completed by that date;

•	our stockholders do not adopt the merger agreement and approve the merger at the special meeting, or at any adjournment or postponement thereof, unless the party that seeks to terminate has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that has been the principal cause of, or has primarily resulted in, the merger not being completed by that date; or

•	any order permanently restraining, enjoining or otherwise prohibiting completion of the merger becomes final and nonappealable (provided that the party that seeks to terminate has used commercially reasonable efforts to have the order lifted);

•	by Motorola if:

•	our board fails to recommend approval of the merger agreement and the merger in this proxy statement, changes, or resolves to change, its recommendation to adopt the merger agreement and approve the merger, recommends to our stockholders a competing transaction or publicly announces that it intends to do so, or enters into any alternative acquisition agreement accepting any competing transaction;

•	a tender offer or exchange offer for our outstanding shares of capital stock is commenced, and our board fails to recommend to our stockholders against accepting the offer;

•	our board, upon request of Motorola following receipt of a proposal or offer for a competing transaction, fails to reaffirm to Motorola the approval or recommendation of the merger and the merger agreement within five business days of the request;

•	we or any of our officers, directors, representatives or agents knowingly and materially breaches our obligations under the non-solicitation provisions or specified provisions relating to the special meeting of our stockholders in the merger agreement; or

•	we have breached any of our representations, warranties, covenants or agreements in the merger agreement, or any of our representations or warranties becomes untrue after the date of the merger agreement, so that the related closing condition would not be satisfied, and we do not cure the breach within 20 days after we receive written notice of it from Motorola (although Motorola may not terminate the merger agreement if Motorola or Merger Sub is in material breach of the merger agreement);

•	by us if:

•	prior to the stockholder vote with respect to the adoption of the merger agreement and approval of the merger, our board of directors, in compliance with the nonsolicitation provisions of the merger agreement, has approved or recommended to our stockholders a superior proposal, Motorola has failed to match the superior proposal within three business days after we notify Motorola of the superior proposal, and we have paid Motorola the termination fee described below; or

•	Motorola or Merger Sub has breached any of their representations, warranties, covenants or agreements in the merger agreement, or any of their representations or warranties becomes untrue after the date of the merger agreement, so that the relating closing condition would not be satisfied, and they do not cure the breach within 20 days after they receive written notice of it from us (although we may not terminate the merger agreement if we are in material breach of the merger agreement).

If the merger agreement is terminated pursuant to the above provisions, the merger agreement will become void and of no effect, without any liability or obligation on the part of Motorola, Merger Sub or us, except with respect to specified provisions of the merger agreement, including those regarding confidentiality, fees and expenses, and liability for fraud or willful or intentional breach of the merger agreement.

We will be required to pay Motorola a $5.25 million termination fee if:

•	the merger agreement is terminated by either Motorola or us because either the merger has not been completed prior to September 21, 2007, or our stockholders have not adopted the merger agreement at the special meeting, and

•	after the date of the merger agreement but prior to the termination date (in the case of termination for failure to complete the merger prior to September 21, 2007) or the special meeting date (in the case of termination for failure to obtain the requisite stockholder vote), a third party makes, or publicly discloses or announces an intention to make, a takeover proposal involving 35% or more of our and our subsidiaries’ consolidated revenues, net income or assets, or 35% or more of any class of our or of any of our subsidiaries’ equity securities; and

•	within 12 months of such termination of the merger agreement, we or any of our subsidiaries enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment to consummate, or approves or recommends to our stockholders or otherwise does not oppose, a transaction fitting the above description with the third party.

•	the merger agreement is terminated by Motorola as a result of the occurrence of any of the following, or by us, if our stockholders fail to adopt the merger agreement at the special meeting or any adjournment or postponement thereof and, prior to the date of the special meeting:

•	our board fails to recommend adoption of the merger agreement and approval of the merger in this proxy statement, changes, or resolves to change, its recommendation of the merger, recommends to the stockholders a competing transaction or publicly announces that it intends to do so, or enters into any alternative acquisition agreement accepting any competing transaction;

•	a tender offer or exchange offer for our outstanding shares of capital stock is commenced, and our board fails to recommend against our stockholders accepting it;

•	our board, upon request of Motorola following receipt of a proposal or offer for a competing transaction, fails to reaffirm to Motorola the approval or recommendation of the merger and the merger agreement within five business days of such request; or

•	we or any of our officers, directors, representatives or agents knowingly and materially breaches our obligations under the non-solicitation provisions or specified provisions relating to the stockholders’ meeting in the merger agreement.

•	the merger agreement is terminated by us prior to the stockholder vote in connection with our board of directors, in compliance with the nonsolicitation provisions of the merger agreement, approving or recommending to our stockholders a superior proposal, and Motorola failing to match the superior proposal within three business days after we notify Motorola of it.

If the termination fee is paid, it is Motorola’s and Merger Sub’s sole and exclusive remedy upon termination of the merger agreement.

Fees and Expenses

Except for circumstances in which we are required to pay the termination fee described above, the merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement, whether or not the merger is completed.

Amendment, Extension and Waiver

At any time prior to the completion of the merger, the merger agreement may be amended, modified or supplemented by mutual consent of the parties in writing. However, after the merger agreement has been adopted by our stockholders, there may not be any amendment, modification or supplement of the merger agreement without our stockholders’ further approval, if their approval to the amendment, modification or supplement is required by law. At any time prior to the completion of the merger, the parties may, to the extent permitted by law, waive compliance with any condition in the merger agreement.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders the number of shares of our common stock represented and voting in favor of adoption of the merger agreement and approval of the merger is insufficient to adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding adoption of the merger agreement and approval of the merger.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement and approval of the merger to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement and approval of the merger.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement and approval of the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of May 18, 2007 by: (i) each director; (ii) each of our named executive officers; (iii) all of our named executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. All shares of our common stock subject to options currently exercisable or exercisable within 60 days of May 18, 2007, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. This table is based upon information supplied by our officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 77,637,177 shares outstanding on May 18, 2007, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated in the table, the address of each party listed in the table is 2450 Walsh Avenue, Santa Clara, California 95051.

	Beneficial Ownership
	Number of	Percentage
Beneficial Owner	Shares	Ownership

Kern Capital Management, LLC(1)	11,538,200	14.9%
114 West 47th Street, Suite 1926
New York, New York 10036
Zaki Rakib(2)	8,604,080	11.1%
Shlomo Rakib(3)	8,604,080	11.1%
Jerry D. Chase(4)	566,666	*
Lewis Solomon(5)	358,859	*
Mark A. Richman(6)	322,916	*
Matthew J. Aden(7)	239,583	*
David M. Woodrow(8)	134,969	*
Howard W. Speaks, Jr.(9)	77,723	*
Matthew Miller(10)	67,294	*
All executive officers and directors as a group (9 persons)(11)	10,372,090	13.4%

(1)	Kern Capital Management, LLC filed an amendment to Schedule 13G, dated as of February 14, 2007, with the SEC. Kern Capital Management, LLC reported beneficial ownership of 11,538,200 shares of our common stock.

(2)	Shares beneficially owned by Dr. Zaki Rakib include 2,762,040 shares of our common stock (representing 3.6% of the shares outstanding on May 18, 2007), 240,000 shares of our common stock held by the Shlomo Rakib Children’s Trust of which Dr. and Mrs. Rakib are trustees, and 1,300,000 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007. Shares beneficially owned also include 2,762,040 shares of our common stock held by Shlomo Rakib, 1,300,000 shares of our common stock underlying stock options that are exercisable by Shlomo Rakib within 60 days of May 18, 2007, and 240,000 shares of our common stock held by the Zaki Rakib Children’s Trust. Zaki Rakib disclaims beneficial ownership of shares of our common stock, including shares underlying stock options, held by each of Shlomo Rakib and the Zaki Rakib Children’s Trust. Zaki Rakib has informed us that he may transfer by gift up to 500,000 shares of common stock to a university.

(3)	Shares beneficially owned by Shlomo Rakib include 2,762,040 shares of our common stock (representing 3.6% of the shares outstanding on May 18, 2007), 240,000 shares of our common stock held by the Zaki Rakib Children’s Trust of which Mr. and Mrs. Rakib are trustees, and 1,300,000 shares of our common stock underlying stock options, which are exercisable within 60 days of May 18, 2007. Shares beneficially owned also include 2,762,040 shares of our common stock held by Zaki Rakib, 1,300,000 shares of our common stock underlying stock options that are exercisable by Zaki Rakib within 60 days of May 18, 2007, and

240,000 shares of our common stock held by the Shlomo Rakib Children’s Trust. Shlomo Rakib disclaims beneficial ownership of shares of our common stock, including shares underlying stock options, held by each of Zaki Rakib and the Shlomo Rakib Children’s Trust. Shlomo Rakib has informed us that he may transfer by gift up to 400,000 shares of our common stock to a university.

(4)	Shares beneficially owned include 566,666 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007.

(5)	Shares beneficially owned include 298,859 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007, as well as 60,000 shares of our common stock.

(6)	Shares beneficially owned include 322,916 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007.

(7)	Shares beneficially owned include 239,583 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007.

(8)	Shares beneficially owned include 134,969 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007.

(9)	Shares beneficially owned include 77,723 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007.

(10)	Shares beneficially owned include 67,294 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007.

(11)	Shares beneficially owned by our current directors and executive officers as a group include 4,308,010 shares of our common stock underlying stock options that are exercisable within 60 days of May 18, 2007.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

FUTURE STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, a stockholder who wishes to submit a proper proposal for inclusion in our proxy statement for our annual meeting of stockholders to be held later this year must submit the proposal in writing in a timely manner to our Secretary at our principal executive offices. In order to be included, the proposal must be received by us a reasonable time before we begin to print and mail our annual proxy materials. The proposal must also otherwise comply with Rule 14a-8, including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of our common stock for at least one year prior to the date the proposal is submitted.

In addition, under our bylaws, a stockholder who wishes to otherwise bring a proposal for consideration at our 2007 annual meeting of stockholders must have submitted the proposal in writing to our Secretary not earlier than the close of business on the ninetieth (90th) day prior to the annual meeting and not later than the close of business on the sixtieth (60th) day prior to the annual meeting. In the event the public announcement of the date of the annual meeting is first made by us fewer than seventy (70) days prior to the date of the annual meeting, a stockholder who wishes to otherwise bring a proposal for consideration at our 2007 annual meeting of stockholders must have submitted the proposal in writing to our Secretary by the close of business on the tenth (10th) day following the day on which public announcement of the date of the meeting is first made by us. The proposal must also otherwise comply with the requirements set forth in our bylaws.

HOUSEHOLDING OF PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Mark A. Richman, Chief Financial Officer, c/o Terayon Communication Systems, Inc., 2450 Walsh Avenue, Santa Clara, CA 95051, or by telephone at (408) 235-5500.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the broker is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of this proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of a proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, us at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F. Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written request, directed to Mark A. Richman, Chief Financial Officer, c/o Terayon Communication Systems, Inc., 2450 Walsh Avenue, Santa Clara, CA 95051, or by calling (408) 235-5500. If you would like to request documents, please do so by June 14, 2007 in order to receive them before the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 24, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AMONG
MOTOROLA, INC.,
MOTOROLA GTG SUBSIDIARY VI CORP.
AND
TERAYON COMMUNICATION SYSTEMS, INC.
DATED AS OF APRIL 21, 2007

A-i

A-ii

A-iii

DEFINED TERMS

Term	Section

1995 Plan	5.2(a)
1997 Plan	5.2(a)
1998 ESPP	4.4(a)
1998 Plan	5.2(a)
1999 Plan	5.2(a)
Actions	5.8(a)
Adverse Recommendation Notice	7.2(c)(i)
Affiliate	5.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(a)
Antitrust Laws	7.5(b)
Apportionment Schedule	7.16(a)
Bid	5.17
Burdensome Condition	8.2(c)(i)
Business Day	1.2
By-Laws	2.2
Certificate	4.2(b)
Certificate of Merger	1.2
Change in Company Recommendation	7.2(b)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plans	5.9(a)
Company Board	5.1(a)
Company Board Recommendation	5.3(b)
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company ERISA Plans	5.9(b)
Company ESP Plans	4.4(a)
Company Government Contract	5.17
Company Government Subcontract	5.17
Company Lease	5.16(b)
Company Material Adverse Effect	5.1(d)
Company Material Contract	5.5(a)
Company Meeting	7.4
Company Net Cash	5.8(c)
Company Non-U.S. Benefit Plan	5.9(f)
Company Options Plans	5.2(a)
Company Pension Plan	5.9(b)
Company Permit	5.10
Company Representatives	7.2(a)
Company Rights Agreement	5.2(c)
Company SEC Reports	5.6(a)

A-iv

Term	Section

Company Software	5.15(h)
Company Stock Option	5.2(a)
Company Stock Plans	5.2(a)
Company Triggering Event	9.4(b)
Competing Transaction	7.2(c)(ii)
Confidentiality Agreement	10.7
Constituent Corporations	Preamble
Contracts	5.4(b)
Copyrights	5.15(q)(i)
Costs	7.12(a)
Delaware Law	Recitals
Dissenting Shares	4.6(a)
Effective Time	1.2
Employees	5.13(a)
Environmental Law	5.11(a)
ERISA	5.9(a)
ERISA Affiliate	5.9(a)
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	10.14
Export Approvals	5.18(a)
FCPA	5.19
GAAP	5.2(e)
Governmental Entity	5.4(a)
Hazardous Substance	5.11(a)
HSR Act	5.1(d)
Indebtedness	5.8(c)
Indemnified Parties	7.12(a)
Intellectual Property	5.15(q)(ii)
Investments	5.1(c)
IRS	5.9(b)
Key Employee	5.13(c)
knowledge	10.12
Laws	5.10
Leased Real Property	5.16(b)
Liens	5.1(d)
Limited License	5.15(o)
Litigation Insurance Policy	7.15
Material Environmental Reports	5.11(a)
Major Customer	5.5(a)(iii)
Major Customer Contract	5.5(a)(iii)
Major Supplier	5.5(a)(v)
Maximum Premium	7.12(b)
Merger	1.1
Merger Consideration	4.1(c)
Merger Sub	Preamble

A-v

Term	Section

NASD	5.6(f)
Option Holder	4.3
Option Payment	4.3
Order	8.1(c)
Outside Date	9.2(a)
Owned Intellectual Property	5.15(q)(iii)
Parent	Preamble
Parent Material Adverse Effect	6.1
Patents	5.15(q)(iv)
Permitted Liens	5.16(e)
Person	4.2(b)
Pink Sheets	5.2(a)
Preferred Shares	5.2(a)
Proxy Statement	5.6(d)
Restatement	8.2(h)
Rights	5.2(c)
Sarbanes-Oxley Act	5.6(a)
SEC	5.2(e)
SEC Investigation	8.2(j)
Section 7.16(a) Notice	7.16(a)
Securities Act	5.2(e)
Shareholder Approval	5.3(a)
Software	5.15(q)(v)
Stockholder Agreement	Recitals
Subsidiary	5.1(d)
Superior Proposal	7.2(c)(iii)
Surviving Corporation	1.1
Takeover Proposal	7.2(c)(iv)
Takeover Statute	5.22
Target Net Cash Amount	8.2(k)
Tax	5.12(b)
Tax Return	5.12(b)
Tenant	5.16(c)
Termination Fee	9.5(b)
Third Party	7.2(c)(v)
Third Party Embedded Software	5.15(c)
Third Party IP Licenses	5.15(d)
Third Party Licenses	5.15(d)
Third Party Software Licenses	5.15(c)
Trademarks	5.15(q)(vi)
Voting Debt	5.2(c)
Waiting Period	9.3(a)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 21, 2007, by and among Terayon Communication Systems, Inc., a Delaware corporation (the “Company”), Motorola, Inc., a Delaware corporation (“Parent”), and Motorola GTG Subsidiary VI Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). The Company and Merger Sub are sometimes collectively referred to herein as the “Constituent Corporations.”

RECITALS

WHEREAS, Parent and the respective boards of directors of Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for in this Agreement;

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined below);

WHEREAS, the board of directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger is referred to as the “Effective Time”) on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” “Business Day” means each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Chicago, Illinois are authorized or obligated by law or executive order to close.

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, obligations, claims, liabilities and duties of the Company and Merger Sub will become the debts, obligations, claims, liabilities and duties of the Surviving Corporation.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION

2.1  The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the “Charter”) attached hereto as Exhibit A, until later amended as provided in the Charter or by applicable Law; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read as follows: “The name of the corporation is Terayon Communication Systems, Inc.”. After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share.

2.2  The By-Laws.  At the Effective Time, the by-laws of the Company in effect at the Effective Time will be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time (the “By-Laws”), until later amended as provided in the By-Laws or by applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1  Directors.  The directors of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, and the board of directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.

3.2  Officers.  The officers of Merger Sub at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

CONVERSION OF SECURITIES

4.1  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub, the following will occur:

(a) Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub or any direct or indirect Subsidiaries of Parent immediately prior to the Effective Time will be cancelled and will cease to exist and no payment will be made with respect thereto.

(c) Merger Consideration for Company Common Stock.  Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as defined below)) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive $1.80 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time,

all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest (or in the case of Dissenting Shares, the rights contemplated by Section 4.6).

(d) Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted; provided, however, that no such adjustment will be made for issuances of shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) that occur in the ordinary course of the Company’s business pursuant to the conversion, exchange or exercise of any outstanding securities which are in existence as of the date of this Agreement or permitted by the terms hereof to be issued after the date hereof.

4.2  Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and reasonably approved by the Company prior to the date of this Agreement (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”). Pending distribution of the cash deposited with the Exchange Agent, such cash will be held in trust for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration and will not be used for any other purposes; provided, however, any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c) will be promptly returned to Parent. The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that (i) such investments will be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, and (ii) no such investments will have maturities that could prevent or delay payments to be made pursuant to this Article IV.

(b) Exchange Procedures.  Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and as reasonably approved by the Company and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or effective affidavit of loss required by Section 4.2(g)) for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article IV, subject to any required withholding Taxes pursuant to Section 4.2(f), and the surrendered Certificate will immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates. In the event a transfer of ownership of Company Common Stock is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that (A) the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer, and (B) the Person requesting payment (I) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate, or (II) establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate (or effective affidavit of loss required by Section 4.2(g)) will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this

Section 4.2. The term “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c) No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and holders of Certificates will cease to have any rights as stockholders of the Surviving Corporation other than the right to receive the Merger Consideration upon surrender of such Certificates in accordance with Section 4.2(b) and Section 4.2(g) (or in the case of Dissenting Shares, the rights contemplated by Section 4.6) and any dividend or distribution with respect to shares of Company Common Stock evidenced by such Certificates with a record date prior to the Closing Date. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged as provided in this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock on the date that is 180 days after the Effective Time will be delivered to Parent, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 will be entitled to receive, upon demand, only from Parent payment of its claim for the Merger Consideration, without interest.

(e) No Liability.  To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law related to Taxes. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) will be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid pursuant to this Agreement in respect of the shares of Company Common Stock formerly represented by such Certificate.

4.3  Company Options.  Each Company Stock Option (as defined in Section 5.2(a)), to the extent outstanding and unexercised as of the Effective Time, shall be cancelled and shall thereafter no longer be exercisable except that the holder thereof (the “Option Holder”) shall be entitled to a payment in cash (the “Option Payment”), as of the Effective Time, in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option held by such Option Holder, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Company, for the benefit of the Option Holders, cash in an amount equal the aggregate amount of all Option Payments. Each Option Payment shall be paid by the Company or its agent to the applicable Option Holder as promptly as reasonably practicable after the Closing Date. The Company Board (or an appropriate committee thereof) agrees to adopt resolutions to amend the Company Stock Plans to approve and effectuate the foregoing.

4.4  Employee Stock Purchase Plans.  The Company shall take all actions with respect to the 1998 Employee Stock Purchase Plan, as amended (the “1998 ESPP”) and the 1998 Employee Stock Purchase Plan

for Foreign Employees (the “Foreign Employees ESPP”, and together with the 1998 ESPP, the “Company ESP Plans”) as are necessary to assure that (i) the Company ESP Plans shall continue to be suspended, (ii) there shall not be any additional Offering Period (as defined in the 1998 ESPP) or additional Purchase Period (as defined in the Foreign Employees ESPP), as the case may be, commencing following the date of this Agreement, and (iii) immediately prior to the Effective Time, the Company ESP Plans are terminated.

4.5  Actions by the Company.  Except as contemplated by Section 4.3, the Company shall take all actions necessary to ensure that from and after the Effective Time the Surviving Corporation is not bound by any options, warrants, rights, awards, convertible debt securities, other convertible securities or similar arrangements to which the Company is a party which would entitle any Person (other than Parent) to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in Section 4.3) in respect of such options, warrants, rights, awards, convertible debt securities, other convertible securities or similar arrangements.

4.6  Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who is entitled to demand and properly demands (and has not effectively withdrawn or lost such demand) appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, but the holder of Dissenting Shares will only be entitled to such rights as are provided by Delaware Law, including the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.

(b) Notwithstanding the provisions of Section 4.6(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon compliance with the exchange procedures (including the surrender of the Certificate representing such shares) set forth in Section 4.2.

(c) The Company shall give Parent (i) prompt written notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, negotiate with any holder of Company Common Stock the terms of any payment, or make any payment, with respect to any such demands or offer to settle or settle any such demands, and the Company shall not communicate with any holder of Company Common Stock with respect to such demands, without prior consultation with Parent, except for communications directed to the Company’s stockholders generally or as required by Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any section or paragraph qualifies (a) the corresponding section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

5.1  Organization, Good Standing and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and, except as set forth on Section 5.1(a) of the Company Disclosure Schedule, is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the certificate of incorporation and by-laws (or equivalent governing instruments) of the Company and each of its Subsidiaries and all amendments to such instruments. The certificate of incorporation and by-laws (or equivalent governing instruments) of the Company and each of its Subsidiaries made available are in full force and effect. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the board of directors of the Company (the “Company Board”), the board of directors of each Subsidiary of the Company and each committee of the Company Board and each board of directors of its Subsidiaries held between January 1, 2002 and April 20, 2007. As used in this Agreement “made available” means that the subject documents were posted for secure external viewing on the Company’s virtual data room in connection with negotiating this Agreement, or otherwise made available to Parent in writing.

(b) Section 5.1(b) of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

(c) Section 5.1(c) of the Company Disclosure Schedule contains a complete and accurate list of any and all Persons, not constituting Subsidiaries of the Company, of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the “Investments”).

(d) The Company or a Subsidiary of the Company, as the case may be, owns all shares of capital stock or other securities owned by it in its Subsidiaries, and all Investments owned by it, free and clear of all liens, pledges, security interests, claims or other encumbrances (“Liens”), and there are no outstanding contractual obligations of the Company or any of its Subsidiaries permitting the repurchase, redemption or other acquisition of any of its interest in any Subsidiary or Investment or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Subsidiary or Investment. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).

The term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries, and (ii) “Company Material Adverse Effect” means (X) any change or effect on the Company that is reasonably likely to prevent the Company from consummating the Merger and the other transactions contemplated by this Agreement, or (Y) any materially adverse change in, or materially adverse effect on, either individually or in the aggregate with all such other adverse changes in or effects on, the condition (financial or otherwise), results of operations, operations, business, assets (including intangible assets) or liabilities of the Company and its Subsidiaries taken as a whole, excluding, in each case:

(a) changes or effects that are primarily the result of general economic or business conditions, or conditions in financial or securities markets, in the United States;

(b) changes or effects that are primarily the result of factors generally affecting the industries or markets in which the Company operates;

(c) changes or effects that result from the effect of the public announcement or pendency of the transactions contemplated hereby on employees of the Company and its Subsidiaries or the public announcement by Parent of its plans with respect to the business of the Company or any of its Subsidiaries;

(d) changes resulting from or arising out of actions taken pursuant (and/or required by) this Agreement or at the request of Parent, or the failure to take any actions due to restrictions set forth in this Agreement; provided, however, to the extent that the Company reasonably believes that taking any action required by this Agreement or at the request of Parent, or failing to take any action prohibited by this Agreement, could reasonably be expected to result in a Company Material Adverse Effect, only if the Company provides timely prior notification to Parent of such belief, and Parent does not provide timely relief from the provisions of this Agreement or its request, shall the changes or effects resulting from this subsection (d) be deemed to not constitute a Company Material Adverse Effect;

(e) any changes in the price or trading volume of the Company’s stock on the Pink Sheets or other over the counter market; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such changes has or has not resulted in, or contributed to, a Company Material Adverse Effect, and no such changes shall be used as evidence that some other change, effect, circumstance or development has had or has not had a Company Material Adverse Effect; or

(f) any adverse changes arising from or relating to any change in GAAP or any change in applicable Laws, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof;

provided, further, that the Company successfully bears the burden of proving that any such change or effect in clause (a), (b) or (f) immediately above does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate. In addition, with respect to clause (a) or (b) above, the Company shall bear the burden of proving that any such change or effect primarily results from the factors identified in such clause.

5.2  Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”). All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on April 20, 2007, 77,637,177 shares of Company Common Stock and no Preferred Shares were issued and outstanding. At the close of business on April 20, 2007, the Company had no shares of Company Common Stock or Preferred Shares reserved for issuance and no other form of equity award had been granted, except that: (i) 12,109,924 shares of Company Common Stock were reserved for issuance by the Company pursuant to outstanding options (a “Company Stock Option”) under the Company’s 1995 Stock Option Plan, as amended (the “1995 Plan”), 1997 Equity Incentive Plan, as amended (the “1997 Plan”), 1998 Non-Employee Director’s Stock Option Plan (the “1998 Plan”), 1999 Non-Officer Equity Incentive Plan (the “1999 Plan” and, together with the 1995 Plan, the 1997 Plan and the 1998 Plan, the “Company Option Plans”) or granted outside of the Company Option Plans; (ii) 1,812,024 shares of Company Common Stock were reserved for issuance and available for future grants under the Company Option Plans; (iii) 600,371 shares of Company Common Stock were reserved for issuance for future purchase rights under the Company ESP Plans (together with the Company Option Plans, the “Company Stock Plans”); (iv) 2,000,000 Preferred Shares were reserved for issuance in connection with the Company Rights Agreement (as defined below); and (v) 156,667 shares of Company Common Stock were held by the Company in its treasury. As of the date hereof, the Company has granted pursuant to the 1995 Plan and the 1999 Plan, 692 shares of Company Common Stock in the form of restricted stock, all of which are vested as of the date hereof and included in the number of issued and outstanding shares of Company Common Stock set forth above. Section 5.2(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on April 20, 2007, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock subject to outstanding Company Stock Options and restricted stock awards under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder of such option, the Company Stock Plan under which it was granted (or if it was granted outside of the Company Option Plans), the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting accelerates in any way by the execution of this Agreement, the consummation of the Merger or termination of employment or change in position following consummation of the Merger. No form of equity award, including, without limitation, shares of restricted stock or other similar rights is outstanding under the Company Option Plans, except for the Company Stock Options and restricted stock awards set forth on Section 5.2(a) of the Company Disclosure Schedule. There are no outstanding stock purchase rights under the Company ESP Plans. The Company has made available to Parent complete and accurate copies of all Company Stock Plans, and the forms of all stock option agreements and notices of grants or awards evidencing Company Stock Options, and forms of all purchase or participation elections under the Company ESP Plans. As of the date hereof, the Company Common Stock is quoted on the “Pink Sheets” (the “Pink Sheets”), published by Pink Sheets, LLC.

(b) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

(c) Except as set forth above in this Section 5.2 or in Section 5.2(c) of the Company Disclosure Schedule, and except for the rights (the “Rights”) issuable pursuant to the Rights Agreement, dated as of February 6, 2001 (the “Company Rights Agreement”), between the Company and Fleet National Bank, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units, restricted stock units, or stock appreciation rights or similar rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”).

(d) There are no registration rights to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Neither the Company nor any of its Affiliates (as defined below) is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company, except for transfer restrictions under the terms of the Company Stock Options. Except as set forth on Section 5.2(d) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries. As used in this Agreement with respect to any party, the term “Affiliate” means any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(e) Except as set forth on Section 5.2(e) of the Company Disclosure Schedule, (i) all Company Stock Options awarded under the Company Option Plans were duly and lawfully granted and approved in accordance with the requirements of the applicable corporate, Tax Laws, the Securities Act of 1933, as amended (the “Securities Act”), U.S. state securities Laws, any non-U.S. securities Laws and the terms of the applicable Company Stock Plan; (ii) the Company’s minutes, grantee documentation and other equity plan administration records each reflect the proper measurement date of each such Company Stock Option pursuant to the applicable requirements of United States generally accepted accounting principles (“GAAP”) in effect at the time of each grant; and (iii) all of the Company’s financial statements filed with the United States Securities and Exchange Commission (the “SEC”) have accounted for and reflected in accordance with GAAP in all material respects all awards, modifications, exchanges, or other transactions in connection with the Company Stock Plans. The fair market value of each Company Stock Option on the date of grant was established in accordance with a valuation methodology set forth under the terms of the applicable Company Stock Plan and meets the requirements of Sections 409A, 422 and 423 of the Code, as, and to the extent, applicable. All purchase rights previously granted under the Company ESP Plans were granted in accordance with all of the requirements of Section 423(b) of the Code. Except as set forth on Section 5.2(e) of the Company Disclosure Schedule, each Company Stock Option was granted with an exercise price per share that was not less than the fair market value per share of the Company Common Stock on the date of grant. The Company has complied in all material respects with all required income and payroll tax withholding and reporting requirements with respect to the Company Stock Plans and all grants, exercises, issuances and other transactions thereunder.

5.3  Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to adoption of this Agreement and approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Shareholder Approval”), and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b) On or prior to the date hereof, the Company Board, acting unanimously, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved this Agreement and declared its advisability in accordance with the provisions of Delaware Law, (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for adoption and approval in accordance with Section 7.4 of this Agreement (the “Company Board Recommendation”), and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement. The Company Board has received the opinion of its financial advisor, Goldman, Sachs & Co., to the effect that (subject to the assumptions and qualifications set forth in such opinion), as of the date of such opinion, the $1.80 in cash per share to be received by the holders of the shares of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

5.4  Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) the pre-merger notification requirements under the HSR Act (or similar foreign filings, if applicable), (iii) applicable requirements, if any, of the Securities Act, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the requirement to file the Proxy Statement with the SEC, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, and (v) the notifications, consents and approvals set forth in Section 5.4(a) of the Company Disclosure Schedule (all of such filings, approvals, notices, consents, orders, authorizations, registrations, declarations and notifications described in clauses (i) through (v) above, collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (ii) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral or written (“Contracts”) binding upon the Company or any of its Subsidiaries, or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any conflict, breach, violation, termination, default, acceleration, creation or change that has not had, and is not reasonably expected to have, a Company Material Adverse Effect. Section 5.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all notices, consents or waivers that are expressly required under the provisions of the Contracts referred to in Section 5.5(a) or Contracts for Third Party Embedded Software or Third Party IP Licenses (other than software subject to open source or similar type license agreements) as a result of the Merger or other transactions contemplated by this Agreement or that are necessary to avoid the other party to any such Contract or Third Party IP License having a right to terminate or claim a breach of any such agreement as a result of the Merger or other transactions contemplated by this Agreement.

5.5  Contracts.

(a) The term “Company Material Contract” means any of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, service or consulting Contract or arrangement with any current or former executive officer of the Company or member of the Company Board, and any employment, service or consulting Contract or arrangement with any other employee of the Company or its Subsidiaries that provides for at least $100,000 in base compensation, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries (A) with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended December 31, 2006 in excess of one percent (1%) of the Company’s consolidated revenue during that period (each such customer, a “Major Customer,” and each Contract referenced in this Section 5.5(a)(iii)(A), a “Major Customer Contract”), or (B) that contains any covenant of the Company granting any exclusivity rights or contains most favored customer pricing provisions;

(iv) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries that contains any (A) penalties imposed on the Company or any of its Subsidiaries for late delivery of the Company’s or any of its Subsidiaries’ products or breach of other performance obligations by the Company or any of its Subsidiaries, or (B) penalties (other than standard warranty obligations agreed to by the Company in the ordinary course of business) imposed on the Company or any of its Subsidiaries associated with repairs, returns or quality performance of the Company’s or any of its Subsidiaries’ products or services;

(v) any Contract between the Company or any of its Subsidiaries and any supplier of goods, products or components (including software) and/or services with respect to which the Company and its Subsidiaries made cumulative expenditures during the twelve-month period ended December 31, 2006 greater than $50,000 (each such supplier, a “Major Supplier”);

(vi) (A) any Contract between the Company or any of its Subsidiaries and any sole source suppliers, or (B) original equipment manufacturer (OEM) Contracts, electronic manufacturing services (EMS) Contracts, original design and manufacturing supply (ODM) Contracts, third party logistics (3PL) Contracts, transportation Contracts, and other contract manufacturing Contracts, or any other Contract that licenses or otherwise authorizes any Person to design, manufacture, reproduce, develop or modify the products, services or technology of the Company and its Subsidiaries (other than agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business);

(vii) Contracts (A) that contain any “take or pay” or volume commitment provisions binding the Company or any of its Subsidiaries, or (B) that contain provisions granting any rights of first refusal,

rights of first negotiation or similar rights to any Person other than the Company in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) (A) any Contract containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, or to compete with any Person in any line of business or in the geographic locations in which any such Person may engage in business, or (B) any Contract otherwise prohibiting or limiting the right of the Company or any of its Subsidiaries to (x) make, sell or distribute any products or services or (y) use, transfer, license, distribute or enforce any Intellectual Property rights owned by the Company or any of its Subsidiaries immediately prior to the execution of such Contract;

(ix) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person other than the Company’s Subsidiaries (including joint venture, partnership or other similar agreements);

(x) any Contract which provides access to source code to any Person for all or any portion of any product of the Company or Owned Intellectual Property in any circumstance;

(xi) any Contract or other arrangement constituting a “direct financial obligation” or “off-balance sheet arrangement” as defined under Item 2.03(c) and (d) in SEC Form 8-K (without regard to its materiality) and any other mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness of the Company or any of its Subsidiaries or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(xii) any settlement agreement entered into by the Company or, to the extent possessed by or available to the Company, by any current or former executive officer within five (5) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s employment or independent contractor’s service arrangement with the Company, or (B) settlement agreements with Persons other than Governmental Entities for cash only (which has been paid) that do not exceed $50,000 as to such settlement;

(xiii) any Contract not described in clause (vi) above under which the Company or any of its Subsidiaries has (A) granted a license or other right to or under any Owned Intellectual Property or a sublicense or other right to or under any Intellectual Property licensed under a Third Party License, in each case to any Person, other than to customers, distributors and other resellers in the ordinary course of business, or (B) assigned any Intellectual Property previously owned by the Company or any of its Subsidiaries and material to the operation of their respective businesses, as applicable, to any Third Party within four (4) years prior to the date of this Agreement;

(xiv) any Contract not otherwise described in this Section 5.5(a) which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $100,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) or fewer days’ notice;

(xv) any Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $50,000 on an annual basis during the three (3) years prior to the date of this Agreement, or any such Contract pursuant to which the Company has ongoing obligations, (C) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business, (D) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (E) relating to currency hedging or similar transactions.

(b) Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date of this Agreement. A complete and accurate copy of each Company Material Contract has been made available to Parent (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto).

(c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms. Except as set forth on Section 5.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has violated in any material respect, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated in any material respect, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of such Company Material Contract. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no other party to such Contracts has repudiated by oral or written notice to the Company any material provision of any Company Material Contract.

(d) During the last twelve (12) months, none of the Major Customers has terminated or failed to renew or informed the Company of any intention to materially reduce purchases under any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination or such reduced purchases from any of the Major Customers.

(e) Section 5.5(e) of the Company Disclosure Schedule sets forth each Major Supplier and the cumulative expenditures made by the Company and its Subsidiaries during the twelve-month period ended December 31, 2006.

(f) The Company has made available to Parent a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including end user, maintenance and reseller standard form Contracts) in connection with their respective businesses.

(g) Section 5.5(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons (including agents) through which the products of the Company and its Subsidiaries were marketed, sold or otherwise distributed during the twelve (12) months preceding the date of this Agreement. Each reseller and distributor agreement of the Company and its Subsidiaries is terminable by the Company or its Subsidiary (without penalty or cost) upon ninety (90) days’ or less notice.

5.6  SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company files up to the Closing), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (the “Sarbanes-Oxley Act”), are referred to as the “Company SEC Reports.” Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, the Company SEC Reports (i) were or will be filed on a timely basis (other than the Company’s Annual Reports on Form 10-K for the fiscal years ending December 31, 2005 and December 31, 2006, and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ending September 30, 2005 and March 31, June 30 and September 30, 2006), (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including (i) all SEC comment letters and responses to such comment letters by or on behalf of the

Company, and (ii) any letters, complaints, or other documents from the SEC or any staff or office of the SEC informing the Company of any inquiry, claim or proceeding (formal, informal or otherwise) or request for documents or information, and all written responses thereto by or on behalf of the Company. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. There are no off-balance sheet arrangements as defined in Item 2.03(d) of SEC Form 8-K with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports or any such reports required to be filed in the future.

(b) Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed or to be filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act). Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2006 (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2006, or (iii) except as set forth on Section 5.6(c) of the Company Disclosure Schedule, that have not had, and are not reasonably expected to have, a material adverse impact on the Company and its Subsidiaries, taken as a whole.

(d) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The representations and warranties contained in this Section 5.6(d) will not apply to statements or omissions included in the Proxy Statement or any other filings made with the SEC based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use in the Proxy Statement.

(e) The Company maintains disclosure controls and procedures and internal control over financial reporting as required under Rule 13a-15(a) promulgated under the Exchange Act. Except as set forth on Section 5.6(e)-1 of the Company Disclosure Schedule, such disclosure controls and procedures and such internal control over financial reporting were effective as of December 31, 2006, and the same are otherwise reasonably designed to comply with the respective definitions of such controls in Rules 13a-15(e) and (f) promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date of this

Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2004, and Section 5.6(e)-1 of the Company Disclosure Schedule sets forth a summary of all current significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting. Except as set forth on Section 5.6(e)-2 of the Company Disclosure Schedule, since January 1, 2004, no current or former employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company or such Subsidiary that the Company or any such Subsidiaries has engaged in questionable or fraudulent accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any of its committees or to any director, in his or her capacity as a director, or officer, in his or her capacity as an officer, of the Company or any of its Subsidiaries.

(f) The Company and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) since the enactment of the Sarbanes-Oxley Act, the applicable provisions of the Sarbanes-Oxley Act at the time that such provisions became effective, and (ii) since the date that the Company Common Stock has been quoted on the Pink Sheets, the SEC and National Association of Securities Dealers (the “NASD”) rules applicable to companies quoted on the Pink Sheets (and since any such date, the Company has not given or been required to give notice to, and has not received notice from, the SEC, the NASD or any other Person, (x) to the effect that the Company is or may be in violation of any of the SEC or NASD rules applicable to companies quoted on the Pink Sheets or (y) with respect to non-compliance with the rules or regulations that would affect the eligibility of the Company Common Stock from being quoted on the Pink Sheets).

(g) There are no outstanding loans made by the Company or any of its Affiliates to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans or an “extension of credit” to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company.

5.7  Absence of Certain Changes.  Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, since such date, except as set forth on Section 5.7 of the Company Disclosure Schedule, there has not been (a) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development, circumstance or occurrence or combination thereof which has had, or could reasonably be expected to have, a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date), (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, or (c) any other action or event that would have required the consent of Parent under Section 7.1 had such action or event occurred after the date of this Agreement.

5.8  Litigation.

(a) Except as set forth on Section 5.8(a)-1 of the Company Disclosure Schedule, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries, or (iii) other facts or circumstances which, to the knowledge of the Company, are reasonably expected to result in any Action against the Company or any of its Subsidiaries. Other than as set forth in Section 5.8(a)-2 of the Company Disclosure Schedule,

there has not been since January 1, 2004, nor are there currently, any internal investigations, or inquiries reasonably expected to lead to a material internal investigation, being conducted by the Company Board (or any of its committees) or any Person at the request of the Company Board concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(b) The indemnification obligations of the Company (including advancement of expenses) with respect to any present or former directors, officers or employees of the Company and its Subsidiaries arising out of any past, pending or threatened proceedings or other events that have given rise to or may give rise to any indemnification obligations of the Company pursuant to any agreement, the certificate of incorporation or bylaws, as amended, of the Company, or any statute, are specified in Section 5.8(b) of the Company Disclosure Schedule.

(c) Section 5.8(c)-1 of the Company Disclosure Schedule sets forth a list of (i) all Contracts of the Company and its Subsidiaries relating to Indebtedness, currently outstanding or that could become outstanding in the future, and (ii) the amount of such Indebtedness, including any accrued interest, as of the date of this Agreement. Section 5.8(c)-2 of the Company Disclosure Schedule sets forth, calculated as of the date of this Agreement, the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries less the aggregate amount of Indebtedness of the Company and its Subsidiaries (including, for the avoidance of doubt and without limitation, any penalties, premiums, liquidated damages or similar amounts relating to any Indebtedness that may become due and payable as a result of the execution of this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement) (such difference, the “Company Net Cash”).

The term “Indebtedness” means, with respect to any Person, (A) all indebtedness of such Person, whether or not contingent, for borrowed money, (B) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, and (C) all Indebtedness of others referred to in clauses (A) and (B) guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a Contract (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (IV) otherwise to assure a creditor against loss; provided, however, solely with respect to Section 5.8(c) above and Section 8.2(k), Indebtedness shall not be deemed to include intercompany amounts, capital lease obligations or any expenses or costs incurred by the Company pursuant to Section 7.15.

5.9  Employee Benefits.

(a) Section 5.9(a)-1 and Section 5.13(b) of the Company Disclosure Schedule lists all benefit and compensation plans, policies or arrangements, other than commission arrangements, currently maintained or contributed to by the Company, any of its Subsidiaries or any other entity, which together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, which are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, other than commission arrangements, currently maintained by the Company, any of its Subsidiaries or any ERISA Affiliate (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including health, dental, vision or life insurance coverage, vacation, loans, fringe benefits, severance benefits, change in control plan or agreements, disability benefits, deferred compensation, bonuses, stock options, stock ownership or purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans are referred to as “Company

Non — U.S. Benefit Plans”). Complete and accurate copies of all Company Benefit Plans listed on Section 5.9(a)-1 of the Company Disclosure Schedule, any amendments thereto, all summary plan descriptions, any summary of material modifications thereto, all other documents containing descriptions furnished to participants in a Company Benefit Plan, and any benefits schedule, trust instruments, insurance contracts or other funding vehicle forming a part of any such Company Benefit Plans, the Annual Report (Form 5500 series) and schedules, if any, for the most recent prior three (3) years and opinions of independent accountants to the extent required under applicable Law have been provided or made available to Parent. Section 5.9(a)-2 of the Company Disclosure Schedule identifies each Company Benefit Plan which is a change in control plan or agreement of the Company or any of its Subsidiaries and each employment or retention agreement of the Company or any of its Subsidiaries, and complete and accurate copies of each such plan or agreement have been provided to Parent.

(b) Except as set forth on Section 5.9(b) of the Company Disclosure Schedule, all Company Benefit Plans, other than Company Non — U.S. Benefit Plans (“Company U.S. Benefit Plans”), have been maintained and administered in all material respects in accordance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a current favorable opinion letter or determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan. Except as set forth on Section 5.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA. Any Company Benefit Plan that is subject to Section 409A of the Code has been operated in good faith compliance with the requirements of Section 409A of the Code (or an available exemption therefrom).

(c) Neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes or ever has contributed to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of the Company Pension Plans is or ever has been subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, nor does the Company, any of its Subsidiaries or any ERISA Affiliate have any liability, contingent or otherwise, in respect of any such Company Pension Plan.

(d) Except as set forth on Section 5.9(d) of the Company Disclosure Schedule, all contributions required to be made under each Company Benefit Plan, whether pursuant to applicable Laws or the terms of such Company Benefit Plan, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement.

(e) There is no material litigation pending or, to the knowledge of the Company, threatened, relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. By its terms, the Company or its Subsidiaries may amend or terminate any Company ERISA Plan at any time without incurring any liability thereunder, other than termination fees under service provider contracts with respect to each such Company ERISA Plan, a true and complete copy of each such service provider contract having been provided to Parent, and other than in respect of claims incurred or vested benefits accrued prior to such amendment or termination, and to the knowledge of the Company, no summary plan description or other written communication distributed generally to participants or employees would prohibit the Company or its Subsidiaries from amending or terminating any such Company ERISA Plan.

(f) There has been no amendment to, announcement by the Company, any of its Subsidiaries or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Section 5.9(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees, independent contractors or consultants (including outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law and except for those agreements identified in Section 5.9(a)-2 of the Company Disclosure Schedule. Except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (i) entitles any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) except as specifically contemplated in Section 4.3, accelerates the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increases the amount payable or results in any other material obligation pursuant to, any of the Company Benefit Plans or any Company Non-U.S. Benefit Plan. Neither the Company nor any of its Subsidiaries has entered into any contract, agreement, plan or arrangement covering any employee or former employee or independent contractor that, individually or collectively, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible by reason of Code Section 280G or would give rise to a payment that could subject the recipient to excise tax imposed by Code Section 4999.

(g) All Company Non-U.S. Benefit Plans have been maintained and administered in all material respects in accordance with applicable local Law, and have received all necessary rulings or determinations as to the qualification (to the extent such concept or a comparable concept exists in the relevant jurisdiction) of such Company Non-U.S. Benefit Plans from the appropriate Governmental Entity. All Company Non-U.S. Benefit Plans, and all governmental plans, funds or programs to which the Company or any of its Subsidiaries contributes on behalf of any of their employees, are listed on Section 5.9(g) of the Company Disclosure Schedule. There is no pending or, to the knowledge of the Company, threatened, litigation relating to the Company Non-U.S. Benefit Plans (except for individuals’ claims for benefits payable in the normal operation of such Company Non-U.S. Benefit Plans) that has resulted in, or is reasonably expected to result in, a material expense in respect of the Company or any of its Subsidiaries.

(h) All material contributions required to be made under each Company Non-U.S. Benefit Plan, whether pursuant to applicable Laws or the terms of such Company Non-U.S. Benefit Plan, have been timely made and all obligations in respect of each Company Non-U.S. Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan.

5.10  Compliance with Laws; Permits.  Except as set forth on Section 5.10 of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, municipal, foreign or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, rules, regulations, judgments, orders, rulings, injunctions, decrees, directives, arbitration awards, agency requirements, authorizations, opinions, licenses and permits of all Governmental Entities (collectively, “Laws”) applicable to the Company or its Subsidiaries, except for violations or possible violations that (i) have not had, and are not reasonably expected to have, a Company Material Adverse Effect and (ii) have not resulted, and are not reasonably likely to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries, or any of their respective directors or officers. No (i) material investigation or review (for which the Company or one of its Subsidiaries has received notice) or (ii) other investigation or review (for which the Company or one of its Subsidiaries has received written notice) by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which have not had, and are not reasonably expected to have, a Company Material Adverse Effect. No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.11  Environmental Matters.

(a) Except for such matters that are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined below) during the previous five (5) years; (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any property owned by any Third Party; (v) neither the Company nor any of its Subsidiaries has caused or could be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any Third Party pursuant to which it has assumed any liability or obligation under any Environmental Law; (viii) there are no other existing circumstances or conditions (including plans for modification or expansion which are the subject of an approved capital authorization request) involving the Company’s or any of its Subsidiaries’ owned or leased properties or operations that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the Company’s or any of its Subsidiaries’ ownership, use or transfer of any property pursuant to any Environmental Laws; and (ix) the Company has delivered or made available to Parent copies of all Material Environmental Reports (as defined below), studies, assessments, soil or groundwater sampling data and other material environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations which were prepared within the last five (5) years.

The term (x) “Material Environmental Reports” means any reports generated by any third party consultants or experts, including any due diligence reports prepared under the ASTM standards and any reports submitted to any Governmental Entity within the last five (5) years, (y) “Environmental Law” means any applicable Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (C) noise, odor, indoor air, worker safety and health, wetlands, pollution or contamination, or any injury or threat of injury to Persons or property relating to any Hazardous Substance, or (D) the labeling, packaging, takeback or recycling of products or the manufacturing of products, and (z) “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive material or radon.

(b) Except as set forth on Section 5.11 of the Company Disclosure Schedule, the products of the Company or any of its Subsidiaries sold or otherwise made available in the European Union market comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive, and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, to the extent such directives and/or any legislation enacted or implemented thereunder by applicable European Union member nations are applicable to such products.

5.12  Taxes.

(a) The Company and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax

Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (b) have paid or accrued for all Taxes that are required to be paid as shown in such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or other Person, except with respect to matters contested in good faith, and (c) have not waived any statute of limitations with respect to any material Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect. There are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or similar proceedings in respect of Taxes or Tax matters. The Company has made available to Parent correct and complete copies of the federal income Tax Returns filed by the Company and its Subsidiaries for each of their respective Taxable years ending in 2005, 2004 and 2003. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Reports filed on or prior to the date of this Agreement, except for any liability with respect to such Taxes that has been incurred in the ordinary course of business since the date of filing of such Company SEC Reports. None of the Company or any of its Subsidiaries has any liability for Taxes of any Person other than members of the tax consolidated or combined group of which the Company is or was the common parent. None of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2). With respect to any year for which the applicable statute of limitations is still open, none of the Company or any of its Subsidiaries has (i) engaged in a transaction of which it made disclosure to any Tax authority to avoid penalties, or (ii) participated in a “tax amnesty” or similar program offered by any Tax authority to avoid the assessment of penalties or other additions to Tax.

(b) The term (i) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

5.13  Employees; Independent Contractors.

(a) The Company has provided to Parent a list of all employees of the Company and its Subsidiaries as of the date of this Agreement, and will provide at Closing an updated list of such employees as of immediately before the Effective Time (“Employees”), along with the position, date of hire and the annual rate of compensation of each such person (including salary or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation and estimated or target annual incentive compensation), promised increases in compensation or increases contemplated by the Company, promised promotions or promotions contemplated by the Company, accrued but unused sick and vacation leave, and service credited for purposes of vesting and eligibility to participate under any Company Benefit Plans or Company Non-U.S. Benefit Plans, and has identified any Employees who are on a Company-approved leave of absence and the type of such approved leave. Except as set forth on Section 5.13(a) of the Company Disclosure Schedule, each such Employee has entered into a confidentiality and assignment of inventions agreement with the Company or a Subsidiary of the Company in the form set forth in Section 5.13(a) of the Company Disclosure Schedule.

(b) Section 5.13(b) of the Company Disclosure Schedule sets forth a list of all independent contractors performing services or under contract to perform future services for the Company or any of its Subsidiaries immediately before the Effective Time, and the Company has provided to Parent a copy of all contracts applicable to such independent contractors. To the knowledge of the Company, the Company and its Subsidiaries have properly classified all such independent contractors under applicable Law.

(c) To the knowledge of the Company, no Employee identified on Section 5.13(c) of the Company Disclosure Schedule under the heading “Key Employee” (“Key Employee”) has any plans to terminate employment with the Company or any of its Subsidiaries.

(d) Except as set forth on Section 5.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council or representative of any employee group, or otherwise required to bargain with any union, works council or representative of any employee group, nor has the Company or any Subsidiary experienced within the last twenty-four (24) months any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. No organizational effort has been made or, to the knowledge of the Company, threatened by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four (24) months with respect to any employees of the Company or any of its Subsidiaries. There is no union, works council or representative of any employee group that must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any unfair labor practice, and each of the Company and its Subsidiaries has complied in all material respects with applicable Laws, including foreign Laws, their own respective policies, including handbooks, work rules, or internal regulations, within the last twenty-four (24) months relating to employment or employment practices or termination of employment, including those relating to wages and hours, including overtime, rest and meal periods, discrimination in employment, occupational health and safety, fair employment practices, terms and conditions of employment, equal employment opportunity, benefits, workers’ compensation, and collective bargaining, including any applicable foreign national collective bargaining agreement. To the knowledge of the Company, except as set forth on Section 5.13(e) of the Company Disclosure Schedule, there is no pending or threatened charge or complaint against the Company or any of its Subsidiaries involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local, or foreign agency. To the knowledge of the Company, all Employees have been properly classified as exempt or non-exempt in accordance with applicable Laws.

(f) The Company and its Subsidiaries are in compliance with the Fair Credit Reporting Act and state and foreign counterparts.

(g) The Company has distributed the California Department of Fair Employment and Housing pamphlet “Sexual Harassment is Forbidden by Law” (DFEH-185) or otherwise made a one-time dissemination of the DFEH mandated information to all former and current California employees.

(h) Except as set forth on Section 5.13(h) of the Company Disclosure Schedule, neither the Company, any director or officer of the Company, nor, to the knowledge of the Company, any immediate family members of any director or officer, owns directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organization which is in a business similar or competitive to the businesses of the Company and its Subsidiaries or which has any existing undisclosed contractual relationship with the Company or any of its Subsidiaries, other than the ownership as a passive investor (i.e., where the Company, director, officer, or family member is not involved in any way in the management of the business) of less than one percent of the securities of a publicly traded corporation or mutual fund.

(i) The Company and its Subsidiaries have properly paid all wages and salaries and employment Taxes (including social security Taxes and other payroll Taxes and including any share owed by the employer and any share that the Company and its Subsidiaries were required to withhold from the compensation paid to Employees) and are not liable for any penalties or arrears, except for any arrears that would exist in the ordinary course of business and would be in compliance in all material respects with applicable Law.

(j) To the knowledge of the Company, all Employees are authorized and have appropriate documentation to work in the countries in which they are assigned and the Company and its Subsidiaries are in compliance with all applicable immigration Laws.

(k) To the knowledge of the Company, except as set forth on Section 5.13(k) of the Company Disclosure Schedule, no former or current employee, consultant, or contractor of the Company or any of its Subsidiaries is in violation of any agreement with the Company or any of its Subsidiaries relating to inventions, competition, solicitation or confidentiality.

(l) The Company and its Subsidiaries have not experienced a layoff or plant closing within the last twelve (12) months that is reasonably likely to give rise to liability under the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign law or regulation.

(m) The Company and its Subsidiaries have no affirmative action obligations under applicable law.

5.14  Insurance.  The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Section 5.14 of the Company Disclosure Schedule, since January 1, 2004, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy, and each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.

5.15  Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property (as defined below), a correct and complete list of all (i) issued Patents (as defined below) and filed and pending applications for Patents, (ii) registered Trademarks (as defined below) and Trademarks for which registrations have been applied for, (iii) domain name registrations, and (iv) registered Copyrights (as defined below) and Copyrights for which registrations have been applied for, indicating for each of the foregoing (i)-(iv), the applicable jurisdiction, registration number (or application number) and date issued (or date filed). The Company and its Subsidiaries exclusively own, free and clear of all Liens (except for Permitted Liens), all right, title and interest in the Owned Intellectual Property.

(b) All Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule (i) are currently in compliance in all material respects with all applicable legal requirements (including, as applicable, application, registration and maintenance requirements, such as the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), (ii) are, to the knowledge of the Company, valid and enforceable and (iii) are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date. No Trademark listed in Section 5.15(a) of the Company Disclosure Schedule is currently involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such action has been threatened with respect to any of those Trademarks. No Patent owned by the Company is currently involved in any interference, reissue, re-examination or opposition proceeding and, to the knowledge of the Company, no such action has been threatened with respect to any such Patent.

(c) Section 5.15(c)-1 of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other written agreements (excluding license agreements for off-the-shelf software applications programs having a price of less than $10,000 per copy, seat, CPU or named user) pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives from a Third Party any right to use or distribute any Software (as defined below) (other than the Third Party Embedded Software (as defined below) and any Software licensed pursuant to a Limited License (as defined below)), indicating for each such Contract and agreement the title, the parties and the date executed. Section 5.15(c)-2 of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Software that is contained or embedded in, and necessary for the operation and use of, any commercially available products of the Company (“Third Party Embedded Software” and, together with the Contracts and agreements listed in Section 5.15(c)-1 of the Company Disclosure Schedule, the “Third Party Software Licenses”). The Company has identified in Section 5.15(c)-1 and Section 5.15(c)-2 of the Company Disclosure Schedule, for each Contract listed thereon, all royalties, honoraria or other fees (if any) that will become due or payable thereunder within five (5) months after the date of this Agreement.

(d) Except for the Third Party Software Licenses, Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other written arrangements pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any Intellectual Property (as defined below) of a Third Party, indicating for each such Contract and written arrangement the title, the parties and the date executed (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”). To the knowledge of the Company, the Company and its Subsidiaries have valid and enforceable rights to use all of the Intellectual Property covered by the Third Party Licenses. The Company has identified in Section 5.15(d) of the Company Disclosure Schedule, for each Contract listed thereon, all royalties, honoraria or other fees (if any) that will become due or payable thereunder within five (5) months after the date of this Agreement. No royalties, honoraria or other fees are past due and owing by the Company or any of its Subsidiaries under the Third Party Licenses.

(e) Except as set forth on Section 5.15(e)-1 of the Company Disclosure Schedule, the Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the Intellectual Property used in and, to the knowledge of the Company, necessary for the operation of the Company’s business as currently conducted. The Company and its Subsidiaries have taken all reasonable steps to protect the Owned Intellectual Property, including reasonable steps to prevent and abate any infringement or misappropriation of the Owned Intellectual Property. Except as set forth on Section 5.15(e)-2 of the Company Disclosure Schedule, to the knowledge of the Company, no Third Party has challenged in writing to the Company the Company’s ownership, use, validity or enforceability of any of the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries have licensed or otherwise authorized any Third Party to make, have made, sell, copy, distribute, modify, reverse engineer, or prepare derivatives of any Owned Intellectual Property (other than Copyrights in Company Software, which is addressed in the last sentence of Section 5.15(h) below), except pursuant to a written agreement (including via electronic means).

(f) Except as set forth on Section 5.15(f)-1 of the Company Disclosure Schedule, to the knowledge of the Company, the conduct of the Company’s business as currently conducted and as it is intended to be conducted with respect to the development of the products and platforms set forth on Section 5.15(f)-2 of the Company Disclosure Schedule does not infringe upon any Intellectual Property rights of any Third Party. Except as set forth on Section 5.15(f)-3 of the Company Disclosure Schedule, no Third Party has notified the Company or any of the Company’s Subsidiaries in writing that (i) any of such Third Party’s Intellectual Property rights are infringed by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries requires a license to any of such Third Party’s Intellectual Property rights in order for the Company or its Subsidiaries, as applicable, to be non-infringing, and neither the Company nor any of its Subsidiaries has received any written offer to license (or any other form of written notice of) any of such Third Party’s Intellectual Property rights.

(g) To the knowledge of the Company, no Third Party is misappropriating, infringing, diluting or violating any Owned Intellectual Property. Except as set forth on Section 5.15(g) of the Company Disclosure Schedule, no such claims have been brought or threatened against any Third Party by or on behalf of the Company or any of its Subsidiaries.

(h) Section 5.15(h) of the Company Disclosure Schedule contains a complete and accurate list of all Software that is owned by the Company or any of its Subsidiaries and sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries or authorized resellers to end user customers of the Company’s or its Subsidiaries’ products or services (the “Company Software”). The Company Software was developed either by (i) employees of the Company or its Subsidiaries within the scope of their employment who have executed the confidentiality and assignment of inventions agreement set forth in Section 5.13 of the Company Disclosure Schedule, or (ii) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to enforceable written agreements. Neither the Company nor any of its Subsidiaries have licensed or otherwise authorized any Third Party to copy, distribute, modify, decompile, or prepare derivatives of any Company Software except pursuant to a written license agreement or other written arrangement.

(i) Except as set forth on Section 5.15(i)-1 of the Company Disclosure Schedule, all material Trademarks of the Company and its Subsidiaries within the Owned Intellectual Property and currently used in the operation of the business of the Company or any of its Subsidiaries have been in continuous use by the Company or a Subsidiary of the Company, as applicable, since the date of their initial use in commerce. Except as set forth on Section 5.15(i)-2 of the Company Disclosure Schedule, to the knowledge of the Company, there has been no prior use of any registered Trademarks owned by the Company or any of its Subsidiaries or other action taken by any Third Party that would confer upon such Third Party superior rights in such Trademarks. The Company has taken reasonable steps to prevent infringement of the Trademarks referenced in the first sentence of this subsection (i).

(j) The Copyrights within the Owned Intellectual Property have been solely (i) created by (A) employees of the Company and its Subsidiaries within the scope of their employment who have executed the confidentiality and assignment of inventions agreement set forth in Section 5.13(a) of the Company Disclosure Schedule, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (ii) acquired pursuant to an enforceable written assignment from the original author(s) or subsequent assignees. To the knowledge of the Company, the works covered by such Copyrights were not copies of, nor derived from, any work for which the Company or any of its Subsidiaries does not own the Copyrights. To the knowledge of the Company, no other Person has any claim to authorship or ownership of any part of any of the Copyrights within the Owned Intellectual Property.

(k) The Patents within the Owned Intellectual Property relate solely to inventions (i) created by (A) employees of the Company and its Subsidiaries within the scope of their employment who have executed the confidentiality and assignment of inventions agreement set forth in Section 5.13(a) of the Company Disclosure Schedule, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (ii) acquired pursuant to an enforceable written assignment from the original inventor(s) or subsequent assignees (a complete and accurate list of all such agreements referenced in subsection (i)(B) and (ii) above is set forth on Section 5.15(k) of the Company Disclosure Schedule). The inventions covered by such Patents were not copies of, nor derived from, any invention for which the Company or any of its Subsidiaries does not own the Patent, and no other Person has any claim to inventorship or ownership of any part thereof.

(l) The Company and its Subsidiaries have taken reasonable steps to protect their respective rights in material confidential information and trade secrets owned by them or disclosed to them by a Third Party and used in connection with the conduct of the Company’s business. Without limiting the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each employee, consultant and contractor to execute proprietary information, invention assignment and confidentiality agreements, as appropriate, substantially consistent with the Company’s standard forms (complete and current copies of which have been delivered or made available to Parent). Except under valid and binding confidentiality obligations, there has been no material disclosure by the Company or any of its Subsidiaries to a Third Party of any confidential information or trade secrets used in connection with the conduct of the Company’s business.

(m) The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule. The registration of each such domain name is free and clear of all Liens (except for Permitted Liens) and is in full force and effect. The Company has paid all fees required to maintain each such registration. To the knowledge of the Company, none of the Company’s registrations or uses of the domain names has been disturbed or placed “on hold” and neither the Company nor any of its Subsidiaries has received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

(n) All Company Software is free from any material defect or programming or documentation error, including major bugs, logic errors or failures of such Software to operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such Software. To the knowledge of the Company, all Software licensed from any Third Party is free from any material defect or programming or documentation error, including major bugs, logic errors or failures of such Software to operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such Software. With respect to Company Software, the applications can be compiled from the associated source code in accordance with the means currently employed by the Company. Except for any components of the source code licensed in from Third Parties, the Company has actual and sole possession of the complete source code of the Company Software. Except as set forth on Section 5.15(n) of the Company Disclosure Schedule, other than the Company’s or any of its Subsidiaries’ delivery of the Company source code to third party escrow agents or their disclosure of such source code to Third Parties as part of a software development kit made available by the Company or any of its Subsidiaries in the ordinary course of business, no event has occurred, and to the knowledge of the Company no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Third Party of the source code for the Company Software. The Company Software (as used or distributed by the Company or its Subsidiaries) does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other Software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase software, hardware or data, or to perform any other similar type of unauthorized activities.

(o) Except as set forth in Section 5.15(o) of the Company Disclosure Schedule, none of the Company Software or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other similar type of license agreement or distribution model that (i) requires the distribution or making available of the source code for the Company Software to the general public, (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Software, (iii) except as specifically permitted by Law, grants any right to any Third Party (other than the Company and its Subsidiaries) or otherwise allows any such Third Party to decompile, disassemble or otherwise reverse-engineer any Company Software, or (iv) requires the licensing of any Company Software to the general public for the purpose of permitting others to make derivative works of the Company Software (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” includes (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). To the knowledge of the Company, none of the Company Software incorporates, or is distributed with, any Software that is subject to a Limited License, nor does any Company Software constitute a derivative work of, dynamically link with or otherwise interact with any such Software.

(p) Except as set forth on Section 5.15(p) of the Company Disclosure Schedule, no government funding, facilities of a university, college, or other educational institution or research center was used in the creation or development of the Owned Intellectual Property or Company Software. To the knowledge of the Company, no current or former employee, consultant or independent contractor who was directly involved in, or who contributed directly to, the creation or development of any Owned Intellectual Property or Company Software has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property or Company Software. Neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Owned Intellectual Property or Company Software, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Software.

(q) For the purposes of this Agreement:

(i) The term “Copyrights” means (A) any rights in original works of authorship fixed in any tangible medium of expression as set forth in the United States Copyright Act, 17 U.S.C. §101 et. seq., and any rights in mask works, registered and unregistered, as defined in 17 U.S.C. §901, (B) all registrations and applications to register the foregoing anywhere in the world, (C) all foreign counterparts and analogous rights anywhere in the world, and (D) all rights in and to any of the foregoing;

(ii) The term “Intellectual Property” means any and all (A) Copyrights, Trademarks, and Patents and all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (B) Software, ideas, innovations, inventions (whether or not patentable, reduced to practice, or the subject of an application for Patent), know-how and show-how, trade secrets, works of authorship, and confidential technical and non-technical information, (C) moral rights and author’s rights, (D) all other industrial, proprietary and intellectual property related rights anywhere in the world, and all renewals and extensions of any of the foregoing, regardless of whether or not such rights have been registered with the appropriate authorities in such jurisdictions in accordance with the relevant legislation, (E) copies and tangible embodiments of all the foregoing, in whatever form or medium, (F) all rights in and to any of the foregoing, including the right to sue, recover, and retain damages, costs, and attorneys’ fees for past and present infringement or misappropriation of any of the foregoing;

(iii) The term “Owned Intellectual Property” means Intellectual Property currently owned by or subject to an obligation to be assigned to the Company and its Subsidiaries;

(iv) The term “Patents” means (A) all classes and types of patents (including national and multinational statutory invention registrations, utility models, petty patents, design patents and industrial designs) and the inventions covered thereby and any enhancements or improvements thereto (including the exclusive right to use, make, have made, sell, offer to sell and import the inventions), (B) invention disclosures, provisional patent applications, patent applications, continuations, continuations-in-part, divisionals or substitutes of the original applications upon which the any of foregoing patent rights are based, (C) any reexaminations, reissues, renewals or extensions of any of the foregoing, (D) foreign counterparts (including national and multinational) of any of the foregoing, and (E) all rights in and to any of the foregoing;

(v) The term “Software” means all computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), and all related documentation, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form); and

(vi) The term “Trademarks” means (A) all classes and types of trademarks, service marks, logos, trade dress and trade names, Web addresses and domain names, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), (B) registrations and pending applications to register any of the foregoing including any intent to use applications, supplemental registrations and any renewals or extensions, (C) goodwill associated with any of the foregoing, (D) foreign counterparts of any of the foregoing anywhere in the world, and (E) all rights in and to any of the foregoing.

5.16  Owned and Leased Properties.

(a) Neither the Company nor any Subsidiary of the Company currently owns or has ever owned any real property.

(b) Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased or subleased by the Company or any of its Subsidiaries with space in excess of 5,000 square feet (the “Leased Real Property”), together with a true and complete list of all leases (including the parties thereto, date and address of the real property covered by the leases), lease guaranties, subleases, licenses, easements, and any other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property with space in excess of 5,000 square feet, entered into by the Company or any of its Subsidiaries, including all amendments, terminations and modifications (each, a “Company Lease”). The Company has made available to Parent complete and accurate copies of all Company Leases. The Company or one of its Subsidiaries has a valid and existing leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term, subject to the terms of the Company Leases, to any Permitted Liens (as defined below) with respect thereto and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) With respect to each Company Lease: (i) the Company Lease as modified or amended is legal, valid, binding, enforceable by the Company or any of its Subsidiaries which is a party thereto (the “Tenant”), and in full force and effect; (ii) except as set forth on Section 5.16(c)(ii) of the Company Disclosure Schedule, the Company Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the Merger, and the landlord will not be entitled to terminate such Company Lease upon the Merger; (iii) the Tenant has not received or given any notice of any material default or event that, with notice or lapse of time or both, would constitute a default by the Tenant under the Company Lease for which such Company Lease could be terminated and, to the knowledge of the Company, no other party is in material default thereof and no party to the Company Lease has exercised any termination rights with respect thereto as a result of an event of default; (iv) neither the Tenant nor, to the knowledge of the Company, any other party has repudiated any material provision of any Company Lease; (v) neither Tenant nor, to the knowledge of the Company, any other party to the Company Lease, is engaged in any material dispute, oral agreement or forbearance program with respect to the Company Lease which could have a material adverse effect on the rights or obligations of the Tenant under the Company Lease; (vi) except for Permitted Liens, or as set forth on Section 5.16(c)(vi) of the Company Disclosure Schedule, the Tenant has not subleased, assigned, transferred, conveyed, mortgaged, granted a deed of trust or encumbered its leasehold interest in the Leased Real Property subject to the Company Lease; (vii) the monthly rent and all other charges due and payable by the Tenant under such Company Lease have been paid in full through the respective dates such amounts are due thereunder; (viii) to the extent the Tenant is responsible therefor under the Company Lease, all facilities leased under the Company Lease have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation and use thereof by the Tenant and have been operated and maintained by the Tenant in accordance with applicable laws, rules and regulations, except for any such approvals, laws, rules or regulations, which if not obtained, or if not operated and maintained in accordance with which, would not materially and adversely affect the present use by the Tenant of the Leased Real Property; (ix) all facilities leased under the Company Lease are supplied with utilities and other services necessary for the operation of said facilities as used by the Tenant; (x) except as set forth on Section 5.16(c)(x) of the Company Disclosure Schedule, there are no parties (other than the Company and its Subsidiaries) in possession of such Leased Real Property; (xi) the Tenant has not received written notice of, nor does the Company have knowledge of, any pending or threatened condemnation proceedings, lawsuits or administrative actions relating to Leased Real Property subject to the Company Lease; (xii) neither the Company nor any of its Subsidiaries owes any brokerage commissions with respect to any such Leased Real Property; and (xiii) all real estate Taxes and assessments owed by the Tenant which are due and payable with respect to the Leased Real Property have been paid prior to the delinquency thereof.

(d) The Company has not received any notice of any special Tax assessment affecting any real property which the Company or any of its Subsidiaries is responsible for paying and, to the knowledge of the Company, no such assessments are pending or threatened. The zoning of each parcel of Leased Real Property permits the presently existing improvements thereon and the continuation of the business presently being conducted on such parcel. Neither the Company nor any of its Subsidiaries subleases any Leased Real Property to any Third Party other than to the Company and its Subsidiaries.

(e) Except as set forth on Section 5.16(e) of the Company Disclosure Schedule, the Company and each of its Subsidiaries, as applicable, has good and marketable title to, or valid leasehold interests in, all of its material tangible assets and properties, including the Leased Real Property, except for (i) such tangible assets and properties which are disposed of or, with respect to the Leased Real Property, the leasehold interests in which are terminated or expire, in the ordinary course of business, (ii) Permitted Liens and (iii) any other defects in title, easements, restrictive covenants and other encumbrances of any nature that have not had, and are not reasonably expected to have, a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (A) Liens for Taxes which are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (B) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (C) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (D) Liens that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use or value of the Company’s assets, (E) zoning, building and other land use and environmental regulations by any Governmental Entities which are not currently violated or with respect to which the violation, if any, does not materially interfere with the conduct of the Company’s business and does not materially adversely affect the present use by the Company and its Subsidiaries of the Leased Real Property, (F) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases and other occupancy agreements, reciprocal easement agreements, restrictions and other encumbrances on title that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use by the Company and its Subsidiaries of the Leased Real Property, (G) as to the Leased Real Property, Liens affecting the lessor which have not been created by the Company or any of its Subsidiaries or caused by the actions of the Company or any of its Subsidiaries, (H) Liens relating to any debt or liabilities, including any contingent liabilities, that are reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries, (I) matters which an accurate survey would disclose, provided such matters do not interfere with the present use or occupancy of the property subject thereto or affected thereby, (J) such other exceptions to or imperfections in title, charges, easements, covenants, conditions, restrictions and encumbrances which do not materially interfere with the present use of any property subject thereto or affected thereby and (K) Liens consented to in writing pursuant to Section 7.1 by Parent (such Liens set forth in clauses (A) through (K) constituting, “Permitted Liens”).

5.17  Government Contracts.  With respect to each Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any of its Subsidiaries (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(a) Each such Company Government Contract or Company Government Subcontract (other than Bids) (i) is set forth on Section 5.17(a) of the Company Disclosure Schedule, and (ii) was, to the knowledge of the Company, legally awarded, and, unless fully performed in accordance with its terms, is binding on the parties thereto and in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(b) There is no material action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Subsidiary of the Company nor any cost incurred by the Company or any of its Subsidiaries pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced more than three (3) years before the date of this Agreement and is closed.

(c) The Company and its Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Law relating to the safeguarding of, and access to, classified information. The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

5.18  Import and Export Control Laws.  The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which the Company and its Subsidiaries conduct material business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for

(i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(c) To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ import or export transactions that may give rise to any future claims;

(d) Except as set forth on Section 5.18(d) of the Company Disclosure Schedule, no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or if any such Export Approvals are required, they can be obtained expeditiously without material cost;

(e) None of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the knowledge of the Company, indirectly), a Person located in, or otherwise has any operations in, or sales to, Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya, Rwanda, Syria or Sudan;

(f) Since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(g) None of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Entity regarding any past import or export control violations.

5.19  Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and has made available to Parent copies of any such written controls and procedures.

5.20  Consent Decrees.  Section 5.20 of the Company Disclosure Schedule sets forth a list of all material consent decrees to which the Company or any of its Subsidiaries is subject and any material voluntary agreements with any Governmental Entity resulting from any Actions by any Governmental Entity that impose any continuing duties on the Company, including any additional reporting or monitoring requirements.

5.21  Product Liability and Recalls.

(a) Neither the Company nor any of its Subsidiaries has any material liability (and, to the knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material liability) arising out of any injury to individuals or property as a result of the license or use of any product of the Company or any of its Subsidiaries.

(b) There are no pending internal investigations, material external investigations for which the Company has received notice, other external investigations for which the Company has received written notice, or voluntary or involuntary recalls, of any product of the Company or any of its Subsidiaries nor, to the knowledge of the Company, has it received any notifications from any Third Party or Governmental Entity that might give rise to any potential investigation, or the recall, of any product of the Company or any of its Subsidiaries. Each product that is sold or licensed by the Company or any of its Subsidiaries is designed and manufactured, and functions or operates, in all material respects in accordance with such product’s design or specifications, and in accordance with applicable product safety or regulatory requirements.

5.22  Takeover Statutes.  The Company Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “interested shareholder”, “business combination” or other similar anti-takeover statute or regulation of any jurisdiction (each, including the business combination provisions of Section 203 of Delaware Law, a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated hereby.

5.23  Change of Control.  The Merger and the other transactions contemplated hereby will not constitute a “change of control” under, require the consent from or the giving of notice to a Person pursuant to, permit a Person to terminate or accelerate vesting or repurchase rights or create any other detriment to the Company or any Subsidiary of the Company under the terms, conditions or provisions of, any Company Material Contract or Company Lease to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their properties or assets may be bound.

5.24  Vote Required.  The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of Delaware Law and represents the only action necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the other transactions contemplated hereby is the Shareholder Approval.

5.25  Company Rights Plan.  The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights issuable pursuant to the Company Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of the “flip-in event” described under Section 11(a)(ii) of the Company Rights Agreement, (b) the occurrence of the “flip-over event” described under Section 13(a) of the Company Rights Agreement, or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the shares of Company Common Stock. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.

5.26  Brokers and Finders.  Except for the Company’s engagement of Goldman, Sachs & Co. as its financial advisor, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Goldman, Sachs & Co. is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct.

6.1  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any change or effect that materially and adversely affects the ability of Parent or Merger Sub to consummate, or materially delays the consummation of, the Merger and the other transactions contemplated by this Agreement.

6.2  Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license or Law applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.

(c) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) filings, approvals and/or notices under the HSR Act (or similar foreign filings), the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (iii) filings, approvals and/or notices required to be made with or obtained from the New York Stock Exchange and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

6.3  Information Provided.  The information concerning Parent and Merger Sub that is supplied by or on behalf of Parent expressly for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

6.4  Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6.5  Brokers and Finders.  Neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would have liability in connection with the Merger or the other transactions contemplated in this Agreement.

6.6  Financing.  Parent has immediately available funds to pay, in cash, the total Merger Consideration and necessary to perform Parent’s and Merger Sub’s other obligations under this Agreement (including all fees and expenses payable by Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement).

ARTICLE VII

COVENANTS

7.1  Interim Operations.  The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise consent in writing, which consent will not unreasonably be withheld or delayed, and except as otherwise expressly set forth in or contemplated by this Agreement or Section 7.1 of the Company Disclosure Schedule):

(a) the business of it and its Subsidiaries will be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;

(b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries, (ii) amend its certificate of incorporation or by-laws (or its equivalent governing instruments), (iii) split, combine or reclassify its outstanding shares of capital stock, (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries, or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) neither it nor any of its Subsidiaries shall (i) authorize, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind (including any “rights or poison pill” agreement) to acquire, any shares of its capital stock of any class, or any Voting Debt or any other property or assets (other than shares of Company Common Stock and associated rights issuable pursuant to options and other stock-based awards outstanding on the date of this Agreement under the Company Stock Plans), or (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business, other than the sale of inventory in the ordinary course of business;

(d) neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or businesses or adopt resolutions providing for or authorizing any of the foregoing;

(e) neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

(f) neither it nor any of its Subsidiaries shall (i) incur any Indebtedness or guarantee any such Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) other than accounts receivable in the ordinary course of business, make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to Parent;

(h) neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(i) neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract or Company Lease; provided, that, nothing in this Agreement permits the Company or any of its Subsidiaries to (i) enter into any Contract of the type specified in Sections 5.5(a)(iii)(B), 5.5(a)(vii) or 5.5(a)(viii) to the extent such Contract would survive after the Effective Time or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Sections 5.5(a)(iii)(B), 5.5(a)(vii) or 5.5(a)(viii), or (ii) except to the extent permitted by Section 7.2(a), enter into, renew, modify, amend, terminate, waive, delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

(j) neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law, any express provision of this Agreement, or agreements, plans or arrangements existing on the date of this Agreement and disclosed on Section 5.9(a)-1 of the Company Disclosure Schedule, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(k) neither it nor any of its Subsidiaries shall initiate, settle or compromise any litigation, claim, grievance, charge or proceeding involving any Intellectual Property or any matters reported as “Legal Proceedings” in any Company SEC Reports, or any other material litigation, claim, grievance, charge or proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(l) neither it nor any of its Subsidiaries shall make or rescind any material Tax election, amend any material Tax Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, in each case except in a manner consistent with past practice or as required by applicable Law;

(m) neither it nor any of its Subsidiaries shall authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions; and

(n) it will and will cause its Subsidiaries to: (i) timely file all material Tax Returns required to be filed by the Company or such Subsidiary, as the case may be, and, except as required by applicable Law, prepare such Tax Returns in a manner consistent with past practice, and (ii) timely pay or accrue all material Taxes due and payable by the Company and such Subsidiary, respectively, except with respect to matters contested in good faith;

provided, however, that nothing contained in this Agreement will give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to Closing. Prior to Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

7.2  No Solicitation.

(a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, on its or any of its Subsidiaries’ behalf, directly or indirectly, (i) solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries, provide access to any of the properties, books, records or employees of the Company or its Subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any Takeover Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Takeover Proposal, except in each case as otherwise specifically provided in Section 7.2(b), (iv) grant any waiver or release under any standstill or similar agreement by any Third Party who has made a Takeover Proposal, (v) take any action to exempt any Third Party from the restrictions on “business combinations” contained in Section 203 of Delaware Law or otherwise cause such restrictions not to apply, or (vi) authorize or direct any Company Representative to take any such action; provided, however, that nothing contained in this Section 7.2(a) or any other provision of this Agreement prohibits the Company or the Company Board from (A) taking and disclosing to the Company’s stockholders a position required by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company Board, after receiving advice from its outside counsel, is required under applicable Law in order to comply with its fiduciary duties, or (C) notifying any Third Party solely of the existence of, and restrictions under, the provisions of this Section 7.2, provided that the Company may not, except as permitted by Section 7.2(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to approve or recommend, any Takeover Proposal, or enter into any Alternative Acquisition Agreement. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives and its Subsidiaries to, immediately terminate any existing activities, discussions, solicitations or negotiations with any Third Party conducted previously with respect to any Takeover Proposal. Notwithstanding any of the foregoing restrictions set forth in Section 7.1 or this Section 7.2(a), nothing in this Agreement prevents the Company or the Company Board from furnishing (or causing to be furnished), prior to, but not after, the time the vote is taken with respect to adoption of this Agreement and approval of the Merger at the Company Meeting, information concerning its business, properties or assets, which information is not of greater scope, area or detail than was provided to Parent, to any Third Party pursuant to a confidentiality agreement with terms and conditions substantially similar to those of the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Third Party who has made a bona fide, written Takeover Proposal, but only if: (w) such Takeover Proposal was made after the date of this Agreement (it being understood that such a Takeover Proposal made after the date of this Agreement by a Third Party who has made a Takeover Proposal prior to the date of this Agreement is considered a new Takeover Proposal made after the date of this Agreement); (x) none of the Company, its Subsidiaries and the Company Representatives has solicited, initiated, or knowingly facilitated or encouraged any Takeover Proposal, or otherwise directly or indirectly violated this Section 7.2 (other than unintentional breaches that (1) have not directly or indirectly resulted in the making of such Takeover Proposal and (2) otherwise have had only an immaterial impact on Parent’s rights under this Section 7.2); (y) such Third Party has submitted a Takeover Proposal that the Company Board has determined (after consulting with outside legal counsel) either (i) constitutes a Superior Proposal (as defined below) or (ii) is more favorable to the Company’s stockholders from a financial point of view than the Merger and is reasonably likely to lead to a Superior Proposal; and (z) the Company Board determines in good faith, after receiving advice from its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The Company shall not release or permit the release of any Third Party from, or waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights. The Company shall promptly (and in any event within one (1) Business Day) notify Parent telephonically and in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company that is or could reasonably be expected to constitute or lead to a Takeover Proposal, and the Company shall promptly communicate in writing to Parent the terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive, and provide a copy of any written proposal and the identity of the Third Party making the same. The Company shall inform Parent within twenty-four (24) hours after any change to the material terms of any such Takeover Proposal. Within twenty-four (24) hours after any determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Merger Sub a written notice advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal, and providing Parent and Merger Sub with a copy of the Superior Proposal.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any Alternative Acquisition Agreement (other than a confidentiality agreement expressly permitted by and in accordance with Section 7.2(a)). Notwithstanding the foregoing, prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement and approval of the Merger at the Company Meeting, the Company Board may make a change in the Company Board Recommendation in a manner adverse to Parent or Merger Sub (including, for such purpose, a withdrawal of such Company Board Recommendation) (a “Change in Company Recommendation”) and/or approve or recommend a Superior Proposal (and, in connection therewith, take such action as shall be necessary to exempt such Superior Proposal from any Takeover Statute and the Company Rights Agreement), and the Company may enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in connection with the termination of this Agreement, in each case if (A) the Company has received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Company Board has determined in good faith, after receiving advice from its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (C) at least three (3) Business Days have passed following Parent’s receipt of an Adverse Recommendation Notice (as defined below), and Parent does not make an offer within such three (3) Business Day period that is at least as favorable to the Company’s stockholders as the Superior Proposal, as concluded by the Company Board in its good faith judgment, after consultation with its financial advisors and receiving advice from its outside counsel (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following receipt of such offer and that the Company Board shall not withhold, withdraw or modify the Company Board Recommendation until the earlier of the receipt of Parent’s revised offer or three (3) Business Days after receipt by Parent of the Adverse Recommendation Notice).

(c) For purposes of this Agreement:

(i) The term “Adverse Recommendation Notice” means a written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept or recommend or advising Parent that it intends to make a Change in Company Recommendation, specifying the material terms and conditions of such Superior Proposal and the other information required by Section 7.2(a); provided, however, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) Business Day period.

(ii) The term “Competing Transaction” means any transaction, other than the transactions contemplated by this Agreement, to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of (A) assets that constitute fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or (B) fifteen percent (15%) or more (in number or voting power) of any class of equity securities or other capital stock of the Company or any of its Subsidiaries, in any such case pursuant to any transaction or series of transactions, including (I) a merger, consolidation, share exchange, or other business combination (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries, (II) a sale, issuance, exchange, transfer or other disposition of shares of capital stock of the Company or any of its Subsidiaries, (III) a sale, lease, license, exchange, transfer or other disposition of assets of the Company or any of its Subsidiaries or (IV) a tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, or fifteen percent (15%) or more of the equity interest in either the Company or any of its Subsidiaries.

(iii) The term “Superior Proposal” means an unsolicited written proposal or offer (whether a Takeover Proposal or otherwise) by a Third Party to acquire (whether by way of merger, acquisition or otherwise), directly or indirectly, greater than fifty percent (50%) of the shares of Company Common Stock then outstanding (or the effect of which would be that the stockholders of the Company beneficially own less than fifty percent (50%) of the voting power of the combined or ongoing entity), or to acquire all or substantially all of the assets of the Company, and (A) otherwise on terms which the Company Board determines in good faith (after consultation with its financial advisors), and taking into account all relevant terms and conditions of the proposal or offer that it deems relevant (including all legal, financial, regulatory and other aspects, including any financing condition and time to consummation), to be more favorable to the Company’s stockholders from a financial point of view than the Merger, and (B) which, in the good faith reasonable judgment of the Company Board, is reasonably likely to be consummated.

(iv) The term “Takeover Proposal” means any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its stockholders), whether in writing or otherwise, from a Third Party that constitutes, or could reasonably be expected to lead to, a Competing Transaction.

(v) The term “Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate of Parent.

7.3  Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. Prior to filing the Proxy Statement or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance of its filing with the SEC or other applicable Governmental Entity and the Company shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the

SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event occurs, or any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with any Governmental Entity, so that the Proxy Statement or such other filing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

7.4  Company Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its certificate of incorporation and by-laws and SEC rules to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of the holders of shares of Company Common Stock (the “Company Meeting”) for the purpose of considering and voting upon the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matters. Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Meeting shall not be limited or otherwise affected by a Change in Company Recommendation or by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Except as otherwise provided in Section 7.2, (i) the Company Board shall recommend to the stockholders of the Company the adoption of this Agreement and approval of the Merger and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless such recommendation shall have been withdrawn or modified in accordance with Section 7.2 (but without affecting in any manner the Company’s obligations pursuant to Section 7.3), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and shall use commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by Delaware Law. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

7.5  Filings; Other Actions; Notification.

(a) Subject to the terms of this Agreement, including Section 7.2 and Section 7.5(b), the Company and Parent shall each use commercially reasonable efforts to (i) take or omit to take, or cause to be taken or omitted, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other Third Party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, and on a mutually agreed date, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) any Antitrust Law (as defined below) and any related governmental request thereunder, and (C) any other applicable

Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations or orders, including (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable Laws relating to the sharing of information and with the right to withhold confidential information, providing copies of any proposed filings to be made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the transactions contemplated hereby (including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. In connection with the foregoing, each party shall (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and subject to applicable Laws, provide the other party with a copy of any such written communication (or an oral or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless, where practicable, it consults with the other party in advance, and to the extent permitted by such Governmental Entity and where practicable, gives the other party the opportunity to attend and participate thereat. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.5(a) modifies or affects their respective rights and responsibilities under Section 7.5(b).

(b) Subject to the terms of this Agreement, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, cooperate and use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, as the case may be (collectively “Antitrust Laws”), to respond to requests of any Governmental Entity for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Parent nor any of its Affiliates are required to (i) proffer to, or agree to, sell, license, lease, transfer or otherwise encumber (or consent to any sale, license, lease, transfer or other encumbrance or agreement to sell, license, lease, transfer or otherwise encumber by the Company), before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (ii) proffer to, or agree to, hold separate, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (iii) agree to any other changes (including through a licensing arrangement) or restriction on, or other impairment of, Parent’s ability to own or operate the operations of any such assets or businesses or Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (iv) take any other action under this Section 7.5 if any applicable Governmental Entity seeks a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act.

(c) During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause the conditions in Section 8.2(a) or Section 8.3(a), as the case may be, not to be satisfied, (ii) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger, or (iv) any offers received by the Company and its Subsidiaries to settle or compromise any litigation, claim, grievance, charge or proceeding involving Intellectual Property or any other material litigation, claim, grievance, charge or proceeding. Notwithstanding the above, the delivery of any notice pursuant to this Section 7.5 does not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

7.6  Access.  Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and its representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, and information regarding Company membership in standards organizations; provided, however, that no investigation pursuant to this Section 7.6 affects or modifies any representation or warranty made by the Company; and provided, further, that the foregoing do not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of any Person or violate any of its obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such Person to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 7.6 must be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All information that is made available pursuant to this Section 7.6 is governed by the terms of the Confidentiality Agreement.

7.7  Notice of Certain Matters.  Without limiting the Company’s obligations under Section 7.5(c), each party shall notify the other in writing promptly after learning of any of the following: (i) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by it or any of its Subsidiaries to be threatened against it or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any oral or written correspondence from any Third Party asserting or implying a claim against it or with respect to any of its assets or properties (including Intellectual Property) that is, or is reasonably likely to be, material to it and its Subsidiaries, taken as a whole; (iv) any change, occurrence or event which is reasonably likely to cause any of the conditions to closing set forth in Article VIII not to be satisfied; (v) any claim, or any written inquiry by any Taxing authority, regarding a material deficiency to pay Taxes payable by the Company; or (vi) any event that occurs after the date of this Agreement that, had it occurred prior to the date of this Agreement, would have constituted an exception to the representation set forth in Section 5.6(e). Each party shall use commercially reasonable efforts to give to the other party prompt notice of any representation or warranty made by such party contained in this Agreement known to have become untrue or inaccurate in any material respect, or any known failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company.

7.8  Removal of Company Common Stock From Pink Sheets.  If immediately prior to the Effective Time, the Company Common Stock is quoted on the Pink Sheets, the Company shall give timely notice of removal of the Company Common Stock from quotation on the Pink Sheets to the Market Integrity Department of The Nasdaq Stock Market, and shall use its commercially reasonable efforts to cause the shares of Company Common Stock to cease to be quoted on the Pink Sheets effective as of the Effective Time and, if applicable, to report timely such event on Form 8-K.

7.9  Publicity.  The initial press release regarding the Merger will be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Third Party and/or any Governmental Entity with respect thereto, except as may be required by Law. Notwithstanding anything to the contrary contained in this Section 7.9, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

7.10  Company and Parent Benefit Plans.  Prior to the Effective Time, if requested by Parent in writing, the Company shall take, in accordance with the requirements of applicable Law, all actions necessary to terminate any or all Company Benefit Plans (other than employment agreements, consulting agreements and the Company Benefit Plans set forth in Section 7.10 of the Company Disclosure Schedule) effective immediately prior to the Effective Time. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Company Benefit Plans to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.

7.11  Loans to Company Employees, Officers and Directors.  Prior to the Effective Time, the Company and its Subsidiaries shall take all action necessary so that all loans (other than loans under the Company’s 401(k) plan, travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000) by the Company or any of its Subsidiaries to any of their employees, officers or directors will no longer be outstanding as of the Effective Time.

7.12  Indemnification; Directors’ and Officers’ Insurance.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation (and any successor entity to the Surviving Corporation) to indemnify and hold harmless each person who is now, who has been prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), arising out of or incurred in connection with any claim, action, suit, proceeding, demand or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation (or successor entity) within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Third Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Third Party is not entitled to indemnification.

(b) Subject to the next sentence, the Surviving Corporation (or successor entity) shall purchase, and Parent shall cause the Surviving Corporation (or successor entity) to purchase, at no expense to the Indemnified Parties, from the Effective Time, a six (6) year tail under the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the premium therefor would not be in excess of the percentage, as set forth in Section 7.12(b) of the Company Disclosure Schedule, of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.12(b) of the Company Disclosure Schedule (such percentage of the annual premium, the “Maximum Premium”). If the premium for such tail coverage exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, the longest tail coverage as can be obtained for a premium not in excess of the Maximum Premium.

(c) If Parent fails to comply with its obligations under this Section 7.12, and, in order to enforce an Indemnified Party’s rights under this Section 7.12, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 7.12, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.

(d) The provisions of this Section 7.12 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and operate for the benefit of, and are enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8.

7.13  Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate the effects of such statute or regulation on such transactions.

7.14  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15  Litigation Insurance Policy.  The Company agrees to cooperate as reasonably requested by Parent with respect to Parent’s assessment as to whether it is desirable to obtain additional insurance coverage relating to certain litigation matters set forth in Section 5.8 of the Company Disclosure Schedule (the “Litigation Insurance Policy”), including providing all reasonably requested information to agents and representatives of Parent. The Company acknowledges and agrees that such cooperation will also include, if requested by Parent not less than ten (10) Business Days prior to Closing, the Company using its reasonable best efforts to apply for, and purchase immediately prior to or concurrent with Closing, the Litigation Insurance Policy, such that the purchase will be reflected on the financial statements of the Company prior to Closing. The Company and its Subsidiaries shall be the named insureds on the Litigation Insurance Policy and Parent, Merger Sub and their respective Affiliates shall be named as additional insureds thereunder. Parent agrees to reimburse the Company for the premium paid with respect to any purchase by the Company of the Litigation Insurance Policy authorized by Parent pursuant to this Section 7.15 in the event that the Agreement is subsequently terminated by Parent pursuant to Section 9.2 or Section 9.4; provided, however, the Company agrees to terminate the Litigation Insurance Policy at the request of Parent and return to Parent any premium reimbursement from the insurer.

7.16  Tax Returns.

(a) As soon as practicable after the date hereof, the Company will provide to Parent the Company’s apportionment schedule for 2005 and similar available apportionment information for such other years as Parent may reasonably request (the “Apportionment Information”). Any Apportionment Information for the years ending December 31, 2002 and thereafter will be certified by the Chief Financial Officer of the Company to the effect that, to the best of his knowledge, the Apportionment Information is true, correct and complete. Any Apportionment Information for any other year, to the extent available, will be certified by the Chief Financial Officer of the Company to the effect that, to the best of his knowledge, it is true, correct, and, to the extent available, complete. The Apportionment Information for each relevant year will (i) for years ending December 31, 2002 and thereafter indicate all U.S. jurisdictions into which the Company and its Subsidiaries have sales or in which they own property or employ individuals, (ii) for other years, to the extent available, indicate all U.S. jurisdictions into which the Company and its Subsidiaries have sales or in which they own property or employ individuals, (iii) for any year, to the extent available, indicate any non-U.S. jurisdiction in which the Company and its Subsidiaries have sales or in which they own property or employ individuals, and (iv) indicate any jurisdiction in which the Company or any Subsidiary have filed income Tax Returns. The Company will cooperate with Parent as necessary, including by providing access to appropriate personnel to discuss the Apportionment Information and any additional information reasonably requested by Parent, in order to assist Parent’s review of the Apportionment Information. The Company will also supplement the provision of any Apportionment Information provided to Parent to the extent that, without such supplement, the Chief Financial Officer could not provide the required certificate under Section 7.16(b).  Any provision of supplemental Apportionment Information by the Company to Parent will be via email to the individuals designated for such purpose in Section 10.6.  Within twenty (20) days of receipt of the Chief Financial Officer’s certificate with respect to the initial Apportionment Information, and five (5) days of the receipt of any supplemental Apportionment Information, Parent will notify the Company in writing of any income Tax Return that it reasonably believes is delinquent but not disclosed on Section 5.12 of the Company Disclosure Schedule (each such written notice is referred to as a “Section 7.16(a) Notice”) and, if reasonably requested by the Company, Parent will provide in reasonable detail the legal basis for that belief for each such Tax Return. If the Company receives a Section 7.16(a) Notice within thirty (30) days of the Outside Date (as determined without regard to this sentence), and the failure to file each delinquent Tax Return set forth in a Section 7.16(a) Notice received within thirty (30) days of the Outside Date is the sole condition under this Agreement to Closing that has not been satisfied as of the Outside Date (as determined without regard to this sentence), the Outside Date will be extended such that the Outside Date will be thirty (30) days after the date the final Section 7.16(a) Notice is received by the Company. The parties acknowledge and agree that the filing of each delinquent Tax Return set forth in a Section 7.16(a) Notice by the Company or one of its Subsidiaries, as applicable, will be sufficient to satisfy the closing condition set forth in clause (B) of Section 8.2(m)(i). For purposes of this Section 7.16, the Company and Parent agree that a Tax Return will not be considered to be delinquent if (i) the relevant statute of limitations (after giving effect to any tolling, waiver, extension, or mitigation thereof ) has expired; (ii) the Company or its Subsidiary has “substantial authority” within the meaning of Code section 6662(d)(2)(B)(i) (or a similar standard which avoids the imposition of penalties under applicable Law) not to file the Tax Return; or (iii) the parties otherwise agree that the Tax Return need not be filed.

(b) At least five (5) days prior to Closing, the Company will provide to Parent a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to the effect that, to the best of his knowledge, (1) the Apportionment Information (as supplemented) provided pursuant to Section 7.16(a) for years ending on December 31, 2002 and thereafter remains true, correct and complete and the Apportionment Information (as supplemented) provided pursuant to Section 7.16(a) for any other year remains true, correct, and, to the extent available, complete and (2) the conditions set forth in Section 8.2(m) have been satisfied.

ARTICLE VIII

CONDITIONS

8.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement must have been adopted and the Merger approved at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting entitled to vote thereon.

(b) Antitrust Laws.  The waiting period applicable to the consummation of the Merger under the HSR Act must have expired or been terminated, any filings required to be made under any other applicable Antitrust Laws have been made, and any approvals required to be obtained under any other applicable Antitrust Laws must have been obtained or any required waiting periods must have expired or been terminated.

(c) No Injunctions.  No Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an “Order”) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

8.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement must be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except for such inaccuracies (other than with respect to Sections 5.2, 5.3 and 5.22 which must be true and correct in all material respects) that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule purported to have been made after the execution of this Agreement will be disregarded). Parent must have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each such executive officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent must have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) No Restraints.  No action, investigation, proceeding or litigation may be instituted, commenced, pending or threatened:

(i) in which a Governmental Entity is (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) seeking to (x) prohibit or impair Parent’s ability to own or operate any of the businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of Parent or its Subsidiaries (including through any divestiture, licensing, lease or hold separate arrangement) or (y) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment, limitation or result described in clause (A) and (B) above, a “Burdensome Condition”); or

(ii) which may reasonably be expected to result in the imposition of (A) criminal sanctions on the Company or any of its Subsidiaries or (B) material penalties or fines to a Governmental Entity, or restitution to a Third Party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing an investigation, being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.

No Governmental Entity of competent jurisdiction may have enacted, issued, promulgated, enforced or entered any Order imposing a Burdensome Condition.

(d) Governmental Approvals.  Other than the filing pursuant to Section 1.2, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub must have been made or obtained (as the case may be) except those that the failure to make or obtain could not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or material civil sanctions.

(e) Required Consents.

(i) The consents, approvals or waivers indicated on Section 8.2(e)(i) of the Company Disclosure Schedule must have been obtained or made, as applicable.

(ii) Those contracts on Section 8.2(e)(ii) of the Company Disclosure Schedule must remain in full force and effect as of the Effective Time.

(f) No Company Material Adverse Effect.  Since the date of this Agreement, there must not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have, a Company Material Adverse Effect.

(g) Sarbanes-Oxley Certifications.  Neither the principal executive officer nor the principal financial officer of the Company will have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any Company SEC Reports.

(h) Company SEC Reports; Restatements.  The Company will have filed all Company SEC Reports required to be filed by it with the SEC on or prior to the Closing Date. To the extent that the Company has publicly announced or otherwise disclosed to Parent that information contained in any Company SEC Report filed with the SEC prior to the date of this Agreement will be amended or superseded by a later filed Company SEC Report (a “Restatement”), the Company will have completed and filed such Restatement with respect to any and all such Company SEC Reports on or prior to the Closing Date. Any Restatement of a Company SEC Report filed with the SEC after the date of this Agreement will not have contained any information materially and adversely different from information contained in the Company SEC Report amended or superseded by such Restatement.

(i) Intellectual Property Litigation.  Since the date of this Agreement, no Person may have instituted or threatened any Action that challenges the validity and ownership of the Owned Intellectual Property, other than such Actions the outcome of which is not reasonably expected to result in a Company Material Adverse Effect.

(j) SEC Investigation.  The Staff of the SEC shall not have recommended that any charges or enforcement action be brought against the Company, its Subsidiaries or any of its current officers or directors in connection with the SEC Investigation, and the SEC shall not have authorized any such recommendation or issued a “Wells Notice” to the Company or any of its current officers or directors in connection with the SEC Investigation. There shall not be pending any action, suit, proceeding, hearing, arbitration, or investigation, in each case by any Governmental Entity (distinct from the SEC Investigation), of or against any director, officer or Key Employee of the Company or any of its Subsidiaries relating to the matters in the SEC Investigation. The term “SEC Investigation” means the matters relating to or arising under the formal investigation commenced by the SEC in December 2005 in connection with the Company’s accounting review of certain customer transactions, which investigation was publicly disclosed by the Company in its Current Report on Form 8-K filed on March 2, 2006.

(k) Company Net Cash.  The Company Net Cash must equal or exceed the Target Net Cash Amount as of the Closing Date, giving effect to any payments (other than payments of Expenses) required to be made by the Company or its Subsidiaries on or prior to the Effective Time in accordance with past payment practice. The term “Target Net Cash Amount” means $15 million, if the Closing Date occurs on or prior to July 31, 2007, and $13 million, if the Closing Date occurs after July 31, 2007, reduced in each case by the aggregate amount of all reasonable Expenses (whether incurred before or after the date hereof) paid after the date hereof.

(l) Key Employees.

(i) Each of the employees of the Company or one of its Subsidiaries set forth on Section 8.2(l) of the Company Disclosure Schedule as “Group 1 Employees” as of the date hereof have entered into a retention agreement with Parent, and seventy five percent (75%) of such Group 1 Employees (in accordance with the parameters set forth on Section 8.2(l)(i) of the Company Disclosure Schedule) will still be on-the-job and performing their usual and customary duties for the Company or one of its Subsidiaries immediately before the Effective Time.

(ii) At least eighty percent (80%) of the employees of the Company or one of its Subsidiaries set forth on Section 8.2(l) of the Company Disclosure Schedule as “Group 2 Employees” will still be on-the-job and performing their usual and customary duties for the Company or one of its Subsidiaries immediately before the Effective Time.

(m) Tax Returns.

(i) The Company has filed each U.S. federal income Tax Return for the affiliated group of corporations for which the Company is the common parent for the years ending on or before the date of this Agreement that is delinquent as of the date of this Agreement and provided Parent with a copy of such Tax Returns. Either the Company or one of its Subsidiaries, as applicable, has filed (A) each other income Tax Return which has been disclosed on Section 5.12 of the Company Disclosure Schedule as being delinquent, and (B) each other income Tax Return, if any, that Parent and the Company agree is delinquent after the date of this Agreement pursuant to Section 7.16, and the Company has provided Parent with a copy of such Tax Returns. Parent will have received the certificate specified in Section 7.16(b).

(ii) For purposes of clauses (A) and (B) of the second sentence of Section 8.2(m)(i), the Profit Tax Returns for Terayon Hong Kong Limited will not be considered to be delinquent as of the date of this Agreement.

8.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement must be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Parent Material Adverse Effect. The Company must have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company must have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX

TERMINATION

9.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company by action of the Company Board and Parent.

9.2  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by Parent or the Company by action of the Company Board and by written notice if:

(a) the Merger is not consummated by September 21, 2007 (as such date may be extended by mutual written consent of Parent and the Company) (the “Outside Date”);

(b) the approval of the Company’s stockholders required by Section 8.1(a) is not obtained at the Company Meeting (after giving effect to any adjournment or postponement thereof if a vote on the approval of this Agreement and the Merger is taken at such Company Meeting or adjournment or postponement thereof); or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable, whether before or after the Company Meeting (provided such party used commercially reasonable efforts to have such Order lifted);

provided, however, that the right to terminate this Agreement pursuant to clause (a) or (b) above will not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement in any manner that has been the principal cause of or primarily resulted in the failure of the Merger to be consummated; provided, further, that, prior to or upon any termination by the Company pursuant to clause (b) above, the Company must have paid to Parent any Termination Fee then due and payable under Section 9.5 under the terms specified in Section 9.5.

9.3  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by the Company by action of the Company Board:

(a) if prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the Company Meeting, (i) the Company Board, pursuant to and in compliance with Section 7.2, has approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company has paid to Parent the Termination Fee then due and payable under Section 9.5; provided, however, that (A) prior to such termination pursuant to this Section 9.3(a), the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding Alternative Acquisition Agreement concerning a Superior Proposal promptly following the Waiting Period (as defined below), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) Parent did not make, within three (3) Business Days after its receipt of such written notification (the “Waiting Period”), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable to the stockholders of the Company from a financial point of view as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition Agreements relating to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 7.2(a)), and (3) the Company shall notify Parent promptly if the Company’s intention to enter into such binding written agreement changes at any time after giving notification of such Superior Proposal); or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that the condition set forth in Sections 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured within twenty (20) days after written notice thereof is given by the Company to Parent; provided, however, that the right to terminate this Agreement by the Company will not be available to the Company if the Company is at that time in material breach of this Agreement.

9.4  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent:

(a) if a Company Triggering Event (as defined below) has occurred; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that the condition set forth in Sections 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured within twenty (20) days after written notice thereof is given by Parent to the Company; provided, however, that the right to terminate this Agreement by Parent will not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement.

For the purposes of this Agreement, a “Company Triggering Event” will be deemed to have occurred if:

(A) the Company Board fails to recommend approval of this Agreement and the Merger in the Proxy Statement, a Change in Company Recommendation occurs or the Company Board resolves to make a Change in Company Recommendation;

(B) the Company Board recommends to the stockholders of the Company a Competing Transaction or publicly announces that it intends to do so or enters into any Alternative Acquisition Agreement accepting any Competing Transaction;

(C) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced (other than pursuant to the transactions contemplated by this Agreement), and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders;

(D) the Company Board, upon request of Parent following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm to Parent the approval or recommendation of the Merger and this Agreement within five (5) Business Days after such request; or

(E) the Company or any of its officers, directors, representatives, or agents knowingly and materially breaches its obligations under Sections 7.2 or 7.5.

9.5  Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) becomes void and of no effect with no liability or obligation on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in this Agreement, no termination relieves any party hereto of any liability or damages resulting from any fraud or willful or intentional breach of this Agreement. No termination of this Agreement affects the obligations of the parties contained in the Confidentiality Agreement, all of which obligations survive in accordance with their terms.

(b) The Company shall pay to Parent a fee equal to $5,250,000 (the “Termination Fee”), by wire transfer of immediately available funds on the date that the Termination Fee is due as provided below, in the event this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) or (b), if the following occurs:

(A) after the date of this Agreement and prior to the Company Meeting, any Third Party makes a Takeover Proposal (substituting 35% for the 15% threshold in the definition of Competing Transaction for purposes of this Section 9.5(b)(i)) to the Company or publicly discloses or announces an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the date of the Company Meeting; and

(B) within twelve (12) months of such termination the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement to consummate, or consummates, or approves or recommends to the Company’s stockholders or otherwise does not oppose, a Competing Transaction with such Third Party;

(ii) by the Company (A) pursuant to Section 9.2(b) and, prior to the date of the Company Meeting, a Company Triggering Event shall have occurred or (B) pursuant to Section 9.3(a); or

(iii) by Parent pursuant to Section 9.4(a).

The Company shall pay to Parent the Termination Fee no later than: (x) two (2) Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company’s stockholders of a Competing Transaction, failure to oppose a Competing Transaction or the consummation of a Competing Transaction, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two (2) Business Days after termination of this Agreement in the case of clause (iii) above. Parent and Merger Sub agree that payment of the Termination Fee, if such fee is actually paid, will be the sole and exclusive remedy of Parent and Merger Sub upon termination of this Agreement. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay the Termination Fee in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1  Survival.  This Article X and the covenants and agreements of the Company, Parent and Merger Sub that by their terms apply or are to be performed following the Effective Time, including Article IV and Section 7.12 (Indemnification; Directors’ and Officers’ Insurance) will survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement will survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement will not survive the consummation of the Merger or the termination of this Agreement.

10.2  Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in a writing signed on behalf of each of the parties hereto; provided, that no amendment, modification or supplement may be made subsequent to adoption of the Agreement by the stockholders of the Company without obtaining further approval of such stockholders if such approval is required by applicable Law.

10.3  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4  Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts together constitute the same agreement.

10.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT IS DEEMED TO BE MADE IN AND IN ALL RESPECTS INTERPRETED, CONSTRUED AND GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING WILL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW WILL BE VALID AND SUFFICIENT SERVICE THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others will be in writing and shall be deemed to have been duly given (i) when delivered personally or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery within two (2) Business Days), (ii) on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or (iii) on the next Business Day if transmitted by a national recognized next-day courier:

(a) if to Parent or Merger Sub, to:

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Attention: General Counsel
Facsimile: (847) 576-3750

with a copy (which will not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Oscar A. David, Esq.
Facsimile: (312) 558-5700

(b) if to the Company, to:

Terayon Communication Systems, Inc.
2450 Walsh Avenue
Santa Clara, California 95051
Attention: Chief Executive Officer
Facsimile: (408) 727-6204

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Alan Mendelson, Esq.
Laura Bushnell, Esq.
Facsimile: (650) 463-2600

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Notwithstanding the above, the provision of supplemental Apportionment Information by the Company to Parent pursuant to Section 7.16(a) will be made via email to Allen Ashley of Parent (allen.ashley@motorola.com) and Roger Lucas of Winston & Strawn LLP (rlucas@winston.com).

10.7  Entire Agreement.  This Agreement (including any annexes, exhibits and schedules to this Agreement), the Company Disclosure Schedule and the Mutual Non-disclosure Agreement, dated October 26, 2006, by and between the Company and Parent, as amended (as may be further amended in writing, the “Confidentiality Agreement”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

10.8  No Third Party Beneficiaries.  Except as provided in Section 7.12 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended and is not to be deemed or construed to confer upon any Person other than the parties who are signatories to this Agreement any rights or remedies hereunder. For the avoidance of doubt, Parent and the Company hereby agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other party in accordance with and subject to the terms of this Agreement. The parties further agree that the rights of third party beneficiaries under Section 7.12 do not arise unless and until the Effective Time occurs.

10.9  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10  Definitions.  Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.

10.11  Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision does not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of any such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of it, in any other jurisdiction.

10.12  Interpretation; Construction.

(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and do not limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference is to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Whenever the word “shall” or similar word is used in this Agreement, it means “has a duty to” and the words “shall not” or similar words mean “has a duty not to.” For purposes of this Agreement, “knowledge” of the Company shall mean the actual knowledge, after reasonable due inquiry, of those persons set forth on Section 10.12 of the Company Disclosure Schedule.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.13  Assignment.  This Agreement is not assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub will be deemed references to such other Subsidiary, except that all representations and warranties made with respect to Merger Sub as of the date of this Agreement will be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

10.14  Expenses.  Except as set forth in Section 9.5, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisors, brokers, finders, agents, accountants and legal counsel) (“Expenses”) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(This space intentionally left blank)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOTOROLA, INC.

By:	/s/ Geoffrey S. Roman
Name: Geoffrey S. Roman
Title: Corporate VP

MOTOROLA GTG SUBSIDIARY VI CORP.

By:	/s/ Donald F. McLellan
Name: Donald F. McLellan
Title: Corporate Vice President

TERAYON COMMUNICATION SYSTEMS, INC.

By:	/s/ Jerry D. Chase
Name: Jerry D. Chase
Title: CEO

EXHIBIT A

FIRST:	The name of the corporation is Motorola GTG Subsidiary VI Corp.
SECOND:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
THIRD:	The name of the corporation’s initial agent for service of process in the state of Delaware is:
The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801
County of New Castle
FOURTH:	The total number of shares which the corporation shall have authority to issue is One Thousand (1,000) with $.01 par value.

Annex B

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

April 21, 2007

Board of Directors
Terayon Communication Systems, Inc.
2450 Walsh Avenue
Santa Clara, CA 95051

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $.0001 per share (the “Shares”), of Terayon Communication Systems, Inc. (the “Company”) of the $1.80 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 21, 2007 (the “Agreement”), by and among Motorola, Inc. (“Motorola”), Motorola GTG Subsidiary VI Corp., a wholly owned subsidiary of Motorola, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We are providing and have provided certain investment banking services to Motorola, including having acted as remarketing agent in connection with the remarketing of $1,200,000,000 in principal amount of Motorola’s 4.608% notes due 2007 in August 2004, as dealer-manager in connection with the sale of Motorola’s 16.4% stake in Pantech Co. in November 2004, as dealer-manager in September 2005 in connection with the tender offer for up to a total of $1,000,000,000 in principal amount of Motorola’s outstanding debt securities including Motorola’s 6.5% notes due 2008, Motorola’s 5.8% notes due 2008, Motorola’s 7.625% notes due 2010 and Motorola’s 8.0% notes due 2011 in September 2005, as exclusive financial advisor in connection with Motorola’s acquisition of NextNet Wireless, Inc. in July 2006, and as exclusive financial advisor in connection with Motorola’s acquisition of Symbol Technologies, Inc. in September 2006. We have also acted for Motorola in various stock repurchase activities from time to time.

We are providing and have provided certain investment banking services to Freescale Semiconductor, Inc. (“Freescale”), a former subsidiary of Motorola, including having acted as global coordinator and joint bookrunning manager in connection with the initial public offering of 121,621,622 shares of Freescale’s class A common stock in July 2004, as lead manager in connection with the offering of $400,000,000 in principal amount of Freescale’s floating rate

Board of Directors
Terayon Communication Systems, Inc.
April 21, 2007
Page Two

notes due 2009 in July 2004, and as co-manager in connection with the offering of $350,000,000 of Freescale’s 6.875% notes due 2011 and $500,000,000 in principal amount of Freescale’s 7.125% notes due July 2014 in July 2004.

We also may provide investment banking services to the Company and Motorola in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Motorola and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Motorola for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2006 and an amended Annual Report on Form 10-K/A of the Company for the year ended December 31, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Board of Directors
Terayon Communication Systems, Inc.
April 21, 2007
Page Three

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $1.80 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TERAYON COMMUNICATION SYSTEMS, INC.
SPECIAL MEETING OF STOCKHOLDERS
June 28, 2007
11:00 a.m. local time
2450 Walsh Avenue
Santa Clara, California 95051

PROXY

This proxy is solicited by the Board of Directors of Terayon Communication Systems, Inc. for use at the Special Meeting of Stockholders of Terayon Communication Systems, Inc. on June 28, 2007.
This proxy when properly executed will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2.
By signing this proxy, you revoke all prior proxies and appoint Jerry Chase, Mark Richman and Rachel Nico, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Special Meeting and all adjournments or postponements thereof.
See Reverse Side for Voting Instructions

Address Change (Mark the corresponding box on the reverse side)

SEE REVERSE SIDE

SEE REVERSE SIDE

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

OR

Vote-by-Telephone
Call Toll-Free
1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

1. Proposal to adopt the Agreement and Plan of Merger, dated as of April 21, 2007, by and among Terayon Communication Systems, Inc., Motorola, Inc. and Motorola GTG Subsidiary VI Corp. and approve the merger of Motorola GTG Subsidiary VI Corp. with and into Terayon Communication Systems, Inc., in connection with which Terayon Communication Systems, Inc. will become a wholly owned subsidiary of Motorola, Inc. and each outstanding share of the common stock of Terayon Communication Systems, Inc. will be converted into the right to receive a per share amount equal to $1.80 in cash, without interest.
FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.
FOR ☐	AGAINST ☐	ABSTAIN ☐

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.
Any of the attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.
MARK HERE FOR ADDRESS CHANGE (SEE REVERSE SIDE) ☐
Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in full partnership name by an authorized person.

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